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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Newell Rubbermaid Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2003

To the Stockholders of NEWELL RUBBERMAID INC.:

        You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. to be held on Wednesday, May 7, 2003, at 10:00 a.m., local time, at The Northern Trust Company, 50 South LaSalle Street (located at the northwest corner of LaSalle Street and Monroe Street), Chicago, Illinois.

        At the annual meeting, you will be asked to:

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  Elect four directors of the Company to serve for a term of three years;

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  Approve the Newell Rubbermaid Inc. 2003 Stock Plan;

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  Approve the Newell Rubbermaid Inc. Management Cash Bonus Plan; and

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  Transact other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

        Your Board of Directors unanimously recommends that you vote FOR each of the proposals set forth in this proxy statement.

        Only stockholders of record at the close of business on March 14, 2003 may vote at the annual meeting or any adjournment or postponement thereof.

        Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

                      By Order of the Board of Directors,

                      ANDREA L. HORNE
                       Vice President—Corporate Development and Corporate Secretary

March 24, 2003

—IMPORTANT—

        The Company's audited financial statements for fiscal year 2002, together with Management's Discussion and Analysis of Results of Operations and Financial Condition and other related information, are included in the proxy statement beginning on page C-1.

Newell Rubbermaid Inc.
29 East Stephenson Street
Freeport, Illinois 61032

PROXY STATEMENT FOR ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY 7, 2003

        You are receiving this proxy statement and proxy card from us because you own shares of common stock in Newell Rubbermaid Inc. This proxy statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We first mailed this proxy statement and the form of proxy to stockholders on or about April 2, 2003.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

        We will hold the annual meeting at The Northern Trust Company, 50 South LaSalle Street (located at the northwest corner of LaSalle Street and Monroe Street), Chicago, Illinois, at 10:00 a.m., local time, on May 7, 2003.

Who May Vote

        Record holders of the Company's common stock at the close of business on March 14, 2003 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 274,147,048 shares of common stock were issued and outstanding.

Quorum for the Annual Meeting

        A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

        The four nominees for director who receive the greatest number of votes cast in person or by proxy at the annual meeting will be elected directors of the Company. The vote required for each of the approval of the Newell Rubbermaid Inc. 2003 Stock Plan (the "2003 Plan") and the approval of the Newell Rubbermaid Inc. Management Cash Bonus Plan (the "Bonus Plan") is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

        You are entitled to one vote for each share you own on the record date on each proposal to be considered at the annual meeting. A broker or other nominee may have discretionary authority to vote certain shares of common stock if the beneficial owner or other person entitled to vote those shares has not provided instructions.

        Instructions to withhold authority to vote will have no effect on the election of directors because directors are elected by a plurality of votes cast. Any proxy marked "abstain" with respect to the approval of the 2003 Plan or the approval of the Bonus Plan will have the effect of a vote against approval. Shares represented by a proxy as to which there is a broker non-vote will have no effect on the vote on the 2003 Plan or the Bonus Plan because a broker non-vote is not considered entitled to vote on these proposals.

How to Vote

        You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

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  Voting by Mail.  If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of the proposals presented at the annual meeting.

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  Voting by Telephone.  You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

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  Voting by Internet.  You also may vote through the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

        If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

How You May Revoke or Change Your Vote

        You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

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  Submitting a later-dated proxy by mail, over the telephone or through the Internet.

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  Sending a written notice, including by telegram or telecopy, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

    Newell Rubbermaid Inc.
    6833 Stalter Drive, Suite 101
    Rockford, Illinois 61108
    Telecopy: 1-815-381-8160
    Attention: Corporate Secretary

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  Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in "street name" by a broker, bank or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

        If you require assistance in changing or revoking your proxy, please contact the Company's proxy solicitor, Morrow & Co., Inc., at the following address or telephone number:

    Morrow & Co., Inc.
    445 Park Avenue, 5th Floor
    New York, New York 10022
    Phone Number: 1-800-566-9061

Costs of Solicitation

        The Company will pay the costs of soliciting proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., Inc. a fee of $9,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

        In addition to solicitation by mail, directors, officers and employees of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Company's Board of Directors is currently comprised of 12 directors who are divided into three classes, with each class elected for a three-year term. Dr. Robert L. Katz, a director of the Company since 1975, has decided not to stand for re-election at the annual meeting. As a result, the Board of Directors has acted to amend the Company's By-Laws to reduce the size of the Board of Directors to 11 members, with such change to take effect immediately prior to the annual meeting. In addition, Elizabeth Cuthbert Millett will move to Class I from Class II immediately prior to the annual meeting in order to make the Company's three classes of directors as nearly equal in number as possible in accordance with the Company's restated certificate of incorporation. The Board of Directors has nominated Thomas E. Clarke, Joseph Galli, Jr., Elizabeth Cuthbert Millet and William P. Sovey for re-election as directors at the annual meeting. If elected, Dr. Clarke, Mr. Galli, Ms. Millett and Mr. Sovey will serve as Class I directors until the annual meeting of stockholders to be held in 2006 and until their successors have been duly elected and qualified.

        Proxies will be voted, unless otherwise indicated, for the election of the four nominees for director. Proxies will be voted in a discretionary manner should any nominee be unable to serve. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year's annual meeting.

        The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

        Information about the nominees and the continuing directors whose terms expire in future years is set forth below. The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987.

Name and Background	Director Since
Nominees for Class I Directors—Term Expiring in 2006
Thomas E. Clarke, age 51, has been President of New Business Ventures of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since June 2001. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional vice president in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing	2003

Joseph Galli, Jr., age 44, has been President and Chief Executive Officer of the Company since January 2001. Prior thereto, Mr. Galli was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from June 2000 until January 2001. From June 1999 until June 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, Mr. Galli held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker's Worldwide Power Tools and Accessories Group. Mr. Galli received a B.S. in Business Administration from the University of North Carolina and an M.B.A. from Loyola College, Baltimore, Maryland	2001
Elizabeth Cuthbert Millett, age 46, has been the owner and operator of Plum Creek Ranch, located in Newcastle, Wyoming (a commercial cattle production company) for more than five years	1995

William P. Sovey, age 69, has been Chairman of the Board of the Company since January 2001 and previously held that position from January 1998 to October 2000. He was Vice Chairman and Chief Executive Officer of the Company from May 1992 through December 1997 and again from November 2000 to January 2001. Mr. Sovey was President and Chief Operating Officer of the Company from January 1986 through May 1992. He was President and Chief Operating Officer of AMF Inc. (an industrial and consumer leisure products company) from March 1982 through July 1985, and Executive Vice President from August 1979 through March 1982. He is also a director of TECO Energy Inc. (an electric utility holding company) and Actuant Corp. (an industrial consumer products company)	1986
Class II Directors Continuing in Office—Term Expiring in 2004

Scott S. Cowen, age 56, has been the President of Tulane University and Seymour S Goodman Memorial Professor of Business since July 1998. From 1984 through July 1998, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is currently a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise), Forest City Enterprises (a real estate developer) and Jo-Ann Stores (an operator of retail fabric shops)	1999

Cynthia A. Montgomery, age 50, has been a Professor of Business Administration at the Harvard University Graduate School of Business since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. She is also a director of UNUM Provident Corporation (an insurance company) and certain registered investment companies managed by Merrill Lynch & Co. or one of its subsidiaries	1995
Allan P. Newell, age 56, has been a private investor for more than five years	1982

Gordon R. Sullivan, age 65, General, U.S. Army (Ret.), has been President of the Association of the United States Army since February 1998. From 1995 through 1997, Mr. Sullivan served as President of Coleman Federal, a division of Coleman Research Corporation (a systems engineering company and a subsidiary of Thermo Electron Corporation). From 1991 through 1995, Mr. Sullivan served as the 32nd Chief of Staff of the United States Army and as a member of the Joint Chiefs of Staff. Prior thereto, Mr. Sullivan served as Vice Chief of Staff and Deputy Chief of Staff for Operations and Plans of the United States Army. Mr. Sullivan is currently a director of Shell Oil Company (a petroleum company) and RTI, International (an international research development institute)	1999
Class III Directors Continuing in Office—Term Expiring in 2005
Alton F. Doody, age 68, has been President and Chief Executive Officer of The Alton F. Doody Co. (a marketing consulting company) since 1984. Dr. Doody was co-founder of Management Horizons, Inc., now a division of PriceWaterhouseCoopers. For 12 years, Dr. Doody served as a Professor of Marketing and Business Strategy at The Ohio State University	1976

William D. Marohn, age 62, retired in December 1998 as Vice Chairman of the Board of Whirlpool Corporation (a manufacturer and marketer of major home appliances), a post he held since February 1997. From October 1992 through January 1997, Mr. Marohn served as the President and Chief Operating Officer of Whirlpool Corporation. From January through October 1992, he was President of Whirlpool Europe, B.V. From April 1989 through December 1991, Mr. Marohn served as Executive Vice President of Whirlpool's North American Operations and from 1987 through March 1989 he was President of Whirlpool's Kenmore Appliance Group. Prior to retirement, Mr. Marohn had been associated with Whirlpool since 1964	1999
Raymond G. Viault, age 58, has been Vice Chairman of General Mills, Inc. (a manufacturer and marketer of consumer food products) since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of VF Corp. (an apparel company) and Cereal Partners Worldwide (a General Mills joint venture)	2002

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

General

        The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company's stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these committees are described below under "Information Regarding Board of Directors and Committees—Committees."

        In February 2003, the Board of Directors adopted the "Newell Rubbermaid Inc. Corporate Governance Guidelines." The purpose of these guidelines is to ensure that the Company's corporate governance practices enhance the Board's ability to discharge its duties on behalf of the Company's stockholders. The Corporate Governance Guidelines, which are available under the "Corporate Governance" link on the Company's website at www.newellrubbermaid.com, include:

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  a requirement that a majority of the Board will be "independent directors," as defined under the applicable rules of The New York Stock Exchange, Inc. ("NYSE") and any standards adopted by the Board of Directors from time to time;

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  a requirement that all members of the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee will be "independent directors" under standards adopted by the Board of Directors and applicable rules of the NYSE;

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  mandatory director retirement at the annual meeting immediately following the attainment of age 73;

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  regular executive sessions of non-management directors outside the presence of management;

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  annual review of the Board's performance;

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  regular review of management succession planning and annual performance reviews of the Chief Executive Officer; and

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  the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

Meetings

        The Company's Board of Directors held 12 meetings during 2002. All directors attended at least 75% of the Board meetings and meetings of Board committees on which they served.

Committees

        The Board of Directors has an Audit Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

        Audit Committee.    The Audit Committee, whose chairperson is Dr. Cowen and whose other current members are Dr. Katz, Dr. Doody, Mr. Sullivan and Mr. Viault, met 10 times during 2002. Each member of the Audit Committee is an "independent director" under applicable NYSE rules. The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

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  the integrity of the Company's financial statements;

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  the Company's compliance with legal and regulatory requirements;

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  the qualifications and independence of the Company's independent auditors; and

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  the performance of the Company's internal audit function and independent auditors.

        A full description of the duties of the Audit Committee is set forth in the Audit Committee charter, which was approved by the Board of Directors on February 10, 2003. The Audit Committee charter is attached as Exhibit A to this proxy statement and is also available under the "Corporate Governance" link on the Company's website at www.newellrubbermaid.com.

        Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, whose chairperson is Mr. Marohn and whose other current members are Dr. Katz, Ms. Millett, Mr. Sovey and Mr. Sullivan, met five times during 2002. The principal responsibilities of the Organizational Development & Compensation Committee include:

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  reviewing the Company's executive compensation programs to ensure the attraction, retention and appropriate reward of executive officers, to motivate their performance in the achievement of the Company's business objectives, and to align the interest of the executive officers with the long-term interests of the Company's shareholders;

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  reviewing and recommending to the Board of Directors, base salary amounts for the Chief Executive Officer and his direct reports, annual incentive programs and payout of such plans for the Chief Executive Officer and key executives, individual stock option grants, as well as all policies related to the issuance of options within the Company, and annual performance objectives of the Chief Executive Officer/Company;

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  reviewing and reporting to the Board of Directors, progress on the Company's organizational development activities, including succession planning and training of all management levels;

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  conducting an annual review and making recommendations to the Board of Directors on director compensation; and

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  approving revisions to the Company's executive salary range structure and annual increase guidelines.

        The Organizational Development & Compensation Committee acts under a written charter that was approved by the Board of Directors on August 12, 2002. The Organizational Development & Compensation Committee charter is available under the "Corporate Governance" link on the Company's website at www.newellrubbermaid.com.

        Nominating/Governance Committee.    The Nominating/Governance Committee, whose chairperson is Dr. Montgomery and whose other current members are Mr. Marohn, Ms. Millett, Mr. Newell and Mr. Sovey, met 11 times during 2002. The Nominating/Governance Committee is principally responsible for:

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  identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

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  reviewing and recommending to the Board of Directors appointments to Board committees;

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  developing and recommending, to the Board of Directors, corporate governance guidelines for the Company and any changes to those guidelines;

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  reviewing, from time to time, the Company's Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company's Code of Business Conduct and Ethics and such policies and programs; and

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  overseeing the Board of Directors' annual evaluation of its own performance.

        The Nominating/Governance Committee acts under a written charter that was approved by the Board of Directors on February 10, 2003. The Nominating/Governance Committee charter is available under the "Corporate Governance" link on the Company's website at www.newellrubbermaid.com.

        A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders to be held in 2004 must notify the Corporate Secretary of the Company in writing no later than February 6, 2004. The stockholder's written notice must include appropriate biographical information about each proposed nominee and other information required in proxy solicitations. A candidate must be highly qualified, as well as willing and able to serve as a director.

Compensation of Directors

        In 2002, directors of the Company who are not also employees of the Company are paid an annual retainer of $40,000 (the Chairman of the Board is paid $300,000), plus a $2,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended, unless such meetings are conducted by telephone, in which case the fee is $500 for each meeting. Committee chairmen receive an additional $1,000 fee for each committee meeting attended in person. In 2003, cash compensation for non-employee directors will remain the same, except that the annual retainer will be $50,000.

        Under the Newell Rubbermaid Inc. Amended and Restated 1993 Stock Option Plan, which was in effect until December 31, 2002, each continuing non-employee director received an automatic grant of an option to purchase 2,000 shares of common stock at each annual meeting of stockholders of the Company, and each non-employee director who was first elected or appointed a director of the Company received an automatic grant of an option to purchase 10,000 shares of common stock at the time he or she was first elected or appointed. All options were granted at the market value of the common stock on the date of the grant and became exercisable in annual cumulative installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant.

        Under the 2003 Plan, if approved by stockholders, each continuing non-employee director will be eligible to receive a grant of an option to purchase up to a maximum of 5,000 shares of common stock at each annual meeting of stockholders of the Company, and each new non-employee director will be eligible to receive a grant of an option to purchase up to a maximum of 20,000 shares of common stock at the time he or she is first elected or appointed a director of the Company. The initial option grant to a person who first becomes a non-employee director on or after January 1, 2003 and prior to the 2003 annual meeting of stockholders will be made at the 2003 annual meeting. Stock options may not vest more rapidly than at a rate of 33 1/3% on each anniversary of the date of grant. The 2003 Plan also provides that, beginning with the 2003 annual meeting of stockholders, and at each subsequent annual meeting, each individual who is first elected or re-elected, or who continues, as a non-employee director at the meeting is eligible to receive a restricted stock award of up to a maximum of 2,000 shares. The restricted stock generally will be subject to a minimum three-year vesting period. All stock options and restricted stock awards, including the actual number of shares and the applicable restrictions, terms and conditions, will be determined by the Board of Directors in its discretion.

        For 2003, the Board of Directors and the Organizational Development & Compensation Committee intend that option grants to non-employee directors will be 4,000 shares for continuing directors and 10,000 shares for directors who join the Board during the year, and that restricted stock awards will be for 1,000 shares, despite the higher maximum levels permitted under the 2003 Plan.

        Until December 31, 2002, the Company maintained a consulting agreement with Dr. Katz, under which the Company paid Dr. Katz $5,000 per month for corporate strategy consulting services, plus reimbursement of travel expenses and other reasonable out-of-pocket costs incurred on the Company's behalf. The Company and Dr. Katz terminated the consulting agreement effective December 31, 2002. Dr. Katz received a consulting fee of $60,000 in 2002.

PROPOSAL 2—APPROVAL OF THE NEWELL RUBBERMAID INC. 2003 STOCK PLAN

        The Board of Directors of the Company has approved, subject to the approval of stockholders, the Newell Rubbermaid Inc. 2003 Stock Plan (the "2003 Plan"). If approved by stockholders, the 2003 Plan will succeed the Newell Rubbermaid Inc. Amended and Restated 1993 Stock Option Plan (the "1993 Plan"). The 1993 Plan expired by its terms on December 31, 2002, and no further stock options can be granted under the 1993 Plan.

        The 2003 Plan is a stock-based compensation plan that provides for grants of stock options, restricted stock awards and performance shares. The 2003 Plan is intended to recognize the contributions made to the Company by key employees of the Company and its subsidiaries, provide key employees with additional incentive to devote themselves to the future success of the Company, and improve the ability of the Company to attract, retain and motivate individuals. The 2003 Plan also is intended as an additional incentive to members of the Board of Directors of the Company to serve on the Board and to devote themselves to the future success of the Company.

        The Board believes that the adoption of the 2003 Plan is in the best interests of the Company and its stockholders. The Board believes that the use of stock options has enabled the Company to attract, retain and motivate talented and experienced individuals. In the Board's view, the availability of other stock-based awards in addition to stock options will provide greater flexibility in providing incentives to employees and directors and thus further serve the interests of the Company and its stockholders. No awards will be made under the 2003 Plan unless it is approved by stockholders.

        The 2003 Plan includes provisions designed to serve stockholders' interests and promote effective corporate governance, including the following:

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  No Discounted Stock Options.  The 2003 Plan prohibits the granting of stock options at an exercise price that is less than the fair market value of the common stock on the date the stock option is granted.

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  No Annual "Evergreen" Provision.  The 2003 Plan fixes the number of shares available for grant at 15,000,000 shares and does not provide for any increase based on an increase in the number of outstanding shares of common stock.

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  Limitations on Stock Option Repricings.  Neither the 2003 Plan nor any award agreement may be amended to provide for the repricing of stock options.

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  Limitations on Size of Awards.  The 2003 Plan limits the number of stock options and the number of "performance-based" awards that may granted to an individual in any single calendar year.

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  Limitations on Shares Available for Restricted Stock Awards or Performance Shares.  The 2003 Plan limits the number of shares that may be used for awards other than stock options to 3,000,000, which is 20% of the total number of shares available for issuance under the 2003 Plan.

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  Minimum Vesting Periods.  Restricted stock awards under the 2003 Plan are subject to a minimum three-year vesting period, and stock options may not vest more rapidly than at a rate of 33 1/3% on each anniversary of the date of grant, subject in each case to a limited exception for termination of employment without cause.

        The following is a summary of the 2003 Plan. It is qualified by reference to the full text of the 2003 Plan, which is attached as Exhibit B to this proxy statement. Stockholders are encouraged to review the 2003 Plan carefully.

Description of the 2003 Plan

        Number of Shares of Common Stock.    The number of shares of the Company's common stock that may be issued under the 2003 Plan is 15,000,000. Of these 15,000,000 shares: (i) the maximum number of shares that may be used for restricted stock awards or performance shares (i.e., all awards other than stock options) is 3,000,000, (ii) the maximum number of shares issuable as stock options to any key employee in any calendar year is 500,000 (or 2,000,000 in the calendar year in which the employee's employment commences), (iii) the maximum number of shares for awards (other than stock options) intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code (the "Code") that may be granted to any participant in any calendar year is 500,000, and (iv) the maximum number of shares of common stock issuable as incentive stock options is 15,000,000.

        Shares issuable under the 2003 Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the 2003 Plan for any reason, the shares subject to the award will again be available for issuance. In addition, any shares subject to an award that are delivered to the Company by a participant, or withheld by the Company on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will again be available for issuance, and only the net number of shares delivered to the participant will count toward the number of shares issued under the 2003 Plan. The number of shares of common stock issuable under the 2003 Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction. In each case, the Board has the discretion to make adjustments it deems necessary to preserve the intended benefits under the 2003 Plan.

        No award granted under the 2003 Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as may be permitted by the Board with respect to a non-qualified stock option transferred by the participant during his lifetime.

        Administration.    The 2003 Plan will be administered by the Board, which has authority to delegate administration to the Organizational Development & Compensation Committee (the "Committee"), so long as the Committee is comprised of two or more directors who satisfy the "non-employee director" definition under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") and the "outside director" definition under Section 162(m) of the Code. The Board or Committee, as applicable, has full authority to select the individuals who will receive awards under the 2003 Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards. The Board or Committee may delegate to an officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Exchange Act or who are not "covered employees" under Section 162(m) of the Code. To the extent such authority has been delegated, references in this summary to the "Board" mean the Committee, or the officer of the Company.

        Eligibility.    All employees of the Company designated as key employees for purposes of the 2003 Plan and all non-employee directors of the Company are eligible to receive awards under the 2003 Plan. On March 14, 2003, approximately 272 key employees and all non-employee directors were eligible to participate in the 2003 Plan and receive regular annual grants of stock options. In addition, it is anticipated that an aggregate of up to 100,000 stock options may be granted each year to approximately 200 other key employees selected in that year to receive stock options in recognition of outstanding service to the Company.

        Award Agreements.    Each award made under the 2003 Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Board in its sole discretion, consistent with the terms of the 2003 Plan. If a participant fails to enter into an award agreement at the request of the Board, then the award subject to the award agreement will be forfeited and cancelled.

        Awards to Key Employees.    The 2003 Plan provides for discretionary awards of stock options, restricted stock awards and performance shares to key employees.

        Stock Options.    The Board has the sole discretion to grant non-qualified stock options or incentive stock options to key employees and to set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each stock option shall be the closing sales price of the Company's common stock on the date on which the option is granted ("fair market value"), (ii) unless otherwise provided in the award agreement, an option will vest 20% on each anniversary of the date of grant, and the Board cannot provide that a stock option will vest more rapidly than at a rate of 33 1/3% on each anniversary of the date of grant (except in the case of the key employee's termination of employment without cause, in which case the Board has the discretion to accelerate the vesting date), and (iii) each option will expire 10 years from the date of grant.

        In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) shall not exceed $100,000, and if this limitation is exceeded, so much of the incentive stock option that does not exceed the applicable dollar limit shall be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price of the incentive stock option shall be 110% of the closing price of the common stock on the date of grant and the incentive stock option shall expire no later than five years from the date of grant; and (iii) no incentive stock option will be granted after 10 years from the date the 2003 Plan was adopted.

        Restricted Stock Awards.    Restricted stock awards may be granted to key employees under the 2003 Plan and will consist of shares of common stock granted without any consideration from the key employee or sold to the key employee for appropriate consideration as determined by the Board. The number of shares awarded to each key employee, and the restrictions, terms and conditions of the award, will be at the discretion of the Board, provided that none of the restrictions applicable to an award shall lapse sooner than the third anniversary of the date of the award (except in the case of the key employee's termination of employment without cause, in which case the Board has the discretion to accelerate the date as of which restrictions lapse). Subject to the restrictions, a key employee will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends on the shares.

        Performance Shares.    Performance shares under the 2003 Plan are intended to qualify as "performance-based compensation" under Section 162(m) of the Code and thus be fully deductible by the Company for federal income tax purposes. Performance shares may be granted to key employees subject to terms and conditions determined by the Board and based upon performance goals established by the Board. The Board will establish performance goals and targets for key employees for achievement of the performance goals and will award shares of common stock to the key employees if the performance goals and targets are achieved for the designated performance period. The performance goals may be based on one or more of the following business criteria: return on equity; earnings or earnings per share; the price of the common stock; return on assets; return on investment; cash flow; net income; expense management or revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Board. The performance goals may be particular to one or more lines of business or subsidiaries or may be based on the performance of the Company and its subsidiaries as a whole.

        Awards to Non-Employee Directors.    Under the 2003 Plan, non-employee directors are eligible to receive non-qualified stock options and stock awards.

        Stock Options.    Beginning with the Company's 2003 annual meeting of stockholders, each non-employee director is eligible to receive (i) a grant of a non-qualified option to purchase up to a maximum of 5,000 shares of common stock at each annual meeting at which he or she continues as a non-employee director, and (ii) a grant of a non-qualified option to purchase up to a maximum of 20,000 shares of common stock at the time he or she first becomes a non-employee director. Notwithstanding the foregoing, an individual who is first appointed a non-employer director on or after January 1, 2003 and prior to the Company's 2003 annual meeting of stockholders will receive only the initial stock option grant described in (ii) above at the 2003 annual meeting.

        The Board has the discretion to determine the number of shares subject to a stock option awarded to each non-employee director and to establish the terms and conditions of such stock option, provided that (i) unless otherwise set forth in the award agreement, each stock option will vest 20% on each anniversary of the date of grant, and the Board cannot provide that a stock option will vest more rapidly than at a rate of 33 1/3% on each anniversary of the date of grant (except in the case of the non-employee director's termination of service on the Board, in which case the Board has the discretion to accelerate the vesting date), (ii) the exercise price shall be the fair market value of the common stock on the date of grant, and (iii) each stock option shall expire ten years after the date of grant.

        Restricted Stock Awards.    Beginning with the 2003 annual meeting of stockholders, and at each subsequent annual meeting, each individual who is first elected or re-elected, or who continues, as a non-employee director at the meeting is eligible to receive a stock award of up to a maximum of 2,000 restricted shares. The number of restricted shares awarded to each non-employee director at each meeting, and the restrictions, terms and conditions of the award, shall be at the discretion of the Board, provided that none of the restrictions applicable to an award will lapse sooner than the third anniversary of the date of the award (except in the case of the non-employee director's termination of service on the Board, in which case the Board has the discretion to accelerate the date as of which restrictions lapse). Subject to the restrictions, a non-employee director will be a stockholder with respect to the shares awarded to him or her, and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends on the shares.

        2003 Awards.    For 2003, the Board of Directors and the Organizational Development & Compensation Committee intend that option grants to non-employee directors will be 4,000 shares for continuing directors and 10,000 shares for directors who join the Board during the year, and that restricted stock awards will be for 1,000 shares, despite the higher maximum levels permitted under the 2003 Plan.

        Payment of Stock Options and Withholding Taxes.    The Board may make one or more of the following payment methods available for payment of any award, including the exercise price of a stock option: cash; cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price; delivery of previously acquired shares of common stock that are acceptable to the Board and that have an aggregate fair market value on the date of exercise equal to the exercise price; or certification of ownership by attestation of such previously acquired shares. In the event any withholding tax is required to be withheld in connection with an award, the Board may permit the holder of the award to satisfy the minimum required tax obligation by using one or more of the payment alternatives described above, and/or by directing the Company to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld.

        Provisions Relating to a "Change in Control" of the Company.    Notwithstanding any other provision of the 2003 Plan or any award agreement, in the event of a "Change in Control" of the Company, all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any performance shares shall be deemed satisfied at the highest target level. In addition, upon such Change in Control, the Board has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Board deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control. See Section 12.2 of the 2003 Plan, which is attached as Exhibit B to this proxy statement, for the definition of "Change in Control."

        Amendment of Award Agreements; Amendment and Termination of the 2003 Plan.    The Board may amend any award agreement at any time, provided that no amendment shall adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

        The Board may terminate, suspend or amend the 2003 Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule and provided that no amendment shall adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of the Company's common stock are listed, or result in the repricing of stock options.

        Notwithstanding the foregoing, there shall be no amendment to the 2003 Plan or any award agreement that results in the repricing of stock options.

        Awards Granted under the 2003 Plan and the 1993 Plan.    No awards will be made under the 2003 Plan until stockholder approval is obtained. Except as described below, it is not possible at this time to determine the awards that will be made in 2003 and future years under the 2003 Plan. Information relating to option grants made in 2002 under the 1993 Plan to the executive officers named in the Summary Compensation Table is set forth under the "Option Grants in Last Fiscal Year" table. In 2002, under the 1993 Plan (i) 414,100 stock options at exercise prices ranging from $27.36 to $35.34 were granted to all executive officers as a group (including those named in the Summary Compensation Table), (ii) 3,488,505 stock options at exercise prices ranging from $27.00 to $35.63 were granted to all employees, including all current officers who are not executive officers, as a group, and (iii) 28,000 stock options at an exercise price of $35.34 were granted to non-employee directors. See "Information Regarding Board of Directors and Committees—Compensation of Directors" for information about the stock option grants and restricted stock awards to be made to non-employee directors at the 2003 annual meeting if the 2003 Plan is approved by stockholders.

Summary of Federal Income Tax Consequences

        The following is a summary of the federal income tax consequences of the 2003 Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Bonus Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the 2003 Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

        Non-Qualified Stock Options.    A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the Company the withholding tax that arises at the time the option is exercised. The Company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

        Incentive Stock Options.    A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the Company generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

        In order to qualify as an incentive stock option, the option must be exercised within three months after the participant's termination of employment for any reason other than death or disability and within one year after termination of the participant's employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

        Restricted Stock Awards and Performance Shares.    If the participant receives a restricted stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he or she receives performance shares, provided that if the performance shares are subject to any restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, less the amount paid by the participant for the shares. This amount will also be the participant's tax basis for the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

        If a participant who receives a restricted stock award or performance shares subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the Company the withholding tax that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, less the amount paid by the participant for the shares and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the Company will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

        The Board of Directors unanimously recommends that you vote FOR the approval of the Newell Rubbermaid Inc. 2003 Stock Plan.

PROPOSAL 3—APPROVAL OF
THE NEWELL RUBBERMAID INC. MANAGEMENT CASH BONUS PLAN

        The Board of Directors of the Company has approved, subject to the approval of the stockholders, the Newell Rubbermaid Inc. Management Cash Bonus Plan (the "Bonus Plan").

        Stockholders are being asked to approve the Bonus Plan to ensure that bonuses paid under the Bonus Plan will qualify as "performance-based" compensation under Section 162(m) of the Code and thus be fully deductible by the Company for federal income tax purposes. Section 162(m) and related regulations generally preclude a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to the company's chief executive officer or any of the company's four next highest paid executive officers ("named executive officers"). This restriction is subject to an exception for "performance-based" compensation that meets certain requirements, including a requirement that the "material terms of the performance goals" applicable to the named executive officers must be disclosed to and approved by stockholders before any compensation is paid to them. Stockholder approval of the Bonus Plan will constitute approval of the Bonus Plan's "material terms of the performance goals" applicable to the named executive officers within the meaning of the regulations under Section 162(m). If the Bonus Plan is approved by stockholders, it will be effective with respect to the named executive officers for 2003 and will remain in effect thereafter until terminated by the Board, provided that the material terms of the performance goals must be reapproved by stockholders every five years in order to retain qualification under Section 162(m).

Description of the Bonus Plan

        Administration.    The Bonus Plan is administered by the Organizational Development & Compensation Committee, or if the Committee is not comprised of "outside directors" as defined in Section 162(m), then by a subset of the Committee comprised of at least two "outside directors" (the "Committee"). The Committee has full authority to select the employees eligible for bonus awards under the Bonus Plan, determine when the employee's participation in the Bonus Plan will begin, and determine the performance goals pursuant to which bonus amounts will be determined.

        Eligibility.    The Bonus Plan permits the payment of bonuses to employees who are considered to be management level and are selected by the Committee. It is expected that all executive officers named in the Summary Compensation Table will participate in the Bonus Plan. On March 14, 2003, approximately 1,275 employees were eligible to participate in the Bonus Plan for 2003.

        Business Criteria.    The Bonus Plan provides that for a calendar year the Committee will establish corporate performance goals and a bonus payment schedule detailing the amount that may be paid to each participant based upon the level of attainment of the performance goals. Bonus payments will be made only upon the Committee's determination that the performance goals for the calendar year were achieved.

        The performance goals may be based on one or more of the following business criteria: earnings per share; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; and expense management. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. The performance goals may be particular to one or more subsidiaries or divisions or may be based on the performance of the Company and its subsidiaries as a whole.

        The maximum bonus amount payable to a participant depends on his or her bonus level. The maximum bonus payable to the Company's CEO is an amount equal to 150% of salary (if the performance goal targets are achieved at a 100% level, the bonus payment is 134% of salary). The maximum bonus payable to all other named executive officers and other participants in the same participant category is an amount equal to 120.6% of salary (if the performance goal targets are achieved at a 100% level, the bonus payment is 100.5% of salary). In no event will a named executive officer receive a bonus of more than $2,900,000 under the Bonus Plan for any calendar year. The Bonus Plan provides bonus levels for other participants that pay a specified lower percentage of the participant's salary upon attainment of performance goals. Performance below the target levels will result in lower or no bonus payments. No award will be paid for any calendar year or portion thereof to a participant whose employment with the Company terminates during the year for a reason other than retirement, disability, death or other reason approved by the Committee. In all cases, the Committee must approve final bonus awards and can reduce a bonus payment in its discretion. The Company retains the right to terminate an employee's participation in the Bonus Plan at any time, in which case no bonus may be paid.

        Bonuses payable under the Bonus Plan for 2003 and future years cannot currently be determined because they will depend on the attainment of specified performance goals. The Bonus Plan was in effect in 2002 in substantially the form described herein, except that the maximum bonus payable to the Company's CEO was an amount equal to 120.6% of salary (if the performance goal targets were achieved at a 100% level, the bonus payment was 100.5% of salary). Thus, the bonuses received for 2002 by the executive officers named in the Summary Compensation Table, as set forth in the bonus column of the Summary Compensation Table on page 18, would have been the bonuses received under the Bonus Plan had it been in effect for the prior year (except that the award to the CEO under the Bonus Plan would have been $1,424,470). Bonuses paid for 2002 to all executive officers as a group (including those named in the Summary Compensation Table) totaled $4,078,053, and bonuses paid for 2002 to all employees, including all current officers who are not executive officers, as a group totaled $29,251,129.

        Amendment or Termination.    The Board may amend or terminate the Bonus Plan at any time, without the consent of participants and without the approval of the stockholders of the Company, if in its judgment such action does not materially or adversely affect the best interests of the Company or its stockholders, provided that no amendment or termination shall affect the Company's obligation to pay any bonus amount after it has been earned by a participant.

        The Board of Directors unanimously recommends that you vote FOR the approval of the Newell Rubbermaid Inc. Management Cash Bonus Plan.

Equity Compensation Plans

        The following table summarizes information, as of December 31, 2002, relating to equity compensation plans of the Company under which the Company's common stock is authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,465,087	$29.87	0	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	10,465,087	$29.87	0	(2)

(1)
The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options under the stockholder-approved 1993 Plan. In addition, there are 916,519 shares of common stock that may be issued upon exercise of outstanding stock options under the Rubbermaid Incorporated plans with a weighted-average exercise price of $34.15.

(2)
As of December 31, 2002, there were 1,511,126 shares remaining available for issuance under the 1993 Plan. However, the 1993 Plan expired by its terms on December 31, 2002, and no additional shares may be issued under the 1993 Plan after that date. See "Proposal 2—Approval of the Newell Rubbermaid Inc. 2003 Stock Plan" for information with respect to a new stock plan that will succeed the 1993 Plan.

EXECUTIVE COMPENSATION

Summary

        The following table shows the compensation of the Company's Chief Executive Officer and the six other most highly compensated officers during 2002 (the "Named Officers") for the fiscal years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

Long Term Compensation Awards
Annual Compensation
Name and Principal Position as of December 31, 2002
	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(6)	Securities Underlying Options (#)	All Other Compensation ($)(7)
Joseph Galli, Jr., President and Chief Executive Officer(1)	2002 2001	$1,000,038 981,447	$1,068,341 1,000,000	$122,676 450,000	200,000 1,000,000	$8,000 0
Robert S. Parker, Group President	2002 2001 2000	$473,333 455,000 400,000	$489,995 448,630 331,040	— — —	34,000 28,800 48,400	$8,000 4,500 4,500
Jeffrey E. Cooley, Group President(2)	2002 2001 2000	$407,500 381,250 303,781	$344,460 177,396 318,781	— — —	28,300 25,000 21,300	$8,000 5,250 5,250
David A. Klatt, Jr., Group President(3)	2002 2001	$454,583 315,000	$333,982 328,368	— —	31,100 81,200	$0 0
William T. Alldredge, President—Corporate Development and Chief Financial Officer	2002 2001 2000	$450,000 444,167 382,875	$480,735 95,540 302,892	— — —	31,800 28,100 35,900	$8,000 5,250 5,250
James J. Roberts, Group President(4)	2002 2001	$467,500 337,500	$351,887 168,750	— —	31,800 96,000	$0 0
J. Patrick Robinson, Vice President—Controller and Chief Accounting Officer(5)	2002 2001	$341,667 195,577	$365,002 100,000	— —	24,800 51,700	$8,000 0

(1)
Appointed President and Chief Executive Officer effective January 8, 2001.

(2)
Appointed Group President—Calphalon Home effective November 8, 2000.

(3)
Appointed Group President—Rubbermaid effective July 5, 2001.

(4)
Appointed Group President—Irwin effective April 1, 2001.

(5)
Appointed Vice President—Controller and Chief Accounting Officer effective May 7, 2001.

(6)
No Named Officer received other annual compensation in the years indicated that is required to be shown in this column, except that the compensation reported for Mr. Galli in 2002 represents $73,228 for health care reimbursements and $49,448 for use of company transportation, and the compensation reported for Mr. Galli in 2001 represents $450,000 in payment for one-half of the losses incurred from the sale of Mr. Galli's home.

(7)
The compensation reported represents Company matching contributions made to the Newell Co. Long-Term Savings and Investment Plan (the "Newell 401(k) Plan").

Option Grants in 2002

        The following table sets forth certain information as to options to purchase common stock granted to the Named Officers under the 1993 Plan in 2002, and the potential realizable value of each grant of options, assuming that the market price of the underlying common stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

Option Grants In Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
		Percent of Total Options Granted to Employees in 2002
	Number of Securities Underlying Options Granted (#)(1)
Name			Exercise Price ($/Sh)(2)	Expiration Date
					5% ($)	10% ($)
Joseph Galli, Jr.	100,000 100,000	2.64 2.64%	$27.36 30.33	01/08/2012 12/31/2012	$1,723,913 1,862,643	$4,365,667 4,762,493
Robert S. Parker	34,000	0.90	35.34	05/09/2012	757,316	1,917,623
Jeffrey E. Cooley	28,300	0.75	35.34	05/09/2012	630,354	1,596,139
David A. Klatt, Jr.	31,100	0.82	35.34	05/09/2012	692,721	1,754,061
William T. Alldredge	31,800	0.84	35.34	05/09/2012	708,313	1,793,541
James J. Roberts	31,800	0.84	35.34	05/09/2012	708,313	1,793,541
J. Patrick Robinson	24,800	0.66	35.34	05/09/2012	552,395	1,398,737

(1)
All options granted in 2002 become exercisable in annual cumulative installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

(2)
All options were granted at market value on the date of grant, based on the closing price of the common stock on the New York Stock Exchange as reported in The Wall Street Journal.

(3)
Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the continued employment of the Named Officer. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 2002

        None of the Named Officers exercised any stock options during 2002. The table below sets forth certain information for fiscal year 2002 concerning the value of unexercised options held by each of the Named Officers as of December 31, 2002.

Aggregated Option Exercises In Last Fiscal Year And Fiscal
Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph Galli, Jr.	0	$0.00	200,000	1,000,000	$1,236,000	$5,213,500
Robert S. Parker	0	0.00	74,083	97,148	303,820	215,459
Jeffrey E. Cooley	0	0.00	31,773	73,249	58,836	160,942
David A. Klatt, Jr.	0	0.00	16,240	96,060	69,633	278,533
William T. Alldredge	0	0.00	54,307	89,704	103,094	203,267
James J. Roberts	0	0.00	19,200	108,600	82,306	329,224
J. Patrick Robinson	0	0.00	10,340	66,160	53,345	213,379

(1)
Represents the difference between $30.055 (the average of the high and low prices of the common stock on the New York Stock Exchange as reported in The Wall Street Journal on December 31, 2002) and the option exercise price multiplied by the number of shares of common stock covered by the options held.

Pension and Retirement Plans

        The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the non-contributory defined benefit Pension Plan for Salaried and Clerical Employees (the "Pension Plan") and the Supplemental Retirement Plan established in 1982 (the "Supplemental Retirement Plan"), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.

Pension Plan Table

	Years of Service
Remuneration
	5	10	15	20	25 or more
$ 200,000	$12,600	$43,400	$74,300	$105,000	$136,000
300,000	28,000	74,300	120,400	166,700	213,000
400,000	43,400	105,000	166,700	228,400	290,200
500,000	58,900	136,000	213,000	290,200	367,100
600,000	74,300	166,700	259,200	351,700	444,200
700,000	89,600	193,600	305,600	413,500	521,400
800,000	105,000	220,300	351,700	475,100	598,400
900,000	120,400	247,500	398,000	536,800	675,600
1,000,000	136,000	274,400	444,200	598,400	752,600
1,100,000	151,300	301,200	490,500	660,200	829,700
1,200,000	166,700	328,100	536,800	721,800	906,900
1,300,000	182,200	354,300	583,000	783,500	983,900
1,400,000	197,600	381,400	629,300	845,100	1,060,900
1,500,000	213,000	408,400	675,600	906,900	1,138,100
1,600,000	228,400	435,400	721,800	968,400	1,215,100
1,700,000	243,800	462,700	768,000	1,030,200	1,292,400
1,800,000	258,500	490,100	811,800	1,089,000	1,366,200
1,900,000	273,500	518,100	856,300	1,148,700	1,441,100
2,000,000	288,800	546,500	901,400	1,209,200	1,516,900
2,100,000	304,600	575,900	947,800	1,271,500	1,595,100
2,200,000	321,000	606,200	995,600	1,335,600	1,675,500
2,300,000	337,900	637,400	1,044,700	1,401,500	1,758,100
2,400,000	355,300	669,500	1,095,100	1,469,100	1,842,900
2,500,000	373,200	702,500	1,146,700	1,538,300	1,929,700

        The Pension Plan covers full-time salaried and clerical employees of the Company and its subsidiaries who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before 1982 and years of service, reduced by a portion of expected primary Social Security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service is taken into account in determining benefits. Under the Pension Plan, compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions (up to applicable Code limits). If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

        As of year end 2002, Mr. Galli had one year and 11 months of credited service, Mr. Parker had 19 years and six months, Mr. Cooley had 19 years and four months, Mr. Klatt had one year and nine months, Mr. Alldredge had 25 years and eight months, Mr. Roberts had one year and nine months and Mr. Robinson had one year and eight months, under the Pension Plan.

        In 1982, the Supplemental Retirement Plan was established, funded by cost recovery life insurance, which covers 240 current officers and key executives, including the Named Officers, and 12 former officers and key executives. The Supplemental Retirement Plan was amended and restated effective January 1, 1999. The Supplemental Retirement Plan adds to retirement benefits under the Pension Plan so that at age 65, a covered employee receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant's years of credited service (not to exceed 25) and the denominator of which is 25), reduced by primary Social Security and the benefit received under the Pension Plan. Compensation includes base salary and bonus (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Accounts Plan). Both the Pension Plan and the Supplemental Retirement Plan provide a death benefit for surviving spouses and dependent children. The Supplemental Retirement Plan also provides for an early retirement benefit upon attainment of age 60 with 15 years of vesting service under the Pension Plan equal to the age 65 retirement benefit described above, reduced by .5% for each month the benefits commence before age 65.

        As of year end 2002, Mr. Galli had nine years and 11 months of credited service, Mr. Parker had 10 years and 10 months, Mr. Cooley had four years and seven months, Mr. Klatt had one year and nine months, Mr. Alldredge had 25 years and eight months, Mr. Roberts had one year and nine months and Mr. Robinson had one year and eight months, under the Supplemental Retirement Plan.

Employment Security and Other Agreements

        The Company has Employment Security Agreements with Mr. Galli, Mr. Parker, Mr. Cooley, Mr. Klatt, Mr. Alldredge, Mr. Roberts, Mr. Robinson and certain other executive officers (collectively, the "Covered Officers"). The agreements provide for the continuation of salary, bonus and certain employee benefits for a severance period of 24 months (but not beyond age 65) following the termination of employment of the Covered Officer within 12 months (but prior to age 65) after certain changes in control of the Company. In the event of such termination of employment, the Covered Officer will continue to receive his base salary and bonus (based upon his average bonus for the three full fiscal years preceding the change in control) during the severance period. The Covered Officer also will receive all benefits accrued under the incentive and retirement plans of the Company to the date of termination of employment and will be given service credit for all purposes of these plans during the severance period. All options held by the Covered Officer with respect to common stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter.

        During the severance period, the Covered Officer and his spouse will continue to be covered by all welfare plans of the Company, and the Company will continue to reimburse the Covered Officer for automobile expenses. However, the amount of any benefits or reimbursement the Covered Officer or his spouse receives will be reduced by the amounts received from another employer or from any other source. If the Covered Officer dies during the severance period, all amounts payable during the remainder of the severance period shall be paid to his surviving spouse, and his spouse will continue to be covered under all applicable welfare plans. No amounts are payable if the employment of the Covered Officer is terminated by the Company for good cause (as defined in the agreements) or if the

Covered Officer voluntarily terminates his employment without good reason (as defined in the agreements).

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

        The Organizational Development & Compensation Committee of the Board of Directors has furnished the following report on executive compensation to the stockholders of the Company.

        Compensation Procedures and Policies.    The Organizational Development & Compensation Committee determines and makes recommendations to the Board of Directors concerning the compensation of all of the executive officers of the Company, including the Named Officers. The full Board of Directors reviews and approves all decisions of the Organizational Development & Compensation Committee relating to compensation of the Company's executive officers.

        The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specified profit and growth and performance goals and to appreciation in the Company's stock price. The Company's compensation objectives include:

  •
  attracting and retaining the best possible executive talent;

  •
  motivating executive officers to achieve the Company's performance objectives;

  •
  rewarding individual performance and contributions; and

  •
  linking executive and stockholder interests through equity based plans.

        The Company's executive compensation consists of four key components:

  •
  base salary;

  •
  annual incentive compensation;

  •
  stock options and other equity-based awards; and

  •
  supplemental retirement benefits.

Each component is intended to complement the others and, taken together, to achieve the Company's compensation objectives. The Organizational Development & Compensation Committee's policies with respect to these components, including the bases for the compensation awarded to the Company's Chief Executive Officer in 2002, are discussed below.

        Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. The Company's grants of stock options under its stock option plans qualify as performance-based compensation. The Organizational Development & Compensation Committee considered the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. The Company paid an amount of non-deductible executive compensation in 2002 that was not material to the Company. The Organizational Development & Compensation Committee currently does not expect to change the Company's compensation policies and practices for 2003, except that the Company, at the recommendation of the Organizational Development & Compensation Committee and upon approval by the Board of Directors, has determined to qualify the Bonus Plan and the performance shares of the 2003 Plan as "performance-based compensation" under Section 162(m) of the Code. If stockholders approve Proposals 2 and 3 described in this proxy statement, amounts paid under the Bonus Plan and stock options and other performance-based awards granted under the 2003 Plan will be fully deductible "performance-based compensation."

        Base Salary.    In the early part of each fiscal year, the Organizational Development & Compensation Committee reviews and recommends to the Board the base salaries of the Company's Chief Executive Officer and all executive officers that report to the CEO.

        Base salaries of the executive officers (other than the Chief Executive Officer) are set using ranges recommended annually by the Chief Executive Officer of the Company. The Organizational Development & Compensation Committee reviews national survey data available regarding salaries of those persons holding comparable positions at comparably sized consumer goods companies to establish base salary ranges. A majority of these consumer goods companies are not included in the Dow Jones Consumer, Non-Cyclical Industry Group Index in the common stock Price Performance Graph included in this Proxy Statement. In 2002, the base salary range was based upon the midpoint of the comparative compensation group, plus or minus 25%. The Organizational Development & Compensation Committee establishes the base salary of each of the executive officers within the applicable base salary range based upon an evaluation of the individual performance of the executive officer, including satisfaction of the officer's annual objectives.

        The base salaries paid in 2002 to each of the executive officers were within the prescribed base salary ranges. Mr. Galli was paid an annual base salary of $1,000,038 in 2002.

        Annual Incentive Compensation.    The Company's group presidents and other management level employees, including the Named Officers, are eligible to participate in the Company's Bonus Plan. In 2002, payments to participants were based on a combination of cash flow, operating income and earnings per share. In 2003, payments to participants are based on a combination of sales growth, operating income, cash flow and earnings per share. The bonus amount payable is a percentage of salary based upon a participant's participation category and the level of attainment of the applicable performance goals. Performance below the target levels will result in lower or no bonus payments, and performance above the target levels will result in higher bonus payments. In 2002, all of the Named Officers received bonuses under the above-described corporate bonus plan, including Mr. Galli, who received a bonus of $1,068,341. See "Proposal 3—Approval of the Newell Rubbermaid Inc. Management Cash Bonus Plan" for information about the Company's proposal to ensure that bonuses paid under the Bonus Plan will qualify as "performance-based compensation" under Section 162(m) of the Code.

        Stock Options and Other Equity-Based Awards.    In 2002, the Company's executive officers, including the Named Officers, were eligible to participate in the 1993 Plan. Under the 1993 Plan, the Organizational Development & Compensation Committee recommended and the Board of Directors of the Company approved the grant of stock options to purchase common stock of the Company at fair market value of the common stock at the date of grant. Options granted under the 1993 Plan become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. The Organizational Development & Compensation Committee has adopted guidelines that take into account outstanding options for determining, on a yearly basis, whether an executive officer of the Company should be awarded an option. Under these guidelines, the Organizational Development & Compensation Committee will consider recommending that the Board of Directors approve a grant of options to an executive officer with a value based upon a multiple of base salary. The Organizational Development & Compensation Committee also has the discretion, in circumstances such as a promotion, to recommend that the Board of Directors approve a grant of options otherwise than in accordance with the guidelines. The 1993 Plan will be succeeded by the new 2003 Plan if the stockholders of the Company approve the plan, and it is expected that these same guidelines and principles will apply with respect to grants under the 2003 Plan. See "Proposal 2—Approval of the Newell Rubbermaid Inc. 2003 Stock Plan."

        Under his employment terms, Mr. Galli will receive an annual grant of options to purchase 100,000 shares of common stock at an exercise price equal to the market value of the common stock on the date of grant in each year from 2002 to 2006. Mr. Galli received grants of options to purchase 100,000 shares of common stock each on January 8, 2002 and December 31, 2002 at exercise prices of $27.36 and $30.33, respectively. Because no awards could be made under the 1993 Plan after December 31, 2002, the Company made the annual option grant for 2003 on December 31, 2002 rather than on January 8, 2003.

        This report is submitted on behalf of the Organizational Development & Compensation Committee:

                      William D. Marohn, Chairman
                      Robert L. Katz
                      Elizabeth Cuthbert Millett
                      William P. Sovey
                      Gordon R. Sullivan

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

        The current members of the Organizational Development & Compensation Committee are Mr. Marohn (Chairman), Dr. Katz, Ms. Millett, Mr. Sovey and Mr. Sullivan. Mr. Sovey is a former officer of the Company.

CERTAIN BENEFICIAL OWNERS

        The only persons or groups which are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Montag & Caldwell, Inc. 3455 Peachtree Road, NE Suite 1200 Atlanta, GA 30326-3248	18,370,211	6.7	%(1)

(1)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 31, 2003 by Montag & Caldwell, Inc. According to the filing, Montag & Caldwell, Inc. has sole voting power over all 18,370,211 of such shares and shared dispositive power over all 18,370,211 of such shares.

        The following table sets forth information as to the beneficial ownership of shares of common stock of each director, each nominee for director, and each Named Officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	Common Stock Beneficially Owned on March 3, 2003
Name of Beneficial Owner	Number of Shares		Percent of Class Outstanding
Thomas E. Clarke	0		*
Scott S. Cowen	13,566	(1)	*
Alton F. Doody	71,250	(1)	*
Joseph Galli, Jr.	452,727	(1)(4)	*
Robert L. Katz	127,384	(1)	*
William D. Marohn	18,232	(1)	*
Elizabeth Cuthbert Millett	1,563,769	(1)(2)	*
Cynthia A. Montgomery	12,100	(1)	*
Allan P. Newell	1,966,924	(1)(3)	*
William P. Sovey	433,263	(1)(4)	*
Gordon R. Sullivan	11,282	(1)	*
Robert S. Parker	107,405	(1)(4)	*
Raymond G. Viault	3,500		*
Jeffrey E. Cooley	77,683	(1)(4)	*
David A. Klatt, Jr.	28,720	(1)	*
William T. Alldredge	267,837	(1)(4)(5)	*
James J. Roberts	33,780	(1)	*
J. Patrick Robinson	11,155	(1)(4)	*
All directors and executive officers as a group	5,282,373	(1)	1.9%

*
Represents less than 1% of the Company's outstanding common stock.

(1)
Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days of March 3, 2003 as follows: Dr. Cowen, 8,000 shares; Dr. Doody, 12,000 shares; Mr. Galli, 420,000 shares; Dr. Katz, 12,000 shares; Mr. Marohn, 8,000 shares; Ms. Millett, 12,000 shares; Dr. Montgomery, 12,000 shares; Mr. Newell, 12,000 shares; Mr. Sovey, 88,600 shares; Mr. Sullivan, 8,000 shares; Mr. Parker, 78,829 shares; Mr. Cooley, 36,417 shares; Mr. Klatt, 27,720 shares; Mr. Alldredge, 58,123 shares; Mr. Roberts, 32,780 shares; Mr. Robinson 10,340 shares; and all directors and executive officers as a group, 913,334 shares.

(2)
Includes 52,043 shares owned by her as custodian for her two children, 12,225 shares held by her husband in street name, 139,291 shares held by direct ownership, 283,440 shares held as co-trustee and 1,064,700 shares over which Ms. Millett has voting power by proxy.

(3)
Includes 2,144 shares owned by his wife.

(4)
Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting and investment power: Mr. Galli, 927 shares; Mr. Sovey, 7,951 shares; Mr. Parker, 4,923 shares; Mr. Cooley, 31,420 shares; Mr. Alldredge 1,630 shares; and Mr. Robinson 815 shares.

(5)
Includes 50,764 shares owned by his wife.

COMMON STOCK PRICE PERFORMANCE GRAPH

        The following common stock price performance graph compares the yearly change in the Company's cumulative total stockholder returns on its common stock during the years 1998 through 2002, with the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones Consumer, Non-Cyclical Industry Group Index, assuming the investment of $100 on December 31, 1997 and the reinvestment of dividends (rounded to the nearest dollar).

	December 31,
	1997	1998	1999	2000	2001	2002
Newell Rubbermaid	$100	$99	$71	$57	$72	$81
DJ Consumer, Non Cyclical	100	117	118	105	109	104
DJ Household Products	100	116	134	113	116	122
S&P 500 Index	100	129	156	141	125	97

        We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

        The Audit Committee, which is appointed annually by the Board of Directors, currently consists of five directors, all of whom are "independent directors" and meet the other qualification requirements under the applicable rules of the New York Stock Exchange. The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on February 10, 2003 and which is attached as Exhibit A to this proxy statement. The Audit Committee is not responsible for the planning or conduct of the audits or the determination that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles.

        In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

  •
  The Audit Committee reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2002.

  •
  The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented ("Communications with Audit Committees").

  •
  The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as currently in effect, and has discussed with Ernst & Young LLP the independent accountant's independence from the Company.

        Based upon the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

        This report is submitted on behalf of the members of the Audit Committee:

                      Scott S. Cowen (Chairman)
                      Robert L. Katz
                      Alton F. Doody
                      Gordon R. Sullivan
                      Raymond G. Viault

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Public Accountants

        As recommended by the Company's Audit Committee, the Company's Board of Directors on March 25, 2002 decided to dismiss Arthur Andersen LLP as the Company's independent public accountants and to engage Ernst & Young LLP to serve as the Company's independent public accountants for 2002.

        Arthur Andersen LLP's reports on the Company's consolidated financial statements for each of the fiscal years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the Company's fiscal years ended 2001 and 2000 and during the subsequent interim period through March 25, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its report on the Company's consolidated financial statements for such years. During the Company's fiscal years ended 2001 and 2000 and through March 25, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During the Company's fiscal years ended 2001 and 2000 and through March 25, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Under its new Audit Committee charter, adopted on February 10, 2003, the Audit Committee has the sole authority to retain the Company's independent public accountants. On February 10, 2003, the Audit Committee appointed Ernst & Young LLP as the Company's independent public accountants for 2003. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement.

Audit Fees

        The aggregate fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $2.0 million.

Financial Information Systems Design and Implementation Fees

        For the fiscal year ended December 31, 2002, neither Ernst & Young LLP nor Arthur Andersen LLP rendered any information technology services to the Company relating to financial information systems design and implementation, and no fees were billed by Ernst & Young LLP or Arthur Andersen LLP to the Company for any such services.

All Other Fees

        The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2002, were $4.7 million. These fees consisted of $3.8 million for other audit-related services (primarily statutory audits of the Company's international operations, audits of employee benefit plans, miscellaneous financial assistance and performance of due diligence on acquisitions and divestitures), and $0.9 million for tax-related services.

        The aggregate fees billed by Arthur Andersen LLP for services rendered to the Company for the fiscal year ended December 31, 2002, were $844,840. These fees consisted of $89,661 for other audit-related services (primarily statutory audits of the Company's international operations, audits of employee benefit plans and miscellaneous financial assistance), $331,445 for performing due diligence on acquisitions and divestitures, and $423,734 for tax-related services.

        The Audit Committee of the Company's Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December 31, 2002 is compatible with maintaining the principal independent public accountant's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

        Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2002 except that Mr. Galli filed a late Form 4 with respect to one stock option grant.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2004 annual meeting must be in writing and be received by the Company no later than November 22, 2003.

        Other proposals that are not included in the proxy materials will be considered timely and may be eligible for presentation at the Company's 2004 annual meeting if they are received by the Company in the form of a written notice no later than February 9, 2004.

ANNUAL REPORT AND FINANCIAL STATEMENTS

        A copy of the Company's 2002 Report to Shareholders has been mailed to you with this proxy statement. The Company's audited financial statements, together with Management's Discussion and Analysis of Results of Operations and Financial Condition and other related information, are included in Exhibit C to this proxy statement.

        A copy of the Company's 2002 annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 6833 Stalter Drive, Suite 102, Rockford, Illinois 61108. A copy of the Company's Form 10-K and other periodic filings also may be obtained under the "SEC Filings" link on the Company's website at www.newellrubbermaid.com and from the Securities and Exchange Commission's EDGAR database at www.sec.gov.

OTHER BUSINESS

        The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

                      By Order of the Board of Directors,

                      ANDREA L. HORNE
                       Vice President—Corporate Development and Corporate Secretary

March 24, 2003

Exhibit A

NEWELL RUBBERMAID INC.
Audit Committee Charter

  Purpose

        The purpose of the Newell Rubbermaid Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of the Company in fulfilling its fiduciary obligation to oversee (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company's independent auditors, and (d) the performance of the Company's internal audit function and independent auditors. The Committee also prepares the audit committee report required to be included in the Company's annual proxy statement under the applicable rules of the Securities and Exchange Commission (the "SEC").

  Committee Membership

        The Committee shall consist of three or more directors designated by the Board, all of whom shall be "independent" under the Company's corporate governance guidelines and the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and rules and regulations of the SEC and The New York Stock Exchange, Inc. (the "NYSE"). Committee members may be removed or replaced by the Board at any time. Each of the members of the Committee shall be "financially literate" or shall become "financially literate" within a reasonable period of time of his or her appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise, as such qualifications are interpreted by the Board in its reasonable business judgment. At least one member of the Committee shall also be a "financial expert," as defined under the Exchange Act and applicable SEC rules, at all times following the date that disclosure of the presence or absence of such a "financial expert" on the Committee is required under applicable SEC rules. No member of this Committee may simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service will not impair the ability of the director to fulfill his or her obligations as a member of this Committee.

  Meetings

        The Committee shall meet with such frequency as it deems necessary to fulfill its responsibilities, but no less often than quarterly. The Committee shall also meet separately, on a periodic basis, with management, with the Company's internal auditors and with its independent auditors. Meetings may take place in person or by teleconference, videoconference or other means of electronic communication permitted under Delaware law. The Committee may invite the Company's independent auditors, outside counsel, or any officer or employee of the Company to attend any Committee meeting in order to provide information or advice in connection with the matters to be addressed at the meeting.

  Authority and Responsibilities

        Although the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors. Nor is it the duty of the Committee to assure the compliance of the Company or its employees with laws and regulations or with the Company's Code of Conduct & Business Ethics.

  A. Responsibilities regarding the independent auditors

        The Committee, to the extent it deems necessary or appropriate, shall:

1.
Have the sole authority to retain and terminate the independent auditors.

2.
Be directly responsible for overseeing the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

3.
Review and pre-approve (a) all engagements in connection with audit, review and attest reports required under the securities laws and, (b) subject to the provisions of the Exchange Act, any non-auditing services to be provided by the independent auditors, including the terms of the engagement and fees paid to the independent auditors, subject to the de minimus exception under the Exchange Act for the provision of non-auditing services that are approved by the Committee before the completion of the audit. The Committee may delegate to a subcommittee of one or more of its members the authority to pre-approve auditing and permitted non-auditing services. Any decision by such subcommittee to pre-approve auditing or non-auditing services shall be presented to the full Committee for its approval at its next scheduled meeting.

4.
Evaluate, at the time of the engagement and periodically thereafter, the independence of the independent auditors and report its conclusions to the Board. In connection with such evaluation, the Committee shall require the independent auditors to deliver at least annually a formal written statement delineating all relationships between the independent auditors and the Company and addressing at least the matters set forth in Independence Standards Board Standard No. 1, as such standard may be amended, supplemented or replaced, and shall discuss with the independent auditors any relationships or services disclosed in the statement that may impact the objectivity and independence of the auditors.

5.
Ask the Company's independent accountants to confirm, each year before work is begun on the audit of the Company's financial statements, that the persons who are serving as "audit partners," as defined in applicable SEC rules, in connection with such audit have complied with applicable SEC rules relating to audit partner rotation. The Committee shall also consider, as part of its annual review of the independence of its independent auditors, whether or not there should be a regular rotation of the independent auditing firm.

6.
Meet with the independent auditors before each audit to discuss the planning and staffing of the audit.

7.
Evaluate the performance of the independent auditors and the lead partner and report its conclusions to the Board. In connection with such evaluation, the Committee shall obtain, at least annually, from the independent auditors a report that describes (a) the independent auditors' internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditor or by any inquiry or investigation by any governmental or professional authority respecting one or more independent audits conducted by the independent auditor, and (c) any steps taken to address those issues. The Committee shall also solicit and take into account the opinions of management and of the Company's internal auditors.

8.
Establish policies, consistent with applicable SEC rules, for hiring employees or former employees of the independent auditors who participated in the audit of the Company's financial statements.

  B. Responsibilities regarding oversight of the financial statements and financial disclosure, the annual external audit, and the internal audits

        The Committee, to the extent it deems necessary or appropriate, shall:

1.
Review and discuss with management and the independent auditors:

a.
The Company's annual audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to the filing of each Form 10-K.

b.
The Company's quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to the filing of each Form 10-Q.

c.
The Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee will not necessarily review in advance each earnings release or each instance in which the Company may provide earnings guidance but may instead discuss more generally the types of information to be disclosed and the type of presentation to be made.

d.
Major financial reporting issues and critical judgments and estimates made in connection with the preparation of the financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

e.
Analyses prepared by management and/or the independent auditors on the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

f.
The Committee report to be included in the Company's proxy statement for the Company's annual meeting of stockholders.

2.
Prior to the filing of any audit report with the SEC, obtain and discuss reports from the independent auditors on:

a.
All critical accounting policies and practices used and judgments made in connection with the preparation of the Company's financial statements.

b.
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c.
Any other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

3.
Request management and the independent auditors to identify significant financial risk exposures of the Company and review and discuss with management and the independent auditors management's steps to minimize such risk exposures, including the Company's risk assessment and risk management policies and guidelines.

4.
Review any disclosures made to the Committee by the Company's chief executive officer and chief financial officer in connection with their certification of any Form 10-K or Form 10-Q concerning (a) any significant deficiencies in the design or operation of, or any material weaknesses in, the

  Company's internal controls, and (b) any fraud involving management or other employees who have a significant role in the Company's internal controls.

5.
Discuss with the independent auditors and management any issues relating to the responsibilities, budget and staffing of the Company's internal audit function.

6.
Review any material reports to management prepared by the internal auditors.

7.
After the completion of the annual audit examination, review with management and the independent auditors:

a.
The results of the audit and the independent auditors' report on the financial statements.

b.
The matters required to be discussed with the independent auditors by Statement of Auditing Standards No. 61 relating to the conduct of the audit, as such standard may be amended, supplemented or replaced, including any audit problems or difficulties and management's response. Such discussion shall include a discussion of (i) any restrictions on the scope of the independent auditors' activities or access to requested information, (ii) any significant disagreements with management, and (iii) any communications between the audit team and the independent auditors' national office respecting auditing or accounting issues presented by the engagement.

c.
Any other matters about the audit procedures or findings that generally accepted accounting standards require the auditors to discuss with the Committee.

8.
Determine whether or not to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

  C. Oversight of Company's Compliance with Legal and Regulatory Requirements

        The Committee, to the extent it deems necessary or appropriate, shall:

1.
Discuss with management and the independent auditors any correspondence with the SEC, the NYSE or other regulatory or self-regulatory agency relating to the Company's financial reporting obligations, including any comment letters received from the SEC on the Company's financial statements and the Company's proposed response to those comments.

2.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.
Develop and recommend to the Board, for its approval, a code of ethics for the Company's senior financial officers that complies with the requirements of the Exchange Act and applicable SEC rules and recommend to the Board, from time to time, for its approval, any revisions and changes to the code that the Committee believes are necessary or advisable.

4.
Discuss with the Company's General Counsel and outside counsel, as appropriate, any litigation or other legal matters that may have a material effect on the Company's financial statements or its compliance policies.

5.
Establish procedures for monitoring compliance by the Company's employees with the Company's Code of Business Conduct & Ethics and advise the Board of any material compliance problems identified by the Committee as the result of such procedures.

6.
Establish procedures for periodic review of the Company's retirement plans and any related trusts and advise the Board of the results of such reviews.

7.
Obtain from the independent auditors confirmation that they have not become aware of any illegal acts that are required to be disclosed to the Committee under the Exchange Act.

  D. Other Obligations

        The Committee, to the extent it deems necessary or appropriate, shall:

1.
Review and reassess this charter annually and recommend to the Board, for its approval, any revisions and changes the Committee believes are necessary or advisable.

2.
Conduct an annual review of its own performance.

3.
Discharge any other duty or responsibility assigned to the Committee by the Board.

4.
Report, at each Board meeting, on Committee activities.

  Resources and Authority

        The Committee shall have the authority to engage, at the Company's expense and without the approval of the Board, such outside legal, accounting and other advisors as it deems necessary or appropriate to carry out its duties.

  Delegation to Subcommittees

        The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of one or more Committee members, whether or not such delegation is expressly contemplated by this charter.

Exhibit B

NEWELL RUBBERMAID INC.
2003 STOCK PLAN

Section 1. Purpose.

        The purpose of the Newell Rubbermaid Inc. 2003 Stock Plan (the "Plan") is to recognize the contributions made to Newell Rubbermaid Inc. (the "Company") and its Subsidiaries by Key Employees of the Company and its Subsidiaries, to provide such persons with additional incentive to devote themselves to the future success of the Company and its Subsidiaries, and to improve the ability of the Company and its Subsidiaries to attract, retain and motivate individuals, by providing such persons with the opportunity to acquire or increase their proprietary interest in the Company through receipt of Awards of Common Stock of the Company, including Stock Options to acquire shares of Common Stock of the Company, Stock Awards and Performance Shares. In addition, the Plan is intended as an additional incentive to members of the Board of Directors of the Company who are not employees of the Company to serve on the Board of Directors of the Company and to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through receipt of Awards of Common Stock of the Company, including Stock Options to acquire Common Stock of the Company.

Section 2. Definitions.

        As used in the Plan, the following terms shall have the meanings set forth below:

2.1
"Award" means any award or benefit granted under the Plan, including Stock Options, Performance Shares and Stock Awards.

2.2
"Award Agreement" means, as applicable, a Stock Option Agreement, Performance Share Agreement or Stock Award Agreement, or another agreement evidencing an Award granted under the Plan.

2.3
"Board" means the Board of Directors of the Company.

2.4
"Change in Control" has the meaning set forth in Section 12 of the Plan.

2.5
"Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6
"Committee" means the Organizational Development and Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan.

2.7
"Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

2.8
"Company" means Newell Rubbermaid Inc., a Delaware corporation.

2.9
"Director" means a director of the Company.

2.10
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

2.11
"Fair Market Value" means the closing sales price of the Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition).

2.12
"Incentive Stock Option" or "ISO" means a Stock Option granted under Section 8 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

2.13
"Key Employee" means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Sections 3 and 4. A Key Employee may also include a person who is granted an Award (other than an Incentive Stock Option) in connection with the hiring of the person prior to the date the person becomes an employee of the Company or any Subsidiary, provided that such Award shall not vest prior to the commencement of employment.

2.14
"Non-Employee Director" means a Director who is not an employee of the Company or a Subsidiary.

2.15
"Non-Qualified Stock Option" or "NSO" means a Stock Option granted under Section 6 or 8 of the Plan that is not an Incentive Stock Option.

2.16
"Participant" means any Key Employee or Non-Employee Director selected to receive an Award.

2.17
"Performance Share" means a grant of a right to receive shares of Common Stock under Section 9 of the Plan.

2.18
"Plan" means the Newell Rubbermaid Inc. 2003 Stock Plan.

2.19
"Stock Award" means a grant of shares of Common Stock under Section 7 or 10 of the Plan.

2.20
"Stock Option" means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 6 or 8 of the Plan.

2.21
"Subsidiary" means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

Section 3. Administration.

3.1
The Board.

        The Plan shall be administered by the Board, except that the Board may delegate administration to the Committee, to the extent that the Committee is comprised of at least two members of the Board who satisfy the "non-employee director" definition set forth in Rule 16b-3 under the Exchange Act and the "outside director" definition under Section 162(m) of the Code and the regulations thereunder. For purposes of the Plan, the term "Board" shall refer to the Board or, to the extent such authority has been delegated to the Committee, the Committee.

3.2
Authority of the Board.

(a)
The Board, in its sole discretion, shall determine the Key Employees to whom, and the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Key Employee or with respect to each Award.

(b)
The Board may delegate its authority to grant Awards to Key Employees and to determine the terms and conditions thereof to such officer of the Company as it may determine in its discretion, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act or officers who are or may be "covered employees" as defined in Section 162(m) of the Code, or to the extent prohibited by applicable law, regulation or rule of a stock exchange on which the Common Stock is listed.

(c)
The Board may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

  (d)
  No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company's Restated Certificate of Incorporation and By-Laws.

Section 4. Eligibility and Awards.

4.1
Participants.

        Participants shall consist of Key Employees and Non-Employee Directors. Non-Employee Directors shall participate in, and receive Awards under, the Plan only in accordance with the provisions of Sections 6 and 7 of the Plan.

4.2
Awards.

        The following types of Awards may be granted under the Plan, either alone or in combination with and other Awards: (a) Stock Options; (b) Performance Shares; and (c) Stock Awards.

4.3
Award Agreements.

        Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award. In the sole discretion of the Board, the Award Agreement may condition the grant of an Award upon the Participant's entering into one or more of the following agreements with the Company: (a) an agreement not to compete with the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant's employment with the Company; (b) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (c) an agreement to retain the confidentiality of certain information. Such agreements may contain such other terms and conditions as the Board shall determine. If the Participant shall fail to enter into any such agreement at the request of the Board, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

Section 5. Shares of Common Stock Subject to Plan.

5.1
Total Number of Shares.

        The total number of shares of Common Stock that may be issued under the Plan shall be 15,000,000. Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 5.3 of the Plan. The number of shares of Common Stock delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of an Award, including the exercise price of a Stock Option or of any required withholding taxes, shall once again be available for issuance pursuant to subsequent Awards, and shall not count towards the aggregate number of shares of Common Stock that may be issued under the Plan. Any shares of Common Stock subject to an Award may thereafter be available for issuance pursuant to subsequent Awards, and shall not count towards the aggregate number of shares of Common Stock that may be issued under the Plan, if there is a lapse, forfeiture, expiration, termination or cancellation of any such prior Award for any reason (including for reasons described in Section 4.3), or if shares of Common Stock are issued under such Award and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

5.2
Shares Under Awards.

        Of the 15,000,000 shares of Common Stock authorized for issuance under the Plan pursuant to Section 5.1:

  (a)
  The maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options in any calendar year is 500,000, except that in the case of a Key Employee who is granted Stock Options in connection with his or her commencement of employment with the Company or a Subsidiary, the maximum number of shares of Common Stock as to which such Key Employee may receive Stock Options in the calendar in which his or her commencement of employment occurs is 2,000,000.

  (b)
  The maximum number of shares of Common Stock that may be used for Awards other than Stock Options that are intended to qualify as "performance based" in accordance with Section 162(m) of the Code that may be granted to any Key Employee in any calendar year is 500,000.

  (c)
  The maximum number of shares of Common Stock that may be used for Awards other than Stock Options is 3,000,000.

  (d)
  The maximum number of shares of Common Stock that may be subject to Incentive Stock Options is 15,000,000.

The numbers of shares described herein shall be as adjusted in accordance with Section 5.3 of the Plan.

5.3
Adjustment.

        In the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Board shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or the price of other Awards under the Plan; (d) adjustments to any of the shares limitations set forth in Section 5.1 or 5.2 of the Plan; and (e) any other changes that the Board determines to be equitable under the circumstances.

Section 6. Grants of Stock Options to Non-Employee Directors.

6.1
Grants.

        Grants of Stock Options to Non-Employee Directors shall be as follows:

  (a)
  Each individual who became a Non-Employee Director on or before December 31, 2002 and is re-elected or continues as a Non-Employee Director at the 2003 annual meeting of stockholders of the Company shall, on the date of such meeting, be granted a NSO to purchase up to 5,000 shares of Common Stock. Thereafter, each such Non-Employee Director shall be granted an additional NSO to purchase up to 5,000 shares of Common Stock, on the date of each subsequent annual meeting of stockholders of the Company at which such Director is re-elected or continues as a Non-Employee Director.

  (b)
  Each individual who became or becomes a Non-Employee Director on or after January 1, 2003, and prior to the date of the 2003 annual meeting of stockholders of the Company shall be granted, on the date of such meeting, a NSO to purchase up to 20,000 shares of Common Stock, provided the individual is a Non-Employee Director on the date of such meeting. Thereafter, each such Non-Employee Director shall be granted an additional NSO to purchase up to 5,000 shares of Common Stock, on the date of each subsequent annual meeting of stockholders of the Company at which such Director is re-elected or continues as a Non-Employee Director.

  (c)
  Each individual who becomes a Non-Employee Director on or after the date of the 2003 annual meeting of stockholders of the Company shall be granted a NSO to purchase up to 20,000 shares of Common Stock, on the date the individual becomes a Non-Employee Director. Thereafter, each such Non-Employee Director shall be granted an additional NSO to purchase up to 5,000 shares of Common Stock, on the date of each subsequent annual meeting of stockholders of the Company at which such Director is re-elected or continues as a Non-Employee Director.

The number of shares of Common Stock covered by each NSO granted to a Non-Employee Director pursuant to Sections 6.1(a), (b) and (c) above shall be determined by the Board in its sole discretion.

6.2
Stock Option Agreement.

        The grant of each NSO shall be evidenced by a written Stock Option Agreement specifying the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the NSO, the number of shares of Common Stock to be subject to each NSO and such other terms and conditions established by the Board, in its sole discretion, not inconsistent with the Plan.

6.3
Exercise Price and Period.

        With respect to each NSO granted to a Non-Employee Director:

  (a)
  The per share exercise price of each such NSO granted to a Non-Employee Director shall be the Fair Market Value of the Common Stock subject to the NSO on the date on which the NSO is granted.

  (b)
  Unless otherwise provided in the Stock Option Agreement, and except as set forth in the next sentence hereof, each NSO shall become exercisable with respect to 1/5 of the total number of shares of Common Stock subject to the NSO on each of the five succeeding anniversaries of the date of the grant of the NSO; provided that no NSO shall become exercisable sooner than with respect to 1/3 of the total number of shares of Common Stock subject to the NSO on each of the three succeeding anniversaries of the date of the grant of the NSO. Notwithstanding the foregoing, the Board shall have the discretion to accelerate the date as of which any NSO shall become exercisable in the event of the Non-Employee Director's termination of service on the Board.

  (c)
  Each NSO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date ten years after the date of grant.

Section 7. Stock Awards to Non-Employee Directors.

7.1
Grants.

        Commencing at the 2003 annual meeting of stockholders of the Company, and at each subsequent annual meeting of stockholders of the Company, each individual who is first elected, is re-elected, or continues as a Non-Employee Director at such meeting shall, on the date of such meeting, be granted, without consideration from the Non-Employee Director, an award of up to 2,000 shares of Common Stock. The number of shares of Common Stock awarded to each such Non-Employee Director shall be determined by the Board in its sole discretion.

7.2
Stock Award Agreement.

        Shares of Common Stock awarded to a Non-Employee Director under the Plan shall be evidenced by a Stock Award Agreement specifying the restrictions, terms and conditions established by the Board, in its sole discretion, and consistent with the Plan and the following rules:

  (a)
  None of the restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse earlier than the third anniversary of the date of the Award; provided that the Board shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Non-Employee Director in the event of the Non-Employee Director's termination of service on the Board.

  (b)
  The Company shall issue, in the name of the Non-Employee Director, stock certificates representing the total number of shares of Common Stock granted to the Non-Employee Director, as soon as may be reasonably practicable after such grant, which shall be held by the Secretary of the Company until such time as the Common Stock is forfeited or the restrictions lapse. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Non-Employee Director on a non-certificated basis, with the ownership of such shares by the Non-Employee Director evidenced solely by book entry in the records of the Company's transfer agent; provided, however that following the lapse of all restrictions with respect to the shares granted to a Non-Employee Director, the Company, upon the written request of the Non-Employee Director, shall issue, in the name of the Non-Employee Director, stock certificates representing such shares.

  (c)
  Subject to the provisions of subsection (a) hereof and the restrictions set forth in the related Stock Award Agreement, the Non-Employee Director receiving a grant of Common Stock shall thereupon be a stockholder with respect to all of the shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares.

Section 8. Grants of Stock Options to Key Employees.

8.1
Grant.

        Subject to the terms of the Plan, the Board may from time to time grant Stock Options, which may be ISOs or NSOs, to Key Employees. Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Key Employees will be ISOs.

8.2
Stock Option Agreement.

        The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Board, in its sole discretion, not inconsistent with the Plan.

8.3
Exercise Period.

        With respect to each Stock Option granted to a Key Employee:

  (a)
  Except as provided in Section 8.4(b), the per share exercise price of each Stock Option shall be the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted.

  (b)
  Unless otherwise provided in the Stock Option Agreement, and except as set forth in the next sentence hereof, each Stock Option shall become exercisable with respect to 1/5 of the total number of shares of Common Stock subject to the Stock Option on each of the five succeeding anniversaries of the date of the grant of the Stock Option thereunder; provided that no Stock Option shall become exercisable sooner than with respect to 1/3 of the total number of shares of Common Stock subject to the Stock Option on each of the three succeeding anniversaries of the date of the grant of the Stock Option. Notwithstanding the foregoing, the Board shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Key Employee's termination of employment with the Company without cause (as determined by the Board in its sole discretion).

  (c)
  Except as provided in Section 8.4(b), each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date ten years after the date of grant.

8.4
Required Terms and Conditions of ISOs.

        In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following specific rules:

  (a)
  The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 8.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

  (b)
  Notwithstanding anything herein to the contrary, if an ISO is granted to a Key Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

  (c)
  No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by stockholders of the Company.

Section 9. Grants of Performance Shares to Key Employees.

9.1
Grant.

        The Board may, in its discretion, grant Performance Shares under the Plan to any Key Employee. Each Performance Share granted hereunder shall be subject to such terms and conditions as the Board may determine at the time of grant, the general provisions of the Plan, the terms and conditions of the related Performance Share Agreement, and the following specific rules:

9.2
Performance Share Agreement.

        Performance Shares granted to a Participant under the Plan shall be evidenced by a Performance Share Agreement, which shall specify such terms and conditions, not inconsistent with the terms and conditions of the Plan, as the Board shall determine.

9.3
Performance Goals.

(a)
The Board shall, in its discretion, establish performance goals in order to qualify the Award of Performance Shares as "performance-based compensation" within the meaning of Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to: (i) return on equity; (ii) earnings or earnings per share; (iii) Common Stock price; (iv) return on assets; (v) return on investment; (vi) cash flow; (vii) net income; (viii) expense management; or (ix) revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Board. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses), as may be determined by the Board. Performance goals may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.

(b)
With respect to each performance period, (i) the Board shall establish such performance goals relating to one or more of the business criteria identified in Section 9.3(a) of the Plan, and (ii) the Board shall establish targets for Participants for achievement of performance goals. Following the completion of each performance period, the Board shall determine the extent to which performance goals for that performance period have been achieved and shall authorize the award of shares of Common Stock to the Key Employee for whom the targets were established, in accordance with the terms of the applicable Performance Share Agreements.

Section 10. Stock Awards to Key Employees.

10.1
Grant.

        The Board may, in its discretion, (a) grant shares of Common Stock under the Plan to any Key Employee without consideration from such Key Employee or (b) sell shares of Common Stock under the Plan to any Key Employee for such amount of cash, Common Stock or other consideration as the Board deems appropriate.

10.2
Stock Award Agreement.

        Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Board may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific rules:

  (a)
  Shares of Common Stock issued to a Key Employee under the Plan shall be evidenced by a Stock Award Agreement, which shall specify whether the shares of Common Stock are granted or sold to the Key Employee and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Board shall determine.

  (b)
  None of the restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse earlier than the third anniversary of the date of the Award; provided that the Board shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Key Employee in the event of the Key Employee's termination of employment with the Company without cause (as determined by the Board in its sole discretion).

  (c)
  The Company shall issue, in the name of the Key Employee, stock certificates representing the total number of shares of Common Stock granted or sold to the Key Employee, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Common Stock is forfeited, resold to the Company, or the restrictions lapse. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Key Employee on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company's transfer agent; provided, however that following the lapse of all restrictions with respect to the shares granted or sold to a Key Employee, the Company, upon the written request of the Key Employee, shall issue, in the name of the Key Employee, stock certificates representing such shares.

  (d)
  Subject to the provisions of subsection (b) hereof and the restrictions set forth in the related Stock Award Agreement, the Key Employee receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to all of the shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares.

Section 11. Exercise of Stock Options.

11.1
Notice.

        A Participant entitled to exercise a Stock Option may do so by delivering written notice to that effect specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Board may prescribe. All notices or requests provided for herein shall be delivered to the Secretary of the Company.

11.2
Payment of Exercise Price.

        The Board in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:

  (a)
  in cash;

  (b)
  in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price;

  (c)
  by delivering previously acquired shares of Common Stock that are acceptable to the Board and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price; or

  (d)
  by certifying to ownership by attestation of such previously acquired shares of Common Stock.

        The Board shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

11.3
Stock Certificates.

        The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Stock Option as soon as reasonably practicable after such exercise; provided that any shares of Common Stock purchased by a Participant through a broker-dealer pursuant to Section 11.2(b) or Section 14(b) shall be delivered to such broker-dealer in accordance with 12 C.F.R. §220.3(e)(4) or other applicable provision of law.

Section 12. Change in Control.

12.1
Effect of Change in Control.

(a)
Notwithstanding any of the provisions of the Plan or any outstanding Award Agreement, upon a Change in Control of the Company (as defined in Section 12.2): (i) all outstanding Awards shall become fully exercisable; (ii) all restrictions applicable to all Awards shall terminate or lapse; and (iii) performance goals applicable to any Performance Shares shall be deemed satisfied at the highest target level, as applicable, in order that Participants may fully realize the benefits thereunder.

(b)
In addition to the Board's authority set forth in Section 3, upon such Change in Control of the Company, the Board is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any outstanding Stock Option, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable; (ii) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change in Control; and (iii) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

12.2
Definition of Change in Control.

        "Change in Control" shall mean the occurrence, at any time during the specified term of an Award granted under the Plan, of any of the following events:

  (a)
  Any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors;

  (b)
  The Company is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company's outstanding securities entitled to vote generally in the election of directors;

  (c)
  The Company sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of the Company's outstanding securities entitled to vote generally in the election of directors; or

  (d)
  During any period of two consecutive years or less (not including any period prior to the approval of the Plan by the Board), individuals who at the beginning of such period constituted the Board (and any new Directors, whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board.

Section 13. Postponement.

        The Board may postpone any grant of an Award, settling of Performance Shares or exercise of a Stock Option for such time as the Board in its sole discretion may deem necessary in order to permit the Company:

  (a)
  to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

  (b)
  to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

  (c)
  to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant's successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 14. Payment of Taxes.

        In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law. The Board in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

  (a)
  in cash;

  (b)
  in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes;

  (c)
  by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld;

  (d)
  by delivering previously acquired shares of Common Stock of the Company that are acceptable to the Board that have an aggregate Fair Market Value equal to the amount required to be withheld; or

  (e)
  by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Board shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Section 15. Nontransferability.

        Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than:

  (a)
  by will or by the laws of descent and distribution;

  (b)
  pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or

  (c)
  as permitted by the Board with respect to a NSO transferable by the Participant during his lifetime.

In each case, the terms and conditions applicable to the transferability of the Award shall be established by the Board.

Section 16. Termination or Amendment of Plan and Award Agreements.

16.1
Termination or Amendment of Plan.

(a)
Except as described in (b) below, the Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. Subject to the foregoing, the Board may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b)
Notwithstanding the foregoing, there shall be no amendment to the Plan or any outstanding Stock Option Agreement that results in the repricing of Stock Options.

(c)
The Board shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Key Employees who are located outside of the United States to participate in the Plan.

16.2
Amendment of Award Agreements.

        The Board shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

Section 17. No Contract of Employment.

        Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 18. Applicable Law.

        All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 19. Effective Date.

        The Plan has been adopted and authorized by the Board for submission to the stockholders of the Company. The Plan shall become effective as of the date the Plan is approved by the stockholders of the Company.

Exhibit C

NEWELL RUBBERMAID INC.
Audited Financial Statements and Related Information

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the Consolidated Financial Statements and footnotes thereto.

Results of Operations

        The following table sets forth for the periods indicated items from the Consolidated Statements of Operations as a percentage of net sales for the years ended December 31,:

	2002	2001	2000
Net sales	100.0%	100.0%	100.0%
Cost of products sold	72.4	73.0	73.7

Gross income	27.6	27.0	26.3
Selling, general and administrative expenses	17.5	16.9	13.0
Restructuring costs	1.6	1.0	0.6
Goodwill amortization	—	0.8	0.7

Operating income	8.5	8.3	12.0
Nonoperating expenses:
Interest expense	1.5	2.0	1.9
Other, net	0.7	0.3	0.2

Net nonoperating expenses	2.2	2.3	2.1
Income before income taxes and cumulative effect of accounting change	6.3	6.0	9.9
Income taxes	2.1	2.2	3.8
Income before cumulative effect of accounting change	4.2	3.8	6.1
Cumulative effect of accounting change, net of tax	(6.9)	—	—

Net (loss)/income	(2.7)%	3.8%	6.1%

2002 versus 2001

        Net sales for 2002 were $7,453.9 million, representing an increase of $544.6 million, or 7.9%, from $6,909.3 million in 2001. The increase primarily resulted from internal sales growth of 3.3% and sales contribution from American Tool Companies, Inc. of $318.3 million (acquired April 2002).

        Gross income as a percentage of net sales in 2002 was 27.6%, or $2,059.7 million, versus 27.0%, or $1,862.7 million, in 2001. Gross income includes restructuring related and other charges relating to integration costs of recent acquisitions of $13.8 million ($9.2 million after taxes) and $7.4 million ($4.7 million after taxes) in 2002 and 2001, respectively. The improvement in gross income is primarily related to the implementation of a productivity initiative throughout the Company and higher margins from our new products. The Company's productivity objective is to reduce the cost of manufacturing a product by at least five percent per year on an ongoing basis in order to become the best-cost supplier to our customers. To achieve productivity improvements, the Company is focusing on reducing purchasing costs, materials handling costs, manufacturing inefficiencies, and excess overhead costs to reduce the overall cost of manufacturing products.

        Selling, general and administrative expenses ("SG&A") in 2002 were 17.5% of net sales, or $1,307.3 million, versus 16.9%, or $1,168.2 million, in 2001. SG&A includes charges relating to integration costs of recent acquisitions of $7.4 million ($4.9 million after taxes) and $12.0 million ($7.7 million after taxes) in 2002 and 2001, respectively. The increase in SG&A is a result of the American Tool Companies, Inc. acquisition ($75.5 million) and planned investments in marketing initiatives, including the Company's Strategic Account Management Program, television advertising program and Phoenix Program, supporting the Company's brand portfolio and strategic account management strategy.

        The Company continues to invest in several programs launched in 2001. The Strategic Account Management Program is the Company's sales and marketing approach that focuses growth efforts on strategic accounts with high long-term growth potential. Separate sales organizations have been established to more effectively manage the relationship at the largest strategic accounts, specifically Wal*Mart, The Home Depot and Lowe's. As part of this program, the Company established President level positions to more effectively manage the relationships with these accounts. The program allows the Company to present these customers with "one face" to enhance the Company's response time, understand the customer's needs and support the best possible customer relationship.

        In addition to the Strategic Account Management Program, the Company also continues to invest in its Phoenix Program. This initiative is an action-oriented field sales force consisting of approximately 500 recent university graduates. The team works in the field, primarily within our Strategic Account structure, performing in-store product demonstrations, event marketing, on-shelf merchandising, interacting with the end-user, and maintaining an ongoing relationship with store personnel. This initiative allows the Company to enhance product placement and minimize stock outages and, together with the Strategic Account Management Program, to maximize shelf space potential. This program continues to gain traction throughout several accounts and is expected to translate to the Consolidated Financial Statements through the impact of shelf space gains going forward.

        During 2002, the Company recorded pre-tax restructuring charges of $122.7 million associated with the Company's strategic restructuring plan. The restructuring plan is intended to streamline the Company's supply chain to ensure its position as the best-cost global provider throughout the Company's product portfolio. The plan consists of reducing worldwide headcount over the three years beginning in 2001, and includes consolidating duplicate manufacturing facilities. As part of this plan, the Company incurred employee severance and termination benefit costs for approximately 3,100 employees. Additionally, the Company incurred facility exit costs related primarily to the closure of 43 facilities (seven at Rubbermaid, eight at Sharpie, fourteen at Irwin, twelve at Calphalon Home and two corporate administrative offices). See Footnote 3 to the Consolidated Financial Statements for a review of these charges.

        Operating income in 2002 was 8.5% of net sales, or $629.7 million, versus 8.3% of net sales, or $570.9 million, in 2001. Operating income includes restructuring and other charges of $143.9 million ($95.8 million after taxes) and $86.1 million ($54.8 million after taxes) in 2002 and 2001, respectively. The increase in operating margins was primarily due to improvement in gross margin and the elimination of amortization expense associated with goodwill (see Footnote 1 to the Consolidated Financial Statements for additional discussion) offset by planned investment in marketing initiatives supporting the Company's brand portfolio and strategic account management strategy and restructuring charges to streamline the Company's supply chain.

        Net nonoperating expenses in 2002 were 2.2% of net sales, or $161.2 million, versus 2.3%, or $155.0 million, in 2001. Net nonoperating expense includes charges relating to integration costs of recent acquisitions and costs related to the Anchor Hocking withdrawn divestiture of $23.7 million

($15.9 million after tax) in 2002. These costs were partially offset by lower interest rates. See Footnotes 2 and 13 to the Consolidated Financial Statements for additional details.

        The effective tax rate was 33.5% for the year ended December 31, 2002 versus 36.4% in the prior year. See Footnote 12 to the Consolidated Financial Statements for an explanation of the effective tax rate.

        Net income before cumulative effect of accounting change in 2002 was $311.5 million, a $46.9 million, or 17.7% increase from $264.6 million in 2001. Diluted earnings per share before cumulative effect of accounting change was $1.16 in 2002 compared to $0.99 in 2001.

        During the first quarter of 2002, the Company completed the required impairment tests of goodwill and indefinite life intangible assets, which resulted in an impairment charge of $514.9 million, net of tax. See Footnote 1 to the Consolidated Financial Statements for further information on the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and other Intangible Assets."

        Net loss for 2002 was $203.4 million compared to net income of $264.6 million in 2001. Basic and diluted loss/earnings per share in 2002 decreased to a loss of $0.76 versus income of $0.99 in 2001. The decrease in net income and earnings per share in 2002 was primarily due to the cumulative effect of accounting changes related to goodwill, and increased restructuring charges to streamline the Company's supply chain, partially offset by an improvement in gross margins, the elimination of amortization expense associated with goodwill, lower interest rates and a reduction in income tax expense. See Footnote 1 to the Consolidated Financial Statements for additional details related to cumulative effect of accounting change charge for goodwill.

Business Segment Operating Results:

        The Company operates in four general segments:

        Net Sales by Segment were as follows for the year ended December 31, (in millions):

	2002	2001	% Change
Rubbermaid	$2,592.4	$2,565.6	1.0%
Sharpie	1,908.7	1,799.4	6.1
Irwin	1,727.3	1,382.6	24.9
Calphalon Home	1,225.5	1,161.7	5.5

Total Net Sales	7,453.9	$6,909.3	7.9%

        Operating Income by Segment were as follows for the year ended December 31, (in millions):

	2002	2001	% Change
Rubbermaid	$214.5	$200.9	6.8%
Sharpie	323.3	278.3	16.2
Irwin	136.4	126.5	7.8
Calphalon Home	119.5	120.1	(0.5)

Segment Operating Income*	$793.7	$725.8	9.4%

*
Segment Operating Income excludes corporate costs and Restructuring Expense. See Footnote 14 to the Consolidated Financial Statements for the detail of Operating Income by Segment including Corporate and Restructuring Expense.

Rubbermaid

        Net sales for 2002 were $2,592.4 million, an increase of $26.8 million, or 1.0%, from $2,565.6 million in 2001. The 1.0% sales growth was primarily due to 5.6% sales growth at the Rubbermaid Home Products division, partially offset by an 11.5% sales decline at Graco. The decline at Graco was primarily due to an increase in competitive pressures. The primary reasons for the overall sales increase were sales gains at strategic accounts and new product introductions, such as the Rubbermaid TakeAlongs®, the Slim Cooler™, Stain Shield™, and the Tool Tower™ and growth in existing products, partially offset by product price reductions.

        Operating income for 2002 was $214.5 million, an increase of $13.6 million, or 6.8%, from $200.9 million in 2001. The increase is primarily related to productivity improvements and increased margin for new products, partially offset by product price reductions and continued investments in divisional growth initiatives, including costs related to new product development and product launches, primarily television advertising for featured items such as the Slim Cooler™ and the Tool Tower™.

Sharpie

        Net sales for 2002 were $1,908.7 million, an increase of $109.3 million, or 6.1%, from $1,799.4 million in 2001. The 6.1% sales growth was fueled by 20.4% sales growth at Eldon. The primary reasons for the increase were sales gains at strategic accounts, new product introductions (including the Sharpie® Chisel Tip and Liquid Paper® Backtracker™), and growth in existing Paper Mate® pens, Sharpie® permanent markers and Colorific® product lines.

        Operating income for 2002 was $323.3 million, an increase of $45.0 million, or 16.2%, from $278.3 million in 2001. The increase is primarily related to productivity improvements and increased margin from new products, partially offset by continued investments in divisional growth initiatives, primarily television advertising for the Sharpie® and Paper Mate® brands.

Irwin

        Net sales for 2002 were $1,727.3 million, an increase of $344.7 million, or 24.9%, from $1,382.6 million in 2001. Excluding $318.3 million in sales from the American Tool acquisition, sales increased $26.4 million, or 1.9%. Sales growth was fueled primarily by 14.0% sales growth at the BernzOmatic division offset by a decline of 1.3% at the Levolor/Kirsch division. The American Tool acquisition integration continues on plan.

        Operating income for 2002 was $136.4 million, an increase of $9.9 million, or 7.8%, from $126.5 million in 2001. Excluding $24.6 million in operating income from the American Tool acquisition, operating income decreased $14.7 million, or 11.6%. The decrease in operating income was primarily due to product price reductions and continued investment in sales and marketing growth initiatives, as well as start-up costs related to the American Tool acquisition, partially offset by cost savings from productivity initiatives.

Calphalon Home

        Net sales for 2002 were $1,225.5 million, an increase of $63.8 million, or 5.5%, from $1,161.7 million in 2001. Sales growth related primarily to Calphalon and Cookware Europe divisions related to new product introductions and existing product sales at strategic accounts, partially offset by product price reductions.

        Operating income for 2002 was $119.5 million, a decrease of $0.6 million, or 0.5%, from $120.1 million in 2001. The slight decrease in operating income was due primarily to product price reductions and costs related to marketing growth initiatives, offset by cost savings from productivity initiatives and new and existing product growth.

2001 versus 2000

        Net sales for 2001 were $6,909.3 million, representing a decrease of $25.4 million, or 0.4%, from $6,934.7 million, in 2000. The sales decline was primarily due to shelf space losses at key customers and a significant downturn in the U.S. economy, partially offset by $498.5 million of sales contributions from Paper Mate/Parker (acquired December 2000).

        Gross income as a percentage of net sales in 2001 was 27.0%, or $1,862.7 million, versus 26.3%, or $1,826.0 million, in 2000. Gross income includes restructuring related and other charges relating to integration costs of recent acquisitions of $7.4 million ($4.7 million after taxes) and $7.9 million ($4.9 million after taxes) in 2001 and 2000, respectively. The gross income improvement is primarily due to the December 29, 2000 acquisition of the Paper Mate/Parker business. Excluding this acquisition, gross income margins were flat. The implementation of the productivity initiative throughout the Company in 2001 maintained gross income margin percentages at 2000 levels despite significant increased fixed costs as production at the Company's manufacturing facilities was slowed in an effort to reduce inventories (net inventories decreased $148.8 million during 2001).

        Selling, general and administrative expenses ("SG&A") in 2001 were 16.9% of net sales, or $1,168.2 million, versus 13.0%, or $899.4 million, in 2000. SG&A includes charges relating to integration costs of recent acquisitions of $12.0 million ($7.7 million after taxes) and $8.8 million ($5.4 million after taxes) in 2001 and 2000, respectively. The increase in SG&A is a result of the Paper Mate/Parker acquisition and planned investments in marketing initiatives, including the Company's Strategic Account Management and Phoenix Programs, supporting the Company's brand portfolio and strategic account strategy.

        During 2001, the Company recorded pre-tax restructuring charges of $66.7 million associated with the Company's strategic restructuring plan. The restructuring plan is intended to streamline the Company's supply chain to ensure its position as the best-cost global provider throughout the Company's product portfolio. The plan consists of reducing worldwide headcount over the three years beginning in 2001, and includes consolidating duplicate manufacturing facilities. As part of this plan, the Company incurred employee severance and termination benefit costs for approximately 1,700 employees. Additionally, the Company incurred facility exit costs related primarily to the closure of 14 facilities (four at Rubbermaid, one at Sharpie, six at Irwin and three at Calphalon Home). See Footnote 3 to the Consolidated Financial Statements for a review of these charges.

        During 2000, the Company recorded pre-tax restructuring charges of $43.0 million related primarily to the continued Rubbermaid integration and plant closures at Irwin. The Company incurred employee severance and termination benefit costs related to approximately 700 employees terminated in 2000. Such costs included severance and government mandated settlements for facility closures at Rubbermaid Europe, change in control payments made to former Rubbermaid executives, employee terminations at the domestic Rubbermaid divisions and severance at Irwin. The Company incurred merger transaction costs related primarily to legal settlements for Rubbermaid's 1998 sale of a former division and other merger related contingencies resolved in 2000. Additionally, the Company incurred facility and other exit costs related primarily to the closure of five European Rubbermaid facilities, three window furnishings facilities as well as the exit of various Rubbermaid product lines. See Footnote 3 to the Consolidated Financial Statements for a review of these charges.

        For the year ended December 31, 2001, goodwill amortization as a percentage of net sales was 0.8%, or $56.9 million, versus 0.7%, or $51.9 million, for the year ended December 31, 2000. The increase in goodwill amortization is a result of additional goodwill associated with the Paper Mate/Parker acquisition in December 2000.

        Operating income in 2001 was 8.3% of net sales, or $570.9 million, versus 12.0% of net sales, or $831.7 million, in 2000. Operating income includes restructuring and other charges of $86.1 million

($54.8 million after taxes) and $59.7 million ($36.7 million after taxes) in 2001 and 2000, respectively. The decrease in operating margins was primarily due to planned investment in marketing initiatives supporting the Company's brand portfolio and strategic account strategy.

        Net nonoperating expenses in 2001 were 2.3% of net sales, or $155.0 million, versus 2.1%, or $146.2 million, in 2000. The increased expenses in 2001 are a result of the Company's increased average level of debt, partially offset by lower interest rates.

        The effective tax rate was 36.4% for the year ended December 31, 2001 versus 38.5% in the prior year. See Footnote 12 to the Consolidated Financial Statements for an explanation of the effective tax rate.

        Net income for 2001 was $264.6 million compared to net income of $421.6 million in 2000. Basic and diluted earnings per share in 2001 decreased 36.9% to $0.99 from $1.57 in 2000. Net income includes pre-tax restructuring and other charges of $86.1 million ($54.8 million after taxes) and $59.7 million ($36.7 million after taxes) in 2001 and 2000, respectively. The decrease in net income and earnings per share for 2001 was primarily due to internal sales declines, planned investment in the Company's marketing initiatives and increased restructuring charges to streamline the Company's manufacturing network.

Business Segment Operating Results:

        The Company operates in four general segments:

        Net Sales by Segment were as follows for the year ended December 31, (in millions):

	2001	2000	% Change
Rubbermaid	$2,565.6	$2,809.3	(8.7)%
Sharpie	1,799.4	1,423.5	26.4
Irwin	1,382.6	1,455.0	(5.0)
Calphalon Home	1,161.7	1,246.9	(6.8)

Total Net Sales	$6,909.3	$6,934.7	(0.4)%

        Operating Income by Segment were as follows for the year ended December 31, (in millions):

	2001	2000	% Change
Rubbermaid	$200.9	$326.2	(38.4)%
Sharpie	278.3	250.4	11.1
Irwin	126.5	207.2	(38.9)
Calphalon Home	120.1	172.9	(30.5)

Segment Operating Income*	$725.8	$956.7	(24.1)%

*
Segment Operating Income excludes Corporate costs and Restructuring Expense. See Footnote 14 to the Consolidated Financial Statements for the detail of Operating Income by Segment including Corporate and Restructuring Expense.

Rubbermaid

        Net sales for 2001 were $2,565.6 million, a decrease of $243.7 million, or 8.7%, from $2,809.3 million in 2000. The 8.7% sales decline was primarily due to the Little Tikes and Graco divisions. The primary reasons for the overall sales decline were losses of shelf space at key customers and a significant downturn in the U.S. economy.

        Operating income for 2001 was $200.9 million, a decrease of $125.3 million, or 38.4%, from $326.2 million in 2000. The decrease resulted primarily from reduced margins caused by the sales declines mentioned above and planned investment in marketing initiatives to support the Company's brand portfolio and Strategic Account Management Program.

Sharpie

        Net sales for 2001 were $1,799.4 million, an increase of $375.9 million, or 26.4%, from $1,423.5 million in 2000. Excluding $498.5 million in sales from the Paper Mate/Parker acquisition, sales decreased $122.6 million, or 8.6%. The primary reasons for the overall sales decline was softness in the commercial channel and a significant downturn in the U.S. economy.

        Operating income for 2001 was $278.3 million, an increase of $27.9 million, or 11.1%, from $250.4 million in 2000. The increase resulted primarily from increased sales from the Paper Mate/Parker acquisition offset by reduced margins caused by sales declines in our core business and planned investment in marketing initiatives to support the Company's brand portfolio and Strategic Account Management Program.

Irwin

        Net sales for 2001 were $1,382.6 million, a decrease of $72.4 million, or 5.0%, from $1,455.0 million in 2000. The 5.0% sales decline was primarily due to the Levolor/Kirsch and Mainland Europe divisions. The primary reasons for the overall sales decline was losses of shelf space at key customers and a significant downturn in the economy.

        Operating income for 2001 was $126.5 million, a decrease of $80.7 million, or 38.9%, from $207.2 million in 2000. The decrease resulted primarily from reduced margins caused by the sales declines mentioned above, product pricing reductions and planned investment in marketing initiatives to support the Company's brand portfolio and Strategic Account Management Program.

Calphalon Home

        Net sales for 2001 were $1,161.7 million, a decrease of $85.2 million, or 6.8%, from $1,246.9 million in 2000. The 6.8% sales decline was primarily due to the Mirro/Calphalon division. The primary reasons for the overall sales decline was losses of shelf space at key customers and a significant downturn in the economy.

        Operating income for 2001 was $120.1 million, a decrease of $52.8 million, or 30.5%, from $172.9 million in 2000. The decrease resulted primarily from reduced margins caused by the sales declines mentioned above and planned investment in marketing initiatives to support the Company's brand portfolio and Strategic Account Management Program.

Liquidity and Capital Resources

Sources

        The Company's primary sources of liquidity and capital resources include cash provided by operations and use of available borrowing facilities.

        Cash provided by operating activities in 2002 was $868.9 million compared to $865.4 million in 2001 and $623.5 million in 2000. The increase in operating cash flows is primarily due to improved earnings before non-cash charges and improved working capital management, principally in the area of accounts payable. In 2002, the Company generated $136.0 million in positive cash flow by better management of accounts payable. As a result, the Company generated free cash flow (defined by the

Company as cash provided by operating activities less capital expenditures and dividends) of $392.4 million compared to $391.6 million in 2001 and $81.8 million in 2000.

        The Company has short-term foreign and domestic uncommitted lines of credit with various banks that are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to the discretion of the lender. The Company's lines of credit do not have a material impact on the Company's liquidity. Borrowings under the Company's lines of credit at December 31, 2002 totaled $25.2 million.

        On March 14, 2002, the Company issued $500.0 million of Senior Notes with five-year and ten-year maturities. The $500.0 million Senior Notes consist of $250.0 million in 6.00% Senior Notes due 2007 and $250.0 million in 6.75% Senior Notes due 2012. On December 20, 2002, the Company issued $250.0 million of Senior Notes. The seven-year Senior Notes were issued at 4.625% and pay interest semi-annually on June 15 and December 15 until final maturity on December 15, 2009. The proceeds of these issuances were used to pay down commercial paper. These issuances are reflected in the outstanding amount of medium-term notes and the entire amount is considered to be long-term debt.

        The Company completed a $1,300.0 million Syndicated Revolving Credit Facility (the "Revolver") on June 14, 2002, replacing the existing $1,300.0 million revolving credit agreement, which was scheduled to terminate in August 2002. The Revolver consists of a $650.0 million 364-day credit agreement and a $650.0 million five-year credit agreement. At December 31, 2002, there were no borrowings under the Revolver.

        In lieu of borrowings under the Revolver, the Company may issue up to $1,300.0 million of commercial paper. The Revolver provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Revolver. At December 31, 2002, $140.0 million (principal amount) of commercial paper was outstanding. Because $650.0 million of the Revolver expires in June 2007, the entire $140.0 million is classified as long-term debt.

        The Revolver permits the Company to borrow funds on a variety of interest rate terms. The Revolver requires, among other things, that the Company maintain certain Interest Coverage and Total Indebtedness to Total Capital Ratio, as defined in the agreement. The agreement also limits Subsidiary Indebtedness. As of December 31, 2002, the Company was in compliance with this agreement.

        On September 18, 2001, the Company entered into an agreement with a financial institution creating a financing entity that is consolidated in the Company's financial statements. Under the agreement, the Company regularly enters into transactions with the financing entity to sell an undivided interest in substantially all of the Company's United States trade receivables to the financing entity. In the quarter ended September 30, 2001, the financing entity issued $450.0 million in preferred debt securities to the financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity's receivables. The receivables and the corresponding $450.0 million preferred debt issued by the subsidiary to the financial institution are recorded in the consolidated accounts of the Company. The proceeds of this debt were used to pay down commercial paper issued by the Company. Because this debt matures in 2008, the entire amount is considered to be long-term debt. The provisions of the debt agreement allow the entire outstanding debt to be called upon certain events including the Company's debt rating falling below investment grade and certain levels of accounts receivable write-offs. As of December 31, 2002, the Company was in compliance with the agreement. As of December 31, 2002 and 2001, the aggregate amount of outstanding receivables sold under the agreement was $738.2 million and $689.3 million, respectively.

        In August 2002, the Company elected to terminate certain interest rate swap agreements prior to their scheduled maturities and received cash of $25.0 million. Of this amount, $20.8 million represents the fair value of the swaps that were terminated and the remainder represents interest receivable on the swaps. The cash received relating to the fair value of the swaps was included as an operating activity in the Consolidated Statement of Cash Flows. The unamortized fair value gain on the terminated interest rate swaps is accounted for as long-term debt. As of December 31, 2002, the unamortized gain was $18.4 million, of which $5.3 million is classified as current portion of long-term debt. The unamortized gain will be amortized as a reduction to interest expense over the remaining term of the underlying debt.

        In August 2002, the Company entered into several new interest rate swap agreements to replace the terminated interest rate swap agreements. These new interest rate swaps convert certain fixed rate debt into floating rate debt based on a notional principal amount of $500.0 million.

        A $500.0 million universal shelf registration statement became effective in July 2002 under which debt and equity securities may be issued. As of December 31, 2002, approximately $250.0 million in debt securities had been issued under this shelf registration statement. In January 2003, approximately $200.8 million in equity securities were issued pursuant to the shelf registration. See Footnote 16 to the Consolidated Financial Statements for further details.

Uses

        The Company's primary uses of liquidity and capital resources include acquisitions, dividend payments and capital expenditures.

        Cash used for acquisitions was $242.2 million, $107.5 million and $597.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company continues to invest in businesses and product lines that present a strategic fit with the Company's existing businesses. See Footnote 2 to the Consolidated Financial Statements for further details.

        The Company repaid $901.5 million, $819.0 million and $428.2 million of notes payable and long-term debt for the years ended December 31, 2002, 2001 and 2000, respectively. The Company's ability to pay down debt was due primarily to current year cash earnings and continued focus on working capital management. Cash used for restructuring activities was $58.0 million, $49.7 million and $32.9 million in the years ended December 31, 2002, 2001 and 2000, respectively. Such cash payments primarily represent employee termination benefits and facility exit costs.

        Capital expenditures were $252.1 million, $249.8 million and $316.6 million in the years ended December 31, 2002, 2001 and 2000, respectively. The Company continues to invest in new product development and productivity. Aggregate dividends paid were $224.4 million, $224.0 million and $225.1 million in the years ended December 31, 2002, 2001 and 2000, respectively.

        Retained earnings decreased $428.1 million in the year ended December 31, 2002. The reduction in retained earnings is due primarily to the $514.9 million, net of tax, non-cash goodwill impairment charge taken in 2002 and the payment of $224.4 million in dividends, partially offset by current year earnings.

        Working capital at December 31, 2002 was $465.6 million compared to $316.8 million at December 31, 2001. The current ratio at December 31, 2002 was 1.18:1 compared to 1.13:1 at December 31, 2001. The increase in working capital and the current ratio is due to the American Tool acquisition, and a reduction in the current portion of long-term debt.

        Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt, company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust and stockholders' equity) was .47:1 at December 31, 2002 compared to .43:1 at December 31, 2001. The increase in total debt to total capitalization is due to the American Tool acquisition, which was funded by the issuance of commercial paper.

        The Company believes that cash provided by operations and available borrowing facilities will continue to provide adequate support for the cash needs of existing businesses; however, certain events, such as significant acquisitions, could require additional external financing. In January 2003, the Company completed its acquisition of the American Saw & Mfg. Co. ("American Saw"). The purchase price of $450.0 million was funded through the issuance of commercial paper. See Footnote 16 to the Consolidated Financial Statement for further details.

Minimum Pension Liability

        The recent dramatic decline in U.S. equity markets has reduced the value of the Company's pension plan assets. As a result, the Company's pension plan, which historically has had an over-funded position, currently is under-funded. In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional minimum pension liability adjustment at December 31, 2002. Based on plan asset values at the measurement date, the approximate effect of this non-cash adjustment was to increase the pension liability by $114.5 million, with a corresponding charge to equity, net of taxes, of $71.0 million. The direct charge to stockholders' equity did not affect net income, but is included in other comprehensive income. The Company remains confident that its pension plan has the appropriate long-term investment strategy and the Company's liquidity position is expected to remain strong.

Critical Accounting Policies

        The Company's accounting policies are more fully described in Footnote 1 to the Consolidated Financial Statements. As disclosed in Footnote 1, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying footnotes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Consolidated Financial Statements. The following sections describe the Company's critical accounting policies.

Goodwill and Other Indefinite Life Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are not amortized but remain subject to periodic impairment tests in accordance with the statements.

        The Company conducts its annual test of impairment for goodwill and indefinite life intangible assets in the third quarter. In addition, the Company tests for impairment periodically if events or circumstances occur subsequent to the Company's annual impairment tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. In conducting this impairment test, the Company estimates the future cash flows of its businesses to which the goodwill and other indefinite life intangibles relate. These cash flows are then discounted at rates ranging from 9% to 13%, reflecting the respective specific industry's cost of capital. The discounted cash flows are then compared to the carrying amount of the reporting unit to determine if an impairment exists. If, upon review, the fair value is less than the carrying value of the reporting unit, the carrying value is written down to estimated fair value. Reporting units are typically operating segments or operations one level below operating segments for which discrete financial information is available and for which segment management regularly reviews the operating results. Because there usually is a lack of quoted market prices for the reporting units, the fair value usually is based on the present values of expected future cash flows using discount rates commensurate with the risks involved in the asset group. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future production volumes, prices and costs, considering all available information at the date of review.

        As a result of this analysis, the Company recorded a pre-tax goodwill impairment charge of $538.0 million in the first quarter of 2002 (with an after-tax charge totaling $514.9 million).

        The accounting estimate related to goodwill and other indefinite life intangible assets is highly susceptible to change from period to period because it requires management to make estimates of future cash flows and changes in cost of capital related to each of its business units. There is potential for economic, regulatory, or other conditions that could adversely affect the ability of each business unit to generate future cash flows. Should these conditions deteriorate, there is the potential for additional impairment losses to be incurred, and such losses could be material to the Company's Consolidated Financial Statements.

Legal and Environmental Reserves

        As described in Footnote 15 to the Company's Consolidated Financial Statements, the Company is involved in legal proceedings in the ordinary course of its business. These proceedings include claims for damages arising out of use of the Company's products, allegations of infringement of intellectual property, commercial disputes and employment matters as well as environmental matters. Some of the legal proceedings include claims for punitive as well as compensatory damages, and a few proceedings purport to be class actions.

        In determining the appropriate level of legal reserves, the Company uses outside and internal counsel to evaluate the potential exposure on specific claims. The Company evaluates the range of estimated loss for each specific case and determines the probable exposure based on historical experience and the advice of counsel. While the Company believes it is adequately reserved for legal exposures, management cannot predict with certainty the ultimate outcome of these cases, including any amounts it may be required to pay in excess of amounts reserved. The ultimate outcome of these cases could exceed the amounts recorded and such losses could be material to the Company's Consolidated Financial Statements.

        The Company is involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party ("PRP") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws.

        In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs is disputed.

        The Company's estimate of environmental response costs associated with these matters as of December 31, 2002 ranged between $19.4 million and $24.6 million. As of December 31, 2002, the Company had a reserve equal to $22.0 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes, except with respect to two long-term (30 year) operations and maintenance CERCLA matters which are estimated at present value.

        Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company's estimates. The ultimate outcome of these matters may exceed the amounts recorded by the Company and such additional losses may be material to the Company's Consolidated Financial Statements.

Product Liability Reserves

        The Company has a self-insurance program for product liability that includes reserves for self-retained losses and certain excess and aggregate risk transfer insurance. The Company uses historical loss experience combined with actuarial evaluation methods, review of significant individual files, application of risk transfer programs, and guidance from internal and external legal counsel in determining required product liability reserves. As a result of the most recent analysis, the Company has estimated these reserves at $27.8 million. While the Company believes that it has adequately reserved for these claims, the ultimate outcome of these matters may exceed the amounts recorded by the Company and such additional losses may be material to the Company's Consolidated Financial Statements.

Recovery of Accounts Receivable

        The Company evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer's inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. If circumstances related to specific customers change, the Company's estimates of the recoverability of receivables could be further adjusted.

Inventory Reserves

        The Company reduces its inventory value for estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Revenue Recognition

        The Company recognizes revenues and freight billed to customers, net of provisions for cash discounts, returns, volume or trade customer discounts, co-op advertising and other sales discounts, upon shipment to customers when all substantial risks of ownership change. In accordance with Emerging Issues Task Force ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs," the Company records amounts billed to customers related to shipping and handling as revenue and all expenses related to shipping and handling as a cost of products sold. See Footnote 1 to the Consolidated Financial Statements.

Recent Accounting Pronouncements

        Refer to Footnote 1 in the Consolidated Financial Statements for further information regarding recent accounting pronouncements.

International Operations

        The Company's non-U.S. business continues to grow at a steady pace. This growth outside the U.S. has been fueled by recent international acquisitions, primarily in Europe. For the years ended December 31, 2002, 2001 and 2000, the Company's non-U.S. business accounted for approximately

27%, 27% and 25% of net sales, respectively (see Footnote 14 to the Consolidated Financial Statements). Growth of both U.S. and non-U.S. businesses is shown below for the years ended December 31, (in millions):

	2002	2001	2000	2002 vs. 2001% Change	2001 vs. 2000% Change
Net sales:
U.S.	$5,454.2	$5,040.6	$5,191.5	8.2%	(2.9)%
Non-U.S.	1,999.7	1,868.7	1,743.2	7.0	7.2

	$7,453.9	$6,909.3	$6,934.7	7.9%	(0.4)%

Market Risk

        The Company's market risk is impacted by changes in interest rates, foreign currency exchange rates and certain commodity prices. Pursuant to the Company's policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes.

        The Company's primary market risk is interest rate exposure, primarily in the United States. The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions, and, for qualifying hedges, the interest differential of swaps is included in interest expense.

        The Company's foreign exchange risk management policy emphasizes hedging anticipated intercompany and third party commercial transaction exposures of one-year duration or less. The Company focuses on natural hedging techniques of the following form:

  •
  offsetting or netting of like foreign currency cash flows,

  •
  structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk,

  •
  converting excess foreign currency deposits into U.S. dollars or the relevant functional currency and

  •
  avoidance of risk by denominating contracts in the appropriate functional currency.

        In addition, the Company utilizes short-term forward contracts to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivative instruments are recorded on the Company's Consolidated Balance Sheet at fair value, and any changes in fair value of these instruments are recorded in the Consolidated Statement of Income or other comprehensive income.

        Due to the diversity of its product lines, the Company does not have material sensitivity to any one commodity. The Company manages commodity price exposures primarily through the duration and terms of its vendor contracts.

        The amounts shown below represent the estimated potential economic loss that the Company could incur from adverse changes in either interest rates or foreign exchange rates using the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using statistical modeling techniques and including substantially all market risk exposures (specifically excluding equity-method investments). The fair value losses shown in the table below do not have an impact on current results of operations or financial condition, but are shown as an illustration of the impact of potential adverse changes in interest rates. The following table indicates the calculated amounts for each of the years ended December 31, 2002 and 2001 (in millions):

Market Risk	2002 Average	December 31, 2002	2001 Average	December 31, 2001	Confidence Level
Interest rates	$18.2	$20.5	$10.7	$14.5	95%
Foreign exchange	$0.3	$0.2	$1.2	$0.5	95%

        The 95% confidence interval signifies the Company's degree of confidence that actual losses would not exceed the estimated losses shown above. The amounts shown here disregard the possibility that interest rates and foreign currency exchange rates could move in the Company's favor. The value-at-risk model assumes that all movements in these rates will be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, because actual results may differ significantly depending upon activity in the global financial markets.

Euro Currency Conversion

        On January 1, 1999, the "Euro" became the common legal currency for 11 of the 15 member countries of the European Union. On that date, the participating countries fixed conversion rates between their existing sovereign currencies ("legacy currencies") and the Euro. On January 4, 1999, the Euro began trading on currency exchanges and became available for noncash transactions, if the parties elected to use it. On January 1, 2001, another country (Greece) also adopted the Euro, fixing the conversion rate against their legacy currency. The legacy currencies remained legal tender through December 31, 2001. On January 1, 2002, participating countries introduced Euro-denominated bills and coins, and effective July 1, 2002, legacy currencies were no longer legal tender.

        All businesses in participating countries are now required to conduct all transactions in the Euro and must convert their financial records and reports to be Euro-based. The Company has completed this conversion process and has deemed its information systems to be Euro compliant. As a result of the Euro conversion, the Company experienced no adverse impact to its business or financial condition on a consolidated basis.

Forward-Looking Statements

        Forward-looking statements in this Report are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about sales, income, earnings per share, return on equity, return on invested capital, capital expenditures, working capital, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, synergies, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those matters set forth in this Report and Exhibit 99.1 to this Report.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Management's Responsibility for Financial Statements

        The management of Newell Rubbermaid Inc. is responsible for the accuracy and internal consistency of all information contained in this annual report, including the Consolidated Financial Statements. Management has followed those generally accepted accounting principles that it believes to be most appropriate to the circumstances of the Company, and has made what it believes to be reasonable and prudent judgments and estimates where necessary.

        Newell Rubbermaid Inc. operates under a system of internal accounting controls designed to provide reasonable assurance that its financial records are accurate, that the assets of the Company are protected and that the financial statements fairly present the financial position and results of operations of the Company. The internal accounting control system is tested, monitored and revised as necessary.

        Five directors of the Company, not members of management, serve as the Audit Committee of the Board of Directors and are the principal means through which the Board oversees the performance of the financial reporting duties of management. The Audit Committee meets with management and the Company's independent auditors several times a year to review the results of the external audit of the Company and to discuss plans for future audits. At these meetings, the Audit Committee also meets privately with the independent auditors to assure its free access to them.

        The Company's independent auditors, Ernst and Young LLP, audited the financial statements prepared by the management of Newell Rubbermaid Inc. Their opinion on these statements is presented below.

        The Company's prior independent accountant, Arthur Andersen LLP, was convicted on June 15, 2002 of one count of obstruction of justice arising from the government's investigation of Enron Corporation. Events arising out of the conviction of Arthur Andersen LLP, as well as the volume of civil lawsuits against it, have adversely affected the ability of Arthur Andersen LLP to satisfy claims, if any, arising from its providing of auditing services to the Company, including claims that may arise out of Arthur Andersen LLP's audit of the Company's consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, which are included in this Report. A copy of a report previously issued by Arthur Andersen LLP in connection with the Company's Annual Report on Form 10-K for the year ended December 31, 2001 is presented below. Arthur Andersen LLP has not reissued this opinion.

William T. Alldredge President—Corporate Development & Chief Financial Officer	J. Patrick Robinson Vice President—Controller & Chief Accounting Officer

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Newell Rubbermaid Inc.

        We have audited the accompanying consolidated balance sheet of Newell Rubbermaid Inc. (the "Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Newell Rubbermaid Inc. as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 were audited by other auditors who have ceased operations and whose report dated January 25, 2002 expressed an unqualified opinion on those statements before the disclosure and restatement adjustments described in Notes 1 and 14, respectively.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newell Rubbermaid Inc. at December 31, 2002, and the consolidated results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States.

        As described in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform with FASB Statement No. 142.

        As discussed above, the financial statements of Newell Rubbermaid Inc. as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other auditors who have ceased operations. As described in Note 1, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (Statement) No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 1 with respect to 2001 and 2000 included (a) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income, and the related earnings-per-share amounts. Also, as described in Note 14, the Company changed the composition of its reportable segments in 2002, and the amounts in the 2001 and 2000 financial statements relating to reportable segments have been restated to conform to the 2002 composition of reportable segments. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 and 2000 financial statements. Our procedures included (a) agreeing the adjusted amounts of segment revenues, operating income and assets to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such disclosures and adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/ ERNST & YOUNG LLP
Chicago, Illinois January 27, 2003 Except for Note 16, as to which the date is March 27, 2003

Note: This is a copy of the audit report previously issued by Arthur Andersen LLP ("Andersen") in connection with the Newell Rubbermaid Inc. Form 10-K filing for the fiscal year ended December 31, 2001. The inclusion of this previously issued Andersen report is pursuant to the "temporary final rule and final rule requirements for Arthur Andersen LLP auditing clients," issued by the Securities and Exchange Commission in March 2002. Note that this previously issued Andersen report includes references to certain fiscal years, which are not required to be presented in the accompanying consolidated financial statements as of and for the years ended December 31, 2001 and 2000. This audit report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 10-K. See Item 9 for further discussion.

Report of Independent Public Accountants

To the Stockholders of Newell Rubbermaid Inc.:

        We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements and the schedule referred to below are the responsibility of Newell Rubbermaid Inc.'s management. Our responsibility is to express an opinion on these Consolidated Financial Statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newell Rubbermaid Inc. and subsidiaries as of December 31, 2001, 2000 and 1999 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

        Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Part IV Item 14(a)(2) of this Form 10-K is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP
Milwaukee, Wisconsin
January 25, 2002

Consolidated Statements of Operations

	Year Ended December 31,
	2002	2001	2000
	(In millions, except per share data)
Net sales	$7,453.9	$6,909.3	$6,934.7
Cost of products sold	5,394.2	5,046.6	5,108.7

Gross income	2,059.7	1,862.7	1,826.0
Selling, general and administrative expenses	1,307.3	1,168.2	899.4
Restructuring costs	122.7	66.7	43.0
Goodwill amortization	—	56.9	51.9

Operating income	629.7	570.9	831.7
Nonoperating expenses:
Interest expense	110.6	137.5	130.0
Other, net	50.6	17.5	16.2

Net nonoperating expenses	161.2	155.0	146.2

Income before income taxes and cumulative effect of accounting change	468.5	415.9	685.5
Income taxes	157.0	151.3	263.9

Income before cumulative effect of accounting change	311.5	264.6	421.6
Cumulative effect of accounting change, net of tax	(514.9)	—	—

Net (loss)/income	$(203.4)	$264.6	$421.6

Weighted average shares outstanding:
Basic	267.1	266.7	268.4
Diluted	268.0	267.0	268.5
Earnings per share:
Basic
Before cumulative effect of accounting change	$1.17	$0.99	$1.57
Cumulative effect of accounting change	(1.93)	—	—

Net (loss)/income per common share	$(0.76)	$0.99	$1.57

Diluted
Before cumulative effect of accounting change	$1.16	$0.99	$1.57
Cumulative effect of accounting change	(1.92)	—	—

Net (loss)/income per common share	$(0.76)	$0.99	$1.57

Dividends per share	$0.84	$0.84	$0.84

See Footnotes to Consolidated Financial Statements.

Consolidated Balance Sheets

	December 31,
	2002	2001
	(In millions)
Assets
Current Assets:
Cash and cash equivalents	$55.1	$6.8
Accounts receivable, net	1,377.7	1,298.2
Inventories, net	1,196.2	1,113.8
Deferred income taxes	213.5	238.5
Prepaid expenses and other	237.5	193.4

Total Current Assets	3,080.0	2,850.7
Other Long-term Investments	—	79.5
Other Assets	286.7	293.1
Property, Plant and Equipment, net	1,812.8	1,689.2
Goodwill, net	1,847.3	2,069.7
Other Intangible Assets, net	362.1	283.9

Total Assets	$7,388.9	$7,266.1

Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable	$25.2	$19.1
Accounts payable	686.6	501.3
Accrued compensation	153.5	124.7
Other accrued liabilities	1,165.4	936.1
Income taxes	159.7	145.2
Current portion of long-term debt	424.0	807.5

Total Current Liabilities	2,614.4	2,533.9
Long-term Debt	1,856.6	1,365.0
Other Noncurrent Liabilities	348.4	359.5
Deferred Income Taxes	4.7	73.6
Minority Interest	1.3	0.7
Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust	500.0	500.0
Stockholders' Equity:
Common stock, authorized shares, 800.0 million at $1.00 par value;	283.1	282.4
Outstanding shares:
2002—283.1 million
2001—282.4 million
Treasury stock, at cost;	(409.9)	(408.5)
Shares held:
2002—15.7 million
2001—15.6 million
Additional paid-in capital	237.3	219.8
Retained earnings	2,143.2	2,571.3
Accumulated other comprehensive loss	(190.2)	(231.6)

Total Stockholders' Equity	2,063.5	2,433.4

Total Liabilities and Stockholders' Equity	$7,388.9	$7,266.1

See Footnotes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2002	2001	2000
	(In millions)
Operating Activities
Net (loss)/income	$(203.4)	$264.6	$421.6
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	280.7	328.8	292.6
Cumulative effect of change in accounting principle	514.9	—	—
Noncash restructuring charges	74.9	36.9	18.5
Deferred income taxes	48.3	25.5	59.8
Income tax savings from employee stock plans	1.1	0.4	1.0
Other	8.7	16.8	1.9
Changes in current accounts excluding the effects of acquisitions:
Accounts receivable	2.8	(104.8)	36.3
Inventories	12.9	128.6	(100.5)
Other current assets	(42.1)	(6.8)	6.6
Accounts payable	136.0	149.3	(45.6)
Accrued liabilities and other	34.1	26.1	(68.7)

Net Cash Provided by Operating Activities	$868.9	$865.4	$623.5
Investing Activities
Acquisitions, net of cash acquired	$(242.2)	$(107.5)	$(597.8)
Expenditures for property, plant and equipment	(252.1)	(249.8)	(316.6)
Sale of business, net of taxes paid	—	15.4	—
Sales of marketable securities, net of taxes paid	—	7.8	—
Disposals of noncurrent assets and other	7.8	30.5	5.1

Net Cash Used in Investing Activities	$(486.5)	$(303.6)	$(909.3)
Financing Activities
Proceeds from issuance of debt	$772.0	$464.2	$1,265.1
Payments on notes payable and long-term debt	(901.5)	(819.0)	(428.2)
Common stock repurchases	—	—	(403.0)
Cash dividends	(224.4)	(224.0)	(225.1)
Proceeds from exercised stock options and other	19.0	2.9	1.3

Net Cash (Used in) Provided by Financing Activities	$(334.9)	$(575.9)	$210.1
Exchange rate effect on cash	0.8	(1.6)	(4.0)

Increase (Decrease) in Cash and Cash Equivalents	48.3	(15.7)	(79.7)
Cash and Cash Equivalents at Beginning of Year	6.8	22.5	102.2

Cash and Cash Equivalents at End of Year	$55.1	$6.8	$22.5

Supplemental cash flow disclosures—cash paid during the year for:
Income taxes, net of refunds	$90.0	$69.8	$152.8
Interest, net of amounts capitalized	91.4	118.3	145.5

See Footnotes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity and Comprehensive Income/(Loss)

	Common Stock	Treasury Stock	Add'l Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Total Stockholders' Equity
	(In millions, except per share data)
Balance at December 31, 1999	$282.0	$(2.8)	$213.1	$2,334.6	$(130.0)	$2,696.9
Comprehensive income/(loss)
Net income	—	—	—	421.6	—	421.6
Foreign currency translation	—	—	—	—	(41.7)	(41.7)
Unrealized loss on securities available for sale, net of $(0.7) million tax	—	—	—	—	(1.2)	(1.2)

Total comprehensive income						378.7

Cash dividends on common stock $(0.84 per share)	—	—	—	(225.1)	—	(225.1)
Exercise of stock options	0.2	(0.2)	1.5	—	—	1.5
Common stock repurchases	—	(403.0)	—	—	—	(403.0)
Other	—	(1.5)	1.3	(0.2)	—	(0.4)

Balance at December 31, 2000	$282.2	$(407.5)	$215.9	$2,530.9	$(172.9)	$2,448.6

Comprehensive income/(loss)
Net income	—	—	—	264.6	—	264.6
Foreign currency translation	—	—	—	—	(41.3)	(41.3)
Minimum pension liability adjustment, net of $(2.8) million tax	—	—	—	—	(4.5)	(4.5)
Loss on derivative instruments, net of $(7.9) million tax	—	—	—	—	(14.0)	(14.0)
Unrealized loss on securities available for sale, net of $(1.1) million tax	—	—	—	—	(2.1)	(2.1)
Reclassification adjustment for losses realized in net income, net of $1.8 million tax	—	—	—	—	3.2	3.2

Total comprehensive income						205.9

Cash dividends on common stock $(0.84 per share)	—	—	—	(224.0)	—	(224.0)
Exercise of stock options	0.2	(0.8)	3.7	—	—	3.1
Other	—	(0.2)	0.2	(0.2)	—	(0.2)

Balance at December 31, 2001	$282.4	$(408.5)	$219.8	$2,571.3	$(231.6)	$2,433.4

Balance at December 31, 2001	$282.4	$(408.5)	$219.8	$2,571.3	$(231.6)	$2,433.4
Comprehensive income/(loss)
Net (loss)	—	—	—	(203.4)	—	(203.4)
Foreign currency translation	—	—	—	—	98.0	98.0
Minimum pension liability adjustment, net of $(43.5) million tax	—	—	—	—	(71.0)	(71.0)
Gain on derivative instruments, net of $(8.8) million tax	—	—	—	—	14.4	14.4

Total comprehensive (loss)						(162.0)

Cash dividends on common stock $(0.84 per share)	—	—	—	(224.4)	—	(224.4)
Exercise of stock options	0.7	(1.4)	17.1	—	—	16.4
Other	—	—	0.4	(0.3)	—	0.1

Balance at December 31, 2002	$283.1	$(409.9)	$237.3	$2,143.2	$(190.2)	$2,063.5

See Footnotes to Consolidated Financial Statements.

FOOTNOTE 1

Description of Business and Significant Accounting Policies

        Description of Business:    Newell Rubbermaid Inc. (the "Company") is a global manufacturer and full-service marketer of name-brand consumer products serving the needs of volume purchasers, including discount stores and warehouse clubs, home centers and hardware stores, and office superstores and contract stationers. The Company's basic business strategy is to merchandise a multi-product offering of everyday consumer products, backed by an obsession with customer service excellence and new product development, in order to achieve maximum results for its stockholders. The Company's multi-product offering consists of name-brand consumer products in four business segments: Rubbermaid; Sharpie; Irwin and Calphalon Home.

        Principles of Consolidation:    The Consolidated Financial Statements include the accounts of the Company and its majority owned subsidiaries after elimination of intercompany accounts and transactions.

        Use of Estimates:    The preparation of these financial statements require the use of certain estimates by management in determining the Company's assets, liabilities, revenue and expenses and related disclosures. Actual results could differ from those estimates.

        Reclassifications:    Certain 2001 and 2000 amounts have been reclassified to conform to the 2002 presentation.

        Revenue Recognition:    Sales of merchandise and freight billed to customers, net of provisions for cash discounts, returns, customer discounts (such as volume or trade discounts), co-op advertising and other sales related discounts, are recognized upon shipment to customers and when all substantial risks of ownership change. In accordance with Emerging Issues Task Force ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs," the Company records amounts billed to customers related to shipping and handling as revenue and all expenses related to shipping and handling as a cost of products sold.

        Staff Accounting Bulletin ("SAB") No. 101 clarified the existing accounting rules for revenue recognition and did not impact the Company's net sales for any years presented. In conformity with SAB No. 101, revenue is recognized when all of the following circumstances are satisfied: pervasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured and delivery has occurred.

        In August 2001, the EITF issued EITF No. 01-09, "Accounting for Consideration Given by Vendor to a Customer or a Reseller of Vendor's Product" which codified and reconciled the Task Force's consensus in EITF No. 00-014, "Accounting for Certain Sales Incentives," EITF No. 00-22, "Accounting for Points and Certain Other Time Based Sales Incentives or Volume Based Sales Incentive Offers, and Offers of Free Products or Services to be Delivered in the Future," and EITF No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." These EITF's prescribe guidance regarding the timing of recognition and income statement classification of costs incurred for certain sales incentive programs to resellers and end consumers. EITF No. 01-09 did not impact results of operations because the Company recognizes sales incentives upon recognition of revenue and classifies them as reductions of gross revenue and recognizes free goods as a cost of goods sold when shipped, both in accordance with the prescribed rules.

        Disclosures about Fair Value of Financial Instruments:    The Company's financial instruments include cash and cash equivalents, accounts receivable, notes payable, short and long-term debt and Company-obligated Mandatorily Redeemable Convertible Securities of a Subsidiary Trust. The fair value of these instruments approximates carrying values due to their short-term duration, except as follows:

  Derivative Instruments: The fair value of the Company's derivative instruments is recorded in the Consolidated Balance Sheets and is described in more detail in Footnote 7.

  Long-term Debt: The fair value of the Company's long-term debt issued under the medium-term note program was $1,490.3 million at December 31, 2002, based on quoted market prices. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

  Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust: The fair value of the $500.0 million company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust was $452.5 million at December 31, 2002, based on quoted market prices.

        Cash and Cash Equivalents:    Cash and highly liquid short-term investments have a maturity of three months or less.

        Allowances for Doubtful Accounts:    Allowances for doubtful accounts at December 31 totaled $75.0 million in 2002, $57.9 million in 2001 and $36.1 million in 2000.

        On a regular basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances as well as credit conditions and based on a history of write-offs and collections. A receivable is considered past due if payments have not been received within the agreed upon invoice terms.

        Inventories:    Inventories are stated at the lower of cost or market value. Cost of certain domestic inventories (approximately 62%, 63% and 59% of total inventories at December 31, 2002, 2001 and 2000, respectively) was determined by the "last-in, first-out" ("LIFO") method; for the balance, cost was determined using the "first-in, first-out" ("FIFO") method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $14.2 million and $20.1 million at December 31, 2002 and 2001, respectively. Inventory reserves (excluding LIFO reserves) at December 31 totaled $130.3 million in 2002 and $117.3 million in 2001. The components of net inventories were as follows as of December 31, (in millions):

	2002	2001
Materials and supplies	$308.8	$356.5
Work in process	174.9	150.5
Finished products	712.5	606.8

	$1,196.2	$1,113.8

        Other Long-term Investments:    The Company had a 49.5% ownership interest in American Tool Companies, Inc., a manufacturer of hand tools and power tool accessory products marketed primarily under the Irwin®, Vise-Grip®, Quick-Grip® and Marathon® trademarks until its acquisition in 2002. See Footnote 2 for further discussion. This investment had been accounted for under the equity method with a net investment of $79.5 million at December 31, 2001. The Company's share of undistributed earnings of the investment included in consolidated retained earnings was $43.9 million at December 31, 2001.

        Property, Plant and Equipment:    Replacements and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense. Depreciation expense is calculated to amortize, principally on the straight-line basis, the cost of the depreciable assets over their depreciable lives. Maximum useful lives determined by the Company are: buildings and improvements (20-40 years) and machinery and equipment (3-12 years). Property, plant and equipment consisted of the following as of December 31, (in millions):

	2002	2001
Land	$64.7	$59.5
Buildings and improvements	785.4	732.5
Machinery and equipment	2,652.9	2,546.2

	3,503.0	3,338.2
Accumulated depreciation	(1,690.2)	(1,649.0)

	$1,812.8	$1,689.2

        As of December 31, 2002, the Company accrued $26.1 million for equipment received but not paid for. This amount has been excluded from the line items: expenditures for property, plant and equipment and the change in accounts payable in the Consolidated Statement of Cash Flows.

        Trade Names and Goodwill:    Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to periodic impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

        Pursuant to the adoption of SFAS No. 142, all amortization expense on trade names and goodwill ceased on January 1, 2002. As of January 1, 2002, the Company performed the required impairment tests of goodwill and indefinite lived intangible assets and recorded a pre-tax goodwill impairment charge of $538.0 million in the first quarter of 2002 (with an after-tax charge totaling $514.9 million). In determining this amount of goodwill impairment, the Company measured the impairment loss as the excess of the carrying amount of goodwill (which included the carrying amount of trademarks) over the implied fair value of goodwill (which excluded the fair value of identifiable trademarks). The Company conducts its annual test of impairment for goodwill and indefinite life intangible assets in the third quarter. In addition, the Company will test again for impairment if events or circumstances occur subsequent to the Company's annual impairment tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. There were no additional impairment charges for 2002.

        Goodwill represents the excess of cost over identifiable net assets of businesses acquired. Prior to the adoption of SFAS No. 142, trade names acquired in business combinations were not typically recognized separately from goodwill. Through the year ended December 31, 2001, trade names and goodwill were amortized over 40 years and other identifiable intangible assets were amortized over 5 to 20 years. Upon adoption of SFAS No. 142, certain trade names have not been "carved-out" from goodwill as they had not been identified and measured at fair value in the initial recording of a business combination.

        A summary of changes in the Company's goodwill during the year ended December 31, 2002 is as follows (in millions):

Balance at December 31, 2001	$2,069.7
Acquisitions and adjustments—
American Tool Companies, Inc.	256.9
Other (minor acquisitions and foreign exchange)	58.7

2,385.3

Impairments—
Irwin segment	(322.0)
Sharpie segment	(126.9)
Calphalon Home segment	(89.1)

(538.0)

Balance at December 31, 2002	$1,847.3

        The results of operations on a pro forma basis for the year ended December 31, restated as though the amortization of trade names and goodwill had been discontinued on January 1, 2000, are as follows for the year ended December 31 (in millions, except per share amounts):

	2002	2001	2000
Reported income before cumulative effect of accounting change	$311.5	$264.6	$421.6
Cumulative effect of accounting change, net of tax	(514.9)	—	—

Reported net (loss)/income	(203.4)	264.6	421.6
Add back: Goodwill and trade name amortization, net of tax	—	53.5	44.9

Adjusted net (loss)/income	$(203.4)	$318.1	$466.5

Reported basic net (loss)/income per share	$(0.76)	$0.99	$1.57
Add back: Goodwill and trade name amortization, net of tax	—	0.20	0.17

Adjusted basic net (loss)/income per share	$(0.76)	$1.19	$1.74

Reported diluted net (loss)/income per share	$(0.76)	$0.99	$1.57
Add back: Goodwill and trade name amortization, net of tax	—	0.20	0.17

Adjusted diluted net (loss)/income per share	$(0.76)	$1.19	$1.74

        Long-Lived Assets:    Subsequent to acquisition, the Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. If factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the relevant business' undiscounted net cash flow over the remaining life of the long-lived assets in measuring whether the carrying value is recoverable. An impairment loss would be measured by reducing the carrying value to fair value, based on a discounted cash flow analysis.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets." This statement established a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and amends the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30 related to the disposal of a segment of a business. The statement was effective for fiscal years beginning after December 15, 2001. The Company adopted

SFAS No. 144 on January 1, 2002, and the standard did not have a material impact on its financial position or results of operations.

        Product Warranties:    In the normal course of business, the Company offers warranties for a variety of its products. The specific terms and conditions of the warranties vary depending upon the specific product and markets in which it was sold. The Company accrues for the estimated cost of product warranty at the time of sale based on historical experience.

        Other Accrued Liabilities:    Accrued liabilities included the following as of December 31, (in millions):

	2002	2001
Customer accruals	$289.6	$224.9
Accrued purchase accounting (1)	119.0	134.7
Accrued self-insurance liability	91.5	84.3
Accrued restructuring (2)	79.4	28.2
Other	585.9	464.0

Other accrued liabilities	$1,165.4	$936.1

(1)
See Footnote 2 for further details.

(2)
See Footnote 3 for further details.

        Customer accruals are promotional allowances and rebates given to customers in exchange for their selling efforts. The self-insurance accrual is primarily casualty liabilities such as workers' compensation, general and product liability and auto liability and is estimated based upon historical loss experience.

        Foreign Currency Translation:    Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to accumulated other comprehensive income. International subsidiaries operating in highly inflationary economies translate nonmonetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income as other nonoperating (income) expenses. Foreign currency transaction losses were $4.2 million, $1.9 million and $1.9 million in 2002, 2001 and 2000, respectively.

        Advertising Costs:    The Company expenses advertising costs as incurred, including cooperative advertising programs with customers. Total cooperative advertising expense was $218.6 million, $196.8 million and $209.2 million for 2002, 2001 and 2000, respectively. Cooperative advertising is recorded in the Consolidated Financial Statements as a reduction of sales because it is viewed as part of the negotiated price of products. All other advertising costs are charged to selling, general and administrative expenses and totaled $140.6 million, $100.3 million and $80.0 million in 2002, 2001 and 2000, respectively.

        Research and Development Costs:    Research and development costs relating to both future and present products are charged to selling, general and administrative expenses as incurred. These costs aggregated $87.6 million, $67.2 million and $49.4 million in 2002, 2001 and 2000, respectively.

        Earnings Per Share:    The calculation of basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000, respectively, is shown below (in millions, except per share data):

	Basic Method	"In the Money" Stock Options(1)	Convertible Preferred Securities(2)	Diluted Method
2002
Net loss	$(203.4)	—	—	$(203.4)
Weighted average shares outstanding	267.1	0.9	—	268.0
Loss per share	$(0.76)			$(0.76)
2001
Net income	$264.6	—	—	$264.6
Weighted average shares outstanding	266.7	0.3	—	267.0
Earnings per share	$0.99			$0.99
2000
Net income	$421.6	—	—	$421.6
Weighted average shares outstanding	268.4	0.1	—	268.5
Earnings per share	$1.57			$1.57

  (1)
  The weighted average shares outstanding for 2002, 2001 and 2000 exclude the dilutive effect of approximately 4.5 million, 3.9 million and 7.6 million options, respectively, because such options had an exercise price in excess of the average market value of the Company's common stock during the respective years.

  (2)
  The convertible preferred securities are anti-dilutive in 2002, 2001 and 2000 and, therefore, have been excluded from diluted earnings per share. Had the convertible preferred shares been included in the diluted earnings per share calculation, net income would be increased by $16.6 million, $16.8 million and $16.4 million in 2002, 2001 and 2000, respectively, and weighted average shares outstanding would have increased by 9.9 million shares in all years.

        Fair Value of Stock Options:    The Company's stock option plans are accounted for under APB Opinion No. 25. As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the year ended December 31, (in millions, except per share data):

	2002	2001	2000
Net (loss)/income:
As reported	$(203.4)	$264.6	$421.6
Fair value option expense	(16.3)	(15.5)	(11.1)

Pro forma	$(219.7)	$249.1	$410.5

Basic (loss)/earnings per share:
As reported	$(0.76)	$0.99	$1.57
Pro forma	(0.82)	0.93	1.53
Diluted (loss)/earnings per share:
As reported	$(0.76)	$0.99	$1.57
Pro forma	(0.82)	0.93	1.53

        Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

        Comprehensive Income:    Comprehensive income and accumulated other comprehensive income encompass net income, foreign currency translation adjustments, net losses on derivative instruments and net minimum pension liability adjustments in the Consolidated Statements of Stockholders' Equity and Comprehensive Income. The following table displays the components of accumulated other comprehensive income or loss (in millions):

	Foreign Currency Translation Loss	After-tax Minimum Pension Liability	After-tax Derivatives Hedging Gain/(Loss)	Accumulated Other Comprehensive Loss
Balance at 12/31/01	$(213.1)	$(4.5)	$(14.0)	$(231.6)
Current year change	98.0	(71.0)	14.4	41.4

Balance at 12/31/02	$(115.1)	$(75.5)	$0.4	$(190.2)

        Recent Accounting Pronouncements:    In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. All acquisitions initiated after June 30, 2001 by the Company have been accounted for as purchases, thus, there was no effect on the Company's Consolidated Financial Statements upon adoption of this standard.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities included in restructurings. This Statement eliminates the definition and requirements for recognition of exit costs as defined in EITF Issue 94-3, and requires that liabilities for exit activities be recognized when incurred instead of at the exit activity commitment date. Additionally, SFAS No. 146 requires recognition of one-time severance benefits that require employees to render future service beyond a minimum retention period over the future service period. The Company will adopt the provisions of SFAS No. 146, effective January 1, 2003. The impact of this accounting standard is not expected to have a material effect on the Company's earnings or financial position. The Company generally has recorded restructuring liabilities for exit costs as incurred, however, under certain operating leases, exit costs were recorded when management committed to the exit plan under the guidance of EITF Issue 94-3. With respect to severance benefits, the Company believes the majority of its severance agreements require only a minimum or no retention period or are made pursuant to pre-existing plans as defined by SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

        In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 provides alternative methods for transition to SFAS No. 123's fair value method of accounting for stock based compensation. It also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 25 to require disclosure in the summary of significant accounting policies of the effect of the entity's accounting policy with respect to stock-based compensation on reported net income and earnings per share. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for stock options using the fair value method, however, it does require all companies to adopt the disclosure provisions. The Company has adopted the disclosure provisions.

FOOTNOTE 2

Acquisitions of Business

2002:

        On April 30, 2002, the Company completed the purchase of American Tool Companies, Inc. ("American Tool"), a leading manufacturer of hand tools and power tool accessories. The Company had previously held a 49.5% stake in American Tool, which had been accounted for under the equity method prior to acquisition. This purchase marked a significant expansion and enhancement of the Company's product lines and customer base, launching it squarely in the estimated $10 billion-plus global market for hand tools and power tool accessories. The preliminary purchase price was $467 million, which included $197 million for the majority 50.5% ownership stake, the repayment of $243 million in American Tool debt and $27 million of transaction costs. At the time of acquisition, the Company paid off American Tool's senior debt, senior subordinated debt and debt under their revolving credit agreement. The Company has obtained third party valuations of certain financial positions and allocated the purchase price to the identifiable assets. During the third quarter, the Company recorded nonoperating expenses of $8.7 million for transaction costs associated with the acquisition.

        The following table summarizes the preliminary purchase price allocation of American Tool assets acquired and liabilities assumed at the date of acquisition.

April 30, 2002
Current assets	$182.9
Property, Plant & Equipment	129.7
Trade names & goodwill	315.1

Total assets	$627.7

Current liabilities	$112.4
Long-term debt	195.9
Other long-term liabilities	15.1
Stockholders' equity	304.3

Total liabilities and stockholders' equity	$627.7

        For these and for other minor acquisitions made in 2002, the Company paid $242.2 million in cash and assumed $195.9 million of debt.

2001:

        The Company made only minor acquisitions in 2001, for $61.2 million in cash and $0.1 million of assumed debt.

2000:

        In 2000, the Company acquired the following:

Business Name	Business Description	Acquisition Date	Industry Segment
Mersch SA	Picture Frames	January 24	Calphalon Home
Brio	Picture Frames	May 24	Calphalon Home
Paper Mate/Parker	Writing Instruments	December 29	Sharpie

        For these and for other minor acquisitions made in 2000, the Company paid $635.2 million in cash and assumed $15.0 million of debt.

        The transactions summarized above were accounted for as purchases; therefore, results of operations are included in the accompanying Consolidated Financial Statements since their respective acquisition dates. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed. The Company's integration plans include exit costs for certain plants and product lines and employee termination costs. The final adjustments to the purchase price allocations are not expected to be material to the Consolidated Financial Statements. The preliminary purchase price allocations for the 2002 acquisitions and the finalized purchase price allocations for the 2001 and 2000 acquisitions resulted in trade names and goodwill of approximately $321.3 million.

        In 2002, the Company began to formulate integration plans for American Tool and other minor acquisitions as of their respective dates of acquisition. The integration plans for these acquisitions resulted in integration plan liabilities of $27.5 million for facility and other exit costs, $17.7 million for employee severance and termination benefits and $33.9 million for other pre-acquisition contingencies. The purchase prices for the 2002 acquisitions have been allocated to the fair market value of the assets acquired and liabilities assumed. The Company's integration plans include exit costs for certain plants and product lines, as well as employee termination costs. The final adjustments to the purchase price allocations are not expected to be material to the Consolidated Financial Statements. As of December 31, 2002, $39.9 million of integration plan reserves remain related to the 2001 and 2000 acquisitions.

        None of the 2001 acquisitions were included in the pro forma calculations because their effect was immaterial. The unaudited consolidated results of operations for the years ended December 31, 2002 and 2001 on a pro forma basis, as though the 2002 acquisition of American Tool had occurred on January 1, 2001, are as follows for the year ended December 31, (in millions, except for per share data) (unaudited):

	2002	2001
Net sales	$7,594.1	$7,350.0
Net (loss)/income	$(203.5)	$264.5
(Loss)/Earnings per share (basic)	$(0.76)	$0.99

Withdrawn Divestiture

        On June 18, 2001, the Company announced an agreement for the sale of Anchor Hocking ("Anchor"). On January 14, 2002, the Federal Trade Commission (the "FTC") filed a complaint seeking to enjoin the sale of Anchor. On January 21, 2002, the Company signed an amended agreement with the buyer to divest Anchor, excluding the foodservice business because the FTC alleged the sale of Anchor to the current buyer could reduce competition in the market for glassware in the foodservice industry. On April 22, 2002, the U.S. District Court for the District of Columbia granted the FTC's motion for a preliminary injunction.

        On June 10, 2002, the Company announced that it had withdrawn plans to sell its Anchor Hocking glass business and instead will continue to operate the business as part of its broad housewares portfolio. Transaction costs approximating $13.6 million were recorded as nonoperating expenses in 2002.

FOOTNOTE 3

Restructuring Costs

        Certain expenses incurred in the reorganization of the Company's operations are considered to be restructuring expenses. Pre-tax restructuring costs consisted of the following for the year ended December 31, (in millions):

	2002	2001	2000
Facility and other exit costs	$36.6	$34.6	$14.0
Employee severance and termination benefits	76.3	28.5	26.8
Exited contractual commitments	1.8	1.0	—
Other	8.0	2.6	2.2

Recorded as Restructuring Costs	$122.7	$66.7	$43.0
Discontinued Product Lines (in Cost of Sales)	10.2	3.8	5.6

Total Costs Related to Restructuring Plans	$132.9	$70.5	$48.6

        Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management. An analysis of the Company's restructuring plan reserves is as follows (in millions):

	12/31/00 Balance	Provision	Costs Incurred*	12/31/01 Balance
Facility and other exit costs	$11.8	$38.4	$(30.1)	$20.1
Employee severance and termination benefits	3.3	28.5	(25.6)	6.2
Exited contractual commitments	4.6	1.0	(3.7)	1.9
Other	2.2	2.6	(4.8)	—

	$21.9	$70.5	$(64.2)	$28.2

	12/31/01 Balance	Provision	Costs Incurred*	12/31/02 Balance
Facility and other exit costs	$20.1	36.6	$(20.6)	$36.1
Employee severance and termination benefits	6.2	76.3	(41.4)	41.1
Exited contractual commitments	1.9	1.8	(1.6)	2.1
Other	—	8.0	(8.0)	—

Recorded as Restructuring Costs	28.2	122.7	(71.6)	79.3
Discontinued Product Lines (in Cost of Product Sold)	—	10.2	(10.2)	—

	$28.2	$132.9	$(81.8)	$79.3

*
Cash paid for restructuring activities was $58.0 million, $49.7 million and $32.9 million in 2002, 2001 and 2000, respectively.

        The facility and other exit cost reserves of $36.1 million at December 31, 2002 are primarily related to future minimum lease payments on vacated facilities and closure costs related to fifty-two facilities and administrative offices. As of December 31, 2002, severance reserves for the employees impacted by the facility closures approximated $41.1 million.

2002

        During 2002, the Company recorded pre-tax restructuring charges associated with the Company's strategic restructuring plan. The restructuring plan is intended to streamline the Company's supply chain to ensure its position as the best-cost global provider throughout the Company's product portfolio. The plan consists of reducing worldwide headcount over the three years beginning in 2001, and includes consolidating duplicate manufacturing facilities. As part of this plan, the Company incurred employee severance and termination benefit costs for approximately 3,100 employees, including manufacturing, sales and support personnel. Additionally, the Company incurred facility exit costs related primarily to the closure of 43 facilities (seven at Rubbermaid, eight at Sharpie, fourteen at Irwin, twelve at Calphalon Home and two corporate administrative offices).

2001

        During 2001, the Company recorded pre-tax restructuring charges associated with the Company's strategic restructuring plan. As part of this plan, the Company incurred employee severance and termination benefit costs for approximately 1,700 employees. Additionally, the Company incurred facility exit costs related primarily to the closure of 14 facilities (four at Rubbermaid, one at Sharpie, six at Irwin and three at Calphalon Home).

2000

        During 2000, the Company recorded pre-tax restructuring charges related primarily to the continued Rubbermaid integration and plant closures at Irwin. The Company incurred employee severance and termination benefit costs related to approximately 700 employees terminated in 2000. Such costs included severance and government mandated settlements for facility closures at Rubbermaid Europe, change in control payments made to former Rubbermaid executives, employee terminations at the domestic Rubbermaid divisions and severance at Irwin. The Company incurred merger transaction costs related primarily to legal settlements for Rubbermaid's 1998 sale of a former division and other merger related contingencies resolved in 2000. Additionally, the Company incurred facility and other exit costs related primarily to the closure of five European Rubbermaid facilities, three window furnishings facilities as well as the exit of various Rubbermaid product lines.

FOOTNOTE 4

Credit Arrangements

        The Company has short-term foreign and domestic uncommitted lines of credit with various banks that are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to the discretion of the lender. The Company's lines of credit do not have a material impact on the Company's liquidity. The following is a summary of borrowings under foreign and domestic lines of credit as of December 31, (in millions):

	2002	2001	2000
Notes payable to banks:
Outstanding at year-end
—borrowing	$25.2	$19.1	$23.5
—weighted average interest rate	5.9%	10.0%	8.6%
Average for the year
—borrowing	$25.0	$24.1	$61.1
—weighted average interest rate	8.4%	12.1%	7.7%
Maximum outstanding during the year	$40.9	$401.5	$178.0

        The Company can also issue commercial paper (as described in Footnote 5 to the Consolidated Financial Statements), as summarized below as of December 31, (in millions):

	2002	2001	2000
Commercial paper:
Outstanding at year-end
—borrowing	$140.0	$707.5	$1,503.7
—average interest rate	1.5%	2.8%	6.6%
Average for the year
—borrowing	$490.8	$1,240.3	$987.5
—average interest rate	1.9%	4.1%	6.3%
Maximum outstanding during the year	$707.5	$1,603.3	$1,503.7

FOOTNOTE 5

Long-term Debt

        The following is a summary of long-term debt as of December 31, (in millions):

	2002	2001
Medium-term notes	$1,680.9	$1,012.5
Commercial paper	140.0	707.5
Preferred debt securities	450.0	450.0
Other long-term debt	9.7	2.5

Total debt	2,280.6	2,172.5
Current portion of long-term debt	(424.0)	(807.5)

Long-term Debt	$1,856.6	$1,365.0

        The aggregate maturities of long-term debt outstanding are as follows as of December 31, 2002 (in millions):

2003	2004	2005	2006	2007	Thereafter	Total
$424.0	$5.5	$26.4	$154.2	$390.7	$1,279.8	$2,280.6

        The medium-term notes, revolving credit agreement (and related commercial paper) and mandatorily redeemable convertible preferred securities are all unsecured.

        The Company had outstanding a total of $1,680.9 million in medium-term notes. The original maturities on these notes range from 3 to 30 years at an average interest rate of 5.2%. Of the outstanding principal amounts, $420.8 million is classified as current portion of long-term debt, with the remainder classified as long-term debt.

        On March 14, 2002, the Company issued $500.0 million of Senior Notes with five-year and ten-year maturities. The $500.0 million Senior Notes consist of $250.0 million in 6.00% Senior Notes due 2007 and $250.0 million in 6.75% Senior Notes due 2012. On December 20, 2002, the Company issued $250.0 million of Senior Notes. The seven-year Senior Notes were issued at 4.625% and pay interest semi-annually on June 15 and December 15 until final maturity on December 15, 2009. The proceeds of these issuances were used to pay down commercial paper. These issuances are reflected in the outstanding amount of medium-term notes noted above and the entire amount is considered to be long-term debt.

        The Company completed a $1,300.0 million Syndicated Revolving Credit Facility (the "Revolver") on June 14, 2002, replacing the existing $1,300.0 million revolving credit agreement, which was scheduled to terminate in August 2002. The Revolver consists of a $650.0 million 364-day credit agreement and a $650.0 million five-year credit agreement. At December 31, 2002, there were no borrowings under the Revolver.

        In lieu of borrowings under the Revolver, the Company may issue commercial paper. The Revolver provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Revolver. At December 31, 2002, $140.0 million (principal amount) of commercial paper was outstanding. Because $650.0 million of the Revolver expires in June 2007, the entire $140.0 million is classified as long-term debt.

        The Revolver permits the Company to borrow funds on a variety of interest rate terms. The Revolver requires, among other things, that the Company maintain certain Interest Coverage and Total Indebtedness to Total Capital Ratio, as defined in the agreement. The agreement also limits Subsidiary Indebtedness. As of December 31, 2002, the Company was in compliance with this agreement.

        On September 18, 2001, the Company entered into an agreement with a financial institution creating a financing entity that is consolidated in the Company's financial statements. Under the agreement, the Company regularly enters into transactions with the financing entity to sell an undivided interest in substantially all of the Company's United States trade receivables to the financing entity. In the quarter ended September 30, 2001, the financing entity issued $450.0 million in preferred debt securities to the financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity's receivables. The receivables and the corresponding $450.0 million preferred debt issued by the subsidiary to the financial institution are recorded in the consolidated accounts of the Company. The proceeds of this debt were used to pay down commercial paper issued by the Company. Because this debt matures in 2008, the entire amount is considered to be long-term debt. The provisions of the debt agreement allow the entire outstanding debt to be called upon certain events including the Company's debt rating falling below investment grade and certain levels of accounts receivable write-offs. As of December 31, 2002, the Company was in compliance with the agreement. As of December 31, 2002 and 2001, the aggregate amount of outstanding receivables sold under the agreement was $738.2 million and $689.3 million, respectively.

        In August 2002, the Company elected to terminate certain interest rate swap agreements prior to their scheduled maturities and received cash of $25.0 million. Of this amount, $20.8 million represents the fair value of the swaps that were terminated and the remainder represents interest receivable on the swaps. The cash received relating to the fair value of the swaps was included as an operating activity in the Consolidated Statement of Cash Flows. The unamortized fair value gain on the terminated interest rate swaps is accounted for as long-term debt. As of December 31, 2002, the unamortized gain was $18.4 million, of which $5.3 million is classified as current portion of long-term debt. The unamortized gain will be amortized as a reduction to interest expense over the remaining term of the underlying debt.

        In August 2002, the Company entered into several new interest rate swap agreements to replace the terminated interest rate swap agreements. These new interest rate swaps convert certain fixed rate debt into floating rate debt based on a notional principal amount of $500.0 million.

        A $500.0 million universal shelf registration statement became effective in July 2002 under which debt and equity securities may be issued. As of December 31, 2002, $250.0 million in debt securities had been issued under this shelf registration statement. In January 2003, approximately $200.8 million of equity securities were issued pursuant to the shelf registration. See Footnote 16 for further details.

FOOTNOTE 6

Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust

        The Company fully and unconditionally guarantees 10.0 million shares of 5.25% convertible preferred securities issued by a 100% owned finance subsidiary of the Company, which are callable at 102.625% of the liquidation preference, decreasing over time to 100% by December 2007. Each of these "Preferred Securities" is convertible into 0.9865 of a share of Company common stock, and is entitled to a quarterly cash distribution at the annual rate of $2.625 per share.

        The proceeds of the Preferred Securities were invested in $500.0 million of the Company 5.25% Junior Convertible Subordinated Debentures. The Debentures are the sole assets of the subsidiary trust, mature on December 1, 2027, bear interest at an annual rate of 5.25%, are payable quarterly and became redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period of up to 20 consecutive quarters, during which period distribution payments on the Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its common or preferred stock or debt securities that do not rank senior to the Debentures.

        As of December 31, 2002, the Company has not elected to defer interest payments. The $500.0 million of the Preferred Securities is classified as Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust in the Consolidated Balance Sheet.

FOOTNOTE 7

Derivative Financial Instruments

        At the beginning of 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Any changes in fair value of these instruments are recorded in the income statement or other comprehensive income. The impact of adopting SFAS No. 133 on January 1, 2001 resulted in a cumulative after-tax gain of approximately $13.0 million, recorded in accumulated other comprehensive income. The cumulative effect of adopting SFAS No. 133 did not materially impact the results of operations.

        Derivative financial instruments are used only to manage certain interest rate and foreign currency risks. These instruments include interest rate swaps, long-term cross currency interest rate swaps, and short-term forward exchange contracts.

        At December 31, 2002, the Company had interest rate swaps designated as cash flow hedges with an outstanding notional principal amount of $350.0 million, with accrued interest payable of $0.9 million. At December 31, 2002, the Company had these swaps serve as a means to mitigate the risk of rising interest rates in future periods by converting certain floating rate debt instruments into fixed rate debt. Gains and losses on these instruments, to the extent that the hedge relationship has been effective, are deferred in other comprehensive income and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt instrument. Any ineffectiveness on these instruments is immediately recognized in interest expense in the period that the ineffectiveness occurs. During 2002, the ineffectiveness related to these instruments was insignificant. The Company expects approximately $3.3 million of the losses, net of tax, deferred in other comprehensive income to be recognized in earnings in 2003. At December 31, 2002, the Company also had interest rate swaps designated as fair value hedges with an outstanding notional principal amount of $500.0 million, with accrued interest receivable of $2.7 million. These fair value hedges qualify for the "shortcut method" because these hedges are deemed to be perfectly effective. The maximum length of time over which the Company is hedging its interest rate exposure through the use of interest rate swap agreements is seven years.

        The Company utilizes forward exchange contracts to manage foreign exchange risk related to both known and anticipated intercompany transactions and third-party commercial transaction exposures of approximately one year in duration or less. The Company also utilizes long-term cross currency interest rate swaps to hedge long-term intercompany transactions. The maturities on these long-term cross currency interest rate swaps range from three to five years. At December 31, 2002, the Company had long-term cross currency interest rate swaps with an outstanding notional principal amount of $319.5 million, with accrued interest receivable of $0.2 million.

        Gains and losses related to qualifying forward exchange contracts, which hedge intercompany transactions or third-party commercial transactions, are deferred in other comprehensive income with a corresponding asset or liability until the underlying transaction occurs and are considered to have a cash flow hedging relationship. The gains and losses reported in accumulated other comprehensive income will be reclassified to earnings upon completion of the underlying transaction being hedged. The net loss recognized in 2002 for matured cash flow forward exchange contracts was $1.5 million, net of tax, which was recognized in the Consolidated Statement of Income. The Company estimates that $0.1 million of gains, net of tax, deferred in accumulated other comprehensive income will be recognized in earnings in 2003.

        Derivative instruments used to hedge intercompany loans are marked to market with the corresponding gains or losses included in accumulated other comprehensive income and are considered to have a fair value hedging relationship. Any ineffectiveness associated with the fair value hedges is classified to the income statement. The net gain recognized in 2002 for forward exchange contracts and cross currency interest rate swaps was $0.4 million, net of tax, which was recognized as part of interest income on the Consolidated Statement of Income.

        The following table summarizes the Company's forward exchange contracts and long-term cross currency interest rate swaps in U.S. dollars by major currency and contractual amount. The "buy" amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. equivalent of commitments to sell foreign currencies according to the local needs of the subsidiaries. The contractual amounts of significant short-term forward exchange contracts and long-term cross currency interest rate swaps and their fair values as of December 31, were as follows (in millions):

	2002		2001
	Buy	Sell	Buy	Sell
British Pounds	$273.0	$65.6	$174.9	$178.2
Canadian Dollars	0.8	50.6	207.8	31.6
Euro	96.4	343.8	43.7	232.2
Other	35.7	18.3	23.9	9.8

	$405.9	$478.3	$450.3	$451.8

Fair Value recorded in the
Consolidated Balance Sheet	$451.5	$537.4	$440.0	$448.2

        The Company's short-term forward exchange contracts and long-term cross currency interest rate swaps do not subject the Company to risk due to foreign exchange rate movement, because gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk, but monitors the credit standing of the counterparties.

FOOTNOTE 8

Leases

        The Company leases manufacturing and warehouse facilities, real estate, transportation, data processing and other equipment under leases that expire at various dates through the year 2011. Rent expense was $123.3 million, $112.0 million and $102.9 million in 2002, 2001 and 2000, respectively.

        Future minimum rental payments for operating leases with initial or remaining terms in excess of one year are as follows as of December 31, 2002 (in millions):

2003	2004	2005	2006	2007	Thereafter	Total
$68.0	$47.7	$35.7	$31.4	$16.8	$25.2	$224.8

FOOTNOTE 9

Employee Benefit and Retirement Plans

        As of December 31, 2002, the Company continued to maintain various deferred compensation plans with varying terms. The total liability associated with these plans was $56.9 million and $52.3 million as of December 31, 2002 and 2001, respectively. These liabilities are included in Other Noncurrent Liabilities in the Consolidated Balance Sheet. These plans are partially funded with asset balances of $42.9 million and $41.9 million as of December 31, 2002 and 2001, respectively. These assets are included in Other Noncurrent Assets in the Consolidated Balance Sheet.

        Effective January 1, 2002, the Company adopted a deferred compensation plan pursuant to which certain management and highly compensated employees are eligible to defer up to 50% of their regular compensation and up to 100% of their bonuses, and nonemployee board members are eligible to defer up to 100% of their directors compensation. The compensation deferred under this plan along with earnings is fully vested at all times.

        The Company has a Supplemental Executive Retirement Plan ("SERP"), which is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees' years of service and compensation. The SERP is being funded through a trust agreement with the Northern Trust Company, as trustee, that owns life insurance policies on key employees. At December 31, 2002 and 2001, the life insurance contracts had a cash surrender value of $66.2 million and $56.0 million, respectively. These assets are included in Other Noncurrent Assets in the Consolidated Balance Sheet. The amount of coverage is designed to provide sufficient reserves to cover all costs of the plan. The projected benefit obligation was $68.6 million and $59.8 million at December 31, 2002 and 2001, respectively. The SERP liabilities are included in the pension table below; however, the Company's investment in the life insurance contracts are excluded from the table as they do not qualify as plan assets under SFAS No. 87, "Employers' Accounting for Pensions."

        The Company and its subsidiaries have noncontributory pension, profit sharing and contributory 401(k) plans covering substantially all of their foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company's funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended or local statutes to assure that plan assets will be adequate to provide retirement benefits. The Company's common stock comprised $67.4 million and $56.6 million of noncontributory pension plan assets at December 31, 2002 and 2001, respectively.

        The Company's matching contributions to the profit sharing plans were $21.4 million, $15.4 million and $14.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        In addition, several of the Company's subsidiaries currently provide retiree health care and life insurance benefits for certain employee groups.

        The following provides a reconciliation of benefit obligations, plan assets and funded status of the Company's noncontributory pension plans, SERP and postretirement benefit plans as of December 31, (in millions):

	Pension Benefits		Other Postretirement Benefits
	2002	2001	2002	2001
Change in benefit obligation:
Benefit obligation at January 1	$846.7	$740.9	$212.6	$166.7
Service cost	40.0	38.9	4.2	3.3
Interest cost	64.9	54.9	15.6	12.5
Amendments	5.4	(1.2)	—	—
Actuarial (gain) loss	(17.7)	(15.9)	7.2	50.8
Acquisitions and other	104.3	79.8	—	—
Currency translation	25.8	(4.1)	—	—
Benefits paid from plan assets	(78.3)	(46.6)	(20.6)	(20.7)

Benefit obligation at December 31	$991.1	$846.7	$219.0	$212.6

Change in plan assets:
Fair value of plan assets at January 1	$756.5	$888.3	$—	$—
Actual return on plan assets	(65.8)	(176.0)	—	—
Acquisitions and other	85.5	83.8	—	—
Contributions	14.5	7.6	20.6	20.7
Currency translation	15.9	(0.6)	—	—
Benefits paid from plan assets	(78.3)	(46.6)	(20.6)	(20.7)

Fair value of plan assets at December 31	$728.3	$756.5	$—	$—

Funded Status:
Funded status at December 31	$(262.8)	$(90.2)	$(219.0)	$(212.6)
Unrecognized net loss	307.3	142.8	21.0	13.7
Unrecognized prior service cost	5.7	2.7	—	—
Unrecognized net asset	0.5	(1.1)	—	—

Net amount recognized	$50.7	$54.2	$(198.0)	$(198.9)

Amounts recognized in the Consolidated Balance Sheets:
Prepaid benefit cost(1)	$113.8	$142.0	$—	$—
Accrued benefit cost(2)	(198.9)	(98.6)	(198.0)	(198.9)
Intangible asset(1)	4.1	3.5	—	—
Accumulated other comprehensive loss	131.7	7.3	—	—

Net amount recognized	$50.7	$54.2	$(198.0)	$(198.9)

Discount rate	6.75%	7.25%	6.75%	7.25%
Long-term rate of return on plan assets	8.5%	10.0%	N/A	N/A
Long-term rate of compensation increase	4.5%	5.0%	N/A	N/A
Health care cost trend rate	N/A	N/A	6.0%	6.0%

(1)
Recorded in Other Noncurrent Assets

(2)
Recorded in Other Noncurrent Liabilities

        Net pension expense (income) and other postretirement benefit expense include the following components as of December 31, (in millions):

	Pension Benefits			Other Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Service cost-benefits earned during the year	$40.0	$33.2	$29.2	$4.2	$3.3	$3.6
Interest cost on projected benefit obligation	64.9	53.7	49.5	15.6	12.5	12.9
Expected return on plan assets	(99.2)	(87.1)	(82.8)	—	—	—
Amortization of:
Transition asset	—	(1.4)	(1.9)	—	(1.5)	(1.1)
Prior service cost recognized	(0.2)	(1.1)	(0.5)	—	—	—
Curtailment, settlement cost	1.4	—	—	—	—	—
Actuarial loss (gain)	0.8	(0.3)	(1.3)	—	—	—

Net pension expense (income)	$7.7	$(3.0)	$(7.8)	$19.8	$14.3	$15.4

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows as of December 31, (in millions):

	2002	2001
Projected benefit obligation	$(712.9)	$(443.0)
Accumulated benefit obligation	(678.1)	(404.1)
Fair value of plan assets	418.4	307.0

        Assumed health care cost trends have been used in the valuation of postretirement benefits. The trend rate is 10% (for retirees under age 65) and 12% (for retirees over age 65) in 2002, declining to 6% for all retirees in 2009 and thereafter. In 2001, the Company increased the medical care cost trend rate due to significant increases in actual medical costs.

        The health care cost trend rate significantly affects the reported postretirement benefit costs and obligations. A one percentage point change in the assumed rate would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$2.3	$(2.0)
Effect on postretirement benefit obligations	18.1	(16.6)

FOOTNOTE 10

Stockholders' Equity

        On February 7, 2000, the Company announced a stock repurchase program of up to $500.0 million of the Company's outstanding common stock. During 2000, the Company repurchased 15.5 million shares of its common stock at an average price of $26.00 per share, for a total cash price of $403.0 million under the program. The repurchase program remained in effect until December 31, 2000 and was financed through the use of working capital and commercial paper.

        Each share of common stock includes a stock purchase right (a "Right"). Each Right will entitle the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of common stock having a market value of two times the exercise price of $200.00, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of the Company or announces a tender offer after which it would hold 15% or more of the Company's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

        Furthermore, if, following the acquisition by a person or group of 15% or more of the Company's voting stock, the Company was acquired in a merger or other business combination or 50% or more of its assets were sold, each Right (other than Rights held by the 15% stockholder) would become exercisable for that number of shares of common stock of the Company (or the surviving company in a business combination) having a market value of two times the exercise price of the Right.

        The Company may redeem the Rights at $0.001 per Right prior to the occurrence of an event that causes the Rights to become exercisable for common stock.

FOOTNOTE 11

Stock Options

        The Company's Amended and Restated 1993 Stock Option Plan expired by its terms on December 31, 2002, and no further stock options can be granted under that plan. For options previously granted under that plan, the option exercise price equaled the common stock's closing price on the date of grant, options vest over a five-year period and expire ten years from the date of grant. In February 2003, the Company's Board of Directors approved, subject to approval of Company stockholders, a 2003 Stock Plan. The 2003 Plan will provide for grants of up to an aggregate of 15.0 million stock options, stock awards and performance shares (except that no more than 3.0 million of those grants may be stock awards and performance shares). Under the 2003 Plan, the option exercise price will equal the common stock's closing price on the date of grant. Options will vest over five years (which may be shortened to no less than three years) and expire ten years from the date of grant. Also under the 2003 Plan, none of the restrictions on stock awards will lapse earlier than the third anniversary of the date of grant.

        The following summarizes the changes in the number of shares of common stock under option, including options to acquire common stock resulting from the conversion of options under pre-merger Rubbermaid option plans (in millions, except exercise prices):

	Shares	Weighted Average Exercise Price	Exercisable at end of year	Weighted Average Exercise Price	Weighted average fair value of options granted during the year
Outstanding at December 31, 1999	5.8	$35
Granted	3.5	28
Exercised	(0.1)	17
Canceled	(1.2)	36

Outstanding at December 31, 2000	8.0	32	3.2	$33	$9
Granted	4.4	25
Exercised	(0.2)	19
Canceled	(2.3)	33

Outstanding at December 31, 2001	9.9	29	2.9	$33	$7
Granted	3.9	32
Exercised	(0.7)	25
Canceled	(1.7)	32

Outstanding at December 31, 2002	11.4	$30	3.4	$32	$9

        Options outstanding at December 31, 2002 (in millions, except exercise prices):

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$16.00 - $24.99	2.6	$24	8.0
$25.00 - $34.99	5.9	29	8.1
$35.00 - $44.99	2.8	38	7.8
$45.00 - $50.00	0.1	48	5.7

$16.00 - $50.00	11.4	$30	8.0

        Options exercisable at December 31, 2002 (in millions, except exercise prices):

Range of Exercise Prices	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$16.00 - $24.99	0.6	$23	6.8
$25.00 - $34.99	1.7	30	6.4
$35.00 - $44.99	1.0	40	5.6
$45.00 - $50.00	0.1	48	5.7

$16.00 - $50.00	3.4	$32	6.2

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2002, 2001 and 2000, respectively: risk-free interest rate of 4.0%, 5.1% and 6.5%; expected dividend yields of 3.0%, 3.0% and 3.0%; expected lives of 6.9, 9.0 and 9.0 years; and expected volatility of 32%, 28% and 28%.

FOOTNOTE 12

Income Taxes

        The provision for income taxes consists of the following as of December 31, (in millions):

	2002	2001	2000
Current:
Federal	$55.0	$90.8	$154.8
State	7.7	11.6	14.9
Foreign	46.0	23.3	34.4

	108.7	125.7	204.1
Deferred	48.3	25.5	59.8

	$157.0	$151.2	$263.9

        The non-U.S. component of income before income taxes was $7.0 million in 2002, $69.9 million in 2001 and $84.7 million in 2000.

        The components of the net deferred tax asset are as follows as of December 31, (in millions):

	2002	2001
Deferred tax assets:
Accruals not currently deductible for tax purposes	$204.2	$173.5
Postretirement liabilities	114.0	76.2
Inventory reserves	24.5	48.3
Self-insurance liability	18.1	36.1
Foreign net operating losses	150.2	109.2
Other	11.4	12.2

	$522.4	$455.5

Deferred tax liabilities:
Accelerated depreciation	$(152.9)	$(135.4)
Prepaid pension asset	(37.0)	(42.0)
Amortizable intangibles	(19.7)	(9.2)
Other	—	(18.8)

	$(209.6)	$(205.4)

Net deferred tax asset	$312.8	$250.1
Valuation allowance	(104.0)	(85.3)

Net deferred tax asset after valuation allowance	$208.8	$164.8

        At December 31, 2002, the Company had foreign net operating loss ("NOL") carry forwards of approximately $487.9 million that expire at various times beginning in 2005 and some of which carry forward without expiration. The potential tax benefits associated with those foreign net operating losses are approximately $150.2 million. The valuation allowance increased $18.7 million during 2002 to $104.0 million at December 31, 2002. This increase was primarily the result of an increase of certain foreign net operating losses during the year which management is uncertain of the ability to utilize in the future.

        The net deferred tax asset is classified in the Consolidated Balance Sheets as follows as of December 31, (in millions):

	2002	2001
Current net deferred income tax asset	$213.5	$238.5
Noncurrent deferred income tax liability	(4.7)	(73.7)

	$208.8	$164.8

        A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows as of December 31, (in percent):

	2002	2001	2000
Statutory rate	35.0%	35.0%	35.0%
Add (deduct) effect of:
State income taxes, net of federal income tax effect	1.9	2.8	2.2
Nondeductible trade names and goodwill amortization	—	3.4	1.3
Foreign tax credit	(0.7)	(3.3)	(.5)
Foreign rate differential and other	(2.7)	(1.5)	.5

Effective rate	33.5%	36.4%	38.5%

        No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings that are considered to be permanently invested. At December 31, 2002, the estimated amount of total unremitted non-U.S. subsidiary earnings is $139.1 million.

FOOTNOTE 13

Other Nonoperating Expenses (Income)

        Total other nonoperating expenses (income) consist of the following as of December 31, (in millions):

	2002	2001	2000
Minority interest in income of subsidiary trust(1)	$26.7	$26.7	$26.7
Equity earnings(2)	(0.8)	(7.2)	(8.0)
Loss on sales of marketable equity securities	1.2	5.0	—
Gain on sale of business	—	(5.0)	—
Interest income	(4.7)	(3.9)	(5.5)
Currency transaction losses	4.2	1.9	1.9
Dividend income	—	(0.1)	(0.1)
ATC transaction costs(3)	8.7	—	—
Costs associated with withdrawn divestiture (4)	13.6	—	—
Gain on sale of land	(6.8)	—	—
Loss on disposal of fixed assets	4.8	—	—
Other	3.7	0.1	1.2

	$50.6	$17.5	$16.2

(1)
Expense from Convertible Preferred Securities (see Footnote 6).

(2)
Primarily relates to the Company's investment in American Tool Companies, Inc., in which the Company had a 49.5% interest until April 2002. See Footnote 2 for further information.

(3)
Represents costs associated with the acquisition of American Tool Companies, Inc. See Footnote 2 for further information.

(4)
Represents transaction costs associated with the Company's withdrawal from the planned divestiture of its Anchor Hocking glass business. See Footnote 2 for further information.

FOOTNOTE 14

Industry Segment Information

        In the first quarter of 2002, the Company announced the realignment of its operating segment structure. This realignment reflects the Company's focus on building large consumer brands, promoting organizational integration and operating efficiencies and aligning the businesses with the Company's strategic account management strategy. The four operating segments have been named for leading worldwide brands in the Company's product portfolio. The realignment streamlines what had previously been five operating segments (prior years' segment data has been reclassified to conform to the current segment structure). In 2002, the Company renamed its Parker/Eldon, Calphalon/Wearever and Levolor/Hardware segments as the Sharpie, Calphalon Home and Irwin segments, respectively, for public reporting. The Company's segment results are as follows as of December 31, (in millions):

	2002	2001	2000
Net Sales(1)(2)
Rubbermaid	$2,592.4	$2,565.6	$2,809.3
Sharpie	1,908.7	1,799.4	1,423.5
Irwin	1,727.3	1,382.6	1,455.0
Calphalon Home	1,225.5	1,161.7	1,246.9

	$7,453.9	$6,909.3	$6,934.7

Operating Income(3)
Rubbermaid	$214.5	$200.9	$326.2
Sharpie	323.3	278.3	250.4
Irwin	136.4	126.5	207.2
Calphalon Home	119.5	120.1	172.9
Corporate	(31.1)	(84.4)	(76.4)

	762.6	641.4	880.3
Restructuring Costs(4)	(132.9)	(70.5)	(48.6)

	$629.7	$570.9	$831.7

Identifiable Assets
Rubbermaid	$1,688.9	$1,551.3
Sharpie	1,124.1	1,216.8
Irwin	1,226.4	790.8
Calphalon Home	735.5	787.4
Corporate(5)	2,614.0	2,919.8

	$7,388.9	$7,266.1

Capital Expenditures
Rubbermaid	$134.5	$110.5	$186.5
Sharpie	41.3	52.8	48.0
Irwin	46.0	26.6	16.0
Calphalon Home	17.2	34.7	43.9
Corporate	13.1	25.2	22.2

	$252.1	$249.8	$316.6

Depreciation and Amortization
Rubbermaid	$116.0	$120.1	$107.5
Sharpie	54.6	59.1	38.3
Irwin	42.3	29.3	24.3
Calphalon Home	43.8	40.7	44.7
Corporate	24.0	79.6	77.8

	$280.7	$328.8	$292.6

Geographic Area Information

	2002	2001	2000
Net Sales
United States	$5,454.2	$5,040.6	$5,191.5
Canada	312.5	299.5	308.9

North America	5,766.7	5,340.1	5,500.4
Europe	1,331.3	1,215.4	1,112.5
Central and South America	247.3	263.4	289.0
All other	108.6	90.4	32.8

	$7,453.9	$6,909.3	$6,934.7

Operating Income
United States	$553.1	$455.7	$643.4
Canada	43.3	39.1	54.5

North America	596.4	494.8	697.9
Europe	(8.4)	47.4	77.2
Central and South America	19.5	17.9	53.2
All other	22.2	10.8	3.4

	$629.7	$570.9	$831.7

Identifiable Assets(6)
United States	$5,151.0	$5,067.8
Canada	115.7	118.0

North America	5,266.7	5,185.8
Europe	1,802.0	1,737.0
Central and South America	224.4	295.7
All other	95.8	47.6

	$7,388.9	$7,266.1

(1)
Sales to Wal*Mart Stores, Inc. and subsidiaries amounted to approximately 15% of consolidated net sales in each of the years ended December 31, 2002, 2001 and 2000. Sales to no other customer exceeded 10% of consolidated net sales for any year.

(2)
All intercompany transactions have been eliminated.

(3)
Operating income is net sales less cost of products sold and selling, general and administrative expenses. Certain headquarters expenses of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis. Trade names and goodwill amortization was considered a corporate expense in 2001 and 2000 and not allocated to business segments.

(4)
Restructuring costs are recorded as both Restructuring Costs and as part of Cost of Products Sold in the Consolidated Statements of Operations (refer to Footnote 3 for additional detail.)

(5)
Corporate assets primarily include trade names and goodwill, equity investments and deferred tax assets.

(6)
Transfers of finished goods between geographic areas are not significant.

FOOTNOTE 15

Litigation and Contingencies

        The Company is involved in legal proceedings in the ordinary course of its business. These proceedings include claims for damages arising out of use of the Company's products, allegations of infringement of intellectual property, commercial disputes and employment matters as well as the environmental matters described below. Some of the legal proceedings include claims for punitive as well as compensatory damages, and a few proceedings purport to be class actions.

        As of December 31, 2002, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party ("PRP") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws.

        In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs is disputed.

        The Company's estimate of environmental response costs associated with these matters as of December 31, 2002 ranged between $19.4 million and $24.6 million. As of December 31, 2002, the Company had a reserve equal to $22.0 million for such environmental response costs in the aggregate, which is included in other accrued liabilities and other noncurrent liabilities in the Consolidated Balance Sheets. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes, except with respect to two long-term (30 year) operations and maintenance CERCLA matters which are estimated at present value.

        Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company's estimates.

        Although management of the Company cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of the Company's legal proceedings, including any amounts it may be required to pay in excess of amounts reserved, will not have a material effect on the Company's Consolidated Financial Statements.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (the Interpretation). The Interpretation requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. The recognition and measurement provisions of the Interpretation are effective for guarantees issued or modified after December 31, 2002. The disclosure provisions of the Interpretation are effective for financial statements with periods ended subsequent to December 15, 2002. In the normal course of business and as part of its acquisition and divestiture strategy, the Company may provide certain representation and indemnifications related to legal, environmental, product liability, tax or other types of issues. Based on the nature of these representations and indemnifications, it is not possible to predict the maximum potential payments under all of these agreements due to the conditional nature of the Company's obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements did not have a material effect on the Company's business, financial condition or results of operation.

        As of December 31, 2002, the Company has identified and quantified exposures under these representations and indemnifications of approximately $44 million, which expires in 2006. As of December 31, 2002, no amounts have been recorded on the balance sheet related to these indemnifications, as the risk of loss is considered remote.

FOOTNOTE 16

Subsequent Events

        Effective January 1, 2003, the Company completed its acquisition of American Saw & Mfg. Co. ("American Saw"), a leading manufacturer of power tool accessories and hand tools marketed under the Lenox brand. The purchase price was approximately $450 million paid for through the issuance of commercial paper. The transaction structure permits the deduction of goodwill for tax purposes. We estimate the present value of the future tax benefit to be $85 million, which effectively reduces the purchase price to $365 million. American Saw had 2001 revenues of approximately $185 million and will become part of the Irwin operating segment.

        In January 2003, the Company completed the sale of 6.67 million shares of its common stock at a public offering price of $30.10 per share pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The net proceeds of $200.1 million were used to reduce the Company's commercial paper borrowings.

        On March 27, 2003, the Company sold its Cosmolab business, a division of the Sharpie segment. In 2002, sales of the division approximated $50 million. The Company expects to record a non-cash pre-tax loss of approximately $20 million in the first quarter of 2003.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        Information regarding the directors of the Company is set forth in the proxy statement. See "Proposal 1—Election of Directors."

        Information regarding the executive officers of the Company is set forth below:

Name	Age	Present Position With The Company
Joseph Galli, Jr.	44	President and Chief Executive Officer
William T. Alldredge	63	President—Corporate Development and Chief Financial Officer
Jeffery E. Cooley	50	Group President, Calphalon Home Group
David A. Klatt	38	Group President, Rubbermaid Group
Robert S. Parker	57	Group President, Sharpie Group
James J. Roberts	44	Group President, Irwin Group
J. Patrick Robinson	47	Vice President—Controller and Chief Accounting Officer
Timothy J. Jahnke	43	Vice President—Human Resources
Dale L. Matschullat	57	Vice President—General Counsel

        Joseph Galli, Jr. has been President and Chief Executive Officer of the Company since January 8, 2001. Prior thereto, he was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from May 2000 until January 2001. From June 1999 until May 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker's Worldwide Power Tools and Accessories Group.

        William T. Alldredge has been President—Corporate Development and Chief Financial Officer since January 2001. Prior thereto, he was President—International Business Development from December 1999 until January 2001. From August 1983 until December 1999, he was Vice President—Finance.

        Jeffery E. Cooley has been Group President of the Company's Calphalon Home business segment since November 2000. Prior thereto, he was President of the Company's Calphalon division from 1990 through October 2000.

        David A. Klatt has been Group President of the Company's Rubbermaid business segment since July 2001. From April 2001 to July 2001, he was Division President of Rubbermaid Home Products. Prior thereto, he was Chief Operating Officer of AirClic Inc. (a web-based software and services platform company for the mobile information market) from March 2000 until March 2001. From September 1986 until March 2000, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), where he most recently served as Vice President/ General Manager of the U.S. Consumer Division.

        Robert S. Parker has been Group President of the Company's Sharpie business segment since August 1998. Prior thereto, he was President of Sanford Corporation, both before and after the Company acquired it in 1992, from October 1990 to August 1998.

        James J. Roberts has been Group President of the Company's Irwin business segment since April 2001. Prior thereto, he served as President—Worldwide Hand Tools and Hardware at the Stanley Works (a supplier of tools, door systems and related hardware) from September 2000 until March 2001. From July 1981 until September 2000, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), most recently as President Worldwide Accessories.

        J. Patrick Robinson has been Vice President—Controller and Chief Accounting Officer since May 2001. Prior thereto, he was Chief Financial Officer of AirClic Inc. (a web-based software and services platform company for the mobile information market) from March 2000 until May 2001. From 1983 until March 2000, he held a variety of financial positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), most recently as Vice President of Finance, Worldwide Power Tools.

        Timothy J. Jahnke has been Vice President—Human Resources since February 2001. Prior thereto, he was President of the Anchor Hocking Specialty Glass division from June 1999 until February 2001. From 1995 until June 1999, he led the human resources department of the Company's Sanford division's worldwide operations.

        Dale L. Matschullat has been Vice President—General Counsel since January 2001. Prior thereto, he was Vice President—Finance, Chief Financial Officer and General Counsel from January 2000 until January 2001. From 1989 until January 2000, he was Vice President—General Counsel.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The Company's common stock is listed on the New York and Chicago Stock Exchanges (symbol: NWL). As of December 31, 2002, there were 23,629 stockholders of record. The following table sets forth the high and low sales prices of the common stock on the New York Stock Exchange Composite Tape (as published in The Wall Street Journal) for the calendar periods indicated:

	2002		2001		2000
Quarters
	High	Low	High	Low	High	Low
First	$33.52	$25.26	$29.21	$23.38	$31.25	$21.50
Second	35.76	29.33	27.34	24.00	27.56	23.81
Third	35.50	26.23	25.40	21.20	28.50	21.94
Fourth	34.32	28.08	28.13	22.87	22.88	18.69

        The Company has paid regular cash dividends on its common stock since 1947. The quarterly cash dividend has been $0.21 per share since February 1, 2000, when it was increased from the $0.20 per share that had been paid since February 8, 1999.

        Information regarding the 5.25% convertible quarterly income preferred securities issued by a wholly owned subsidiary trust of the Company, which are reflected as outstanding in the Company's Consolidated Financial Statements as Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust, is included in Footnote 6 to the Consolidated Financial Statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Information regarding the changes in and disagreements with accountants on accounting and financial disclosure is set forth in the proxy statement. See "Independent Public Accountants—Appointment of Independent Public Accountants."

SELECTED FINANCIAL DATA

        The following is a summary of certain consolidated financial information relating to the Company at December 31, (in millions, except per share data). The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this report and the schedules thereto.

	2002(1)	2001(1)	2000(1)	1999		1998
INCOME STATEMENT DATA
Net sales	$7,453.9	$6,909.3	$6,934.7	$6,711.8		$6,493.2
Cost of products sold	5,394.2	5,046.6	5,108.7	4,975.4		4,670.4

Gross income	2,059.7	1,862.7	1,826.0	1,736.4		1,822.8
Selling, general and administrative expenses	1,307.3	1,168.2	899.4	1,104.5		967.9
Restructuring costs	122.7	66.7	43.0	241.6	(2)	115.1	(3)
Goodwill amortization	—	56.9	51.9	46.7		59.5

Operating income	629.7	570.9	831.7	343.6		680.3
Nonoperating expenses (income):
Interest expense	110.6	137.5	130.0	100.0		100.5
Other, net	50.6	17.5	16.2	12.7		(237.1	)(4)

Net nonoperating expenses (income)	161.2	155.0	146.2	112.7		(136.6)

Income before income taxes and cumulative effect of accounting change	468.5	415.9	685.5	230.9		816.9
Income taxes	157.0	151.3	263.9	135.5		335.1

Income before cumulative effect of accounting change	311.5	264.6	421.6	95.4		481.8
Cumulative effect of accounting change, net of tax	(514.9)	—	—	—		—

Net (loss)/income	$(203.4)	$264.6	$421.6	$95.4		$481.8

Weighted average shares outstanding:
Basic	267.1	266.7	268.4	281.8		280.7
Diluted	268.0	267.0	268.5	282.0		291.9
Earnings per share before cumulative effect of accounting change:
Basic	$1.17	$0.99	$1.57	$0.34		$1.72
Diluted	$1.16	$0.99	$1.57	$0.34		$1.70
(Loss)/Earnings per share:
Basic	$(0.76)	$0.99	$1.57	$0.34		$1.72
Diluted	$(0.76)	$0.99	$1.57	$0.34		$1.70
Dividends per share	$0.84	$0.84	$0.84	$0.80		$0.76
BALANCE SHEET DATA
Inventories, net	$1,196.2	$1,113.8	$1,262.6	$1,034.8		$1,033.5
Working capital(5)	465.6	316.8	1,329.5	1,108.7		1,278.8
Total assets	7,388.9	7,266.1	7,261.8	6,724.1		6,289.2
Short-term debt	449.2	826.6	227.2	247.4		102.0
Long-term debt, net of current maturities	1,856.6	1,365.0	2,319.6	1,455.8		1,393.9
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	500.0	500.0	500.0	500.0		500.0
Stockholders' equity	2,063.5	2,433.4	2,448.6	2,697.0		2,843.7

(1)
Supplemental data regarding 2002, 2001 and 2000 is provided in Item 7, Management's Discussion and Analysis of Results of Operations and Financial Condition.

(2)
The 1999 restructuring costs included $27.8 million for costs to exit business activities at seven facilities, write-down impaired Rubbermaid centralized software, write-off assets associated with abandoned projects and impaired assets and for costs related to discontinued product lines, $101.9 million relating to employee severance and termination benefits, $72.0 million relating to exited contractual commitments and $39.9 million for transaction costs related primarily to investment banking, legal and accounting costs for the Newell/Rubbermaid merger.

(3)
The 1998 restructuring costs included $53.4 million for costs to exit business activities at five facilities, $45.8 million to write down impaired long-lived assets to their fair value and $16.0 million relating to employee severance and termination benefits.

(4)
The 1998 other nonoperating income included a $191.5 million gain on the sale of Black & Decker common stock and $59.8 million of gains on the sale of the Decora, Newell Plastics and Stuart Hall businesses.

(5)
Working capital is defined as Current Assets less Current Liabilities.

ACQUISITIONS OF BUSINESSES

2002, 2001 and 2000

        Information regarding businesses acquired in the last three years is included in Footnote 2 to the Consolidated Financial Statements.

1999

        In 1999, the Company acquired the following:

Business Name	Business Description	Acquisition Date	Industry Segment
Ateliers 28	Drapery Hardware	April 2	Irwin
Reynolds SA	Writing Instruments	October 18	Sharpie
McKechnie plc consumer product division	Drapery Hardware, Window Fashions, Shelving & Hardware	October 29	Irwin
Ceanothe Holding	Picture Frames	December 29	Calphalon Home

        For these and for other minor acquisitions made in 1999, the Company paid $397.3 million in cash and assumed $45.1 million of debt.

1998

        In 1998, the Company acquired the following:

Business Name	Business Description	Acquisition Date	Industry Segment
Curver Consumer Products	Plastic Housewares	January 21	Rubbermaid
Swish Track and Pole	Window Furnishings	March 27	Irwin
Century Products	Infant Products	May 19	Rubbermaid
Panex S.A. Industria e Comercio	Aluminum Cookware	June 30	Calphalon Home
Gardinia Group	Window Treatments	August 31	Irwin
Rotring Group	Writing and Drawing Instruments, Art Materials and Color Cosmetics	September 30	Sharpie

        For these and for other minor acquisitions made in 1998, the Company paid $615.7 million in cash and assumed $99.5 million of debt. The finalized purchase price allocations for these acquisitions resulted in trade names and goodwill of approximately $387.1 million.

QUARTERLY SUMMARIES

        Summarized quarterly data for the last three years is as follows (in millions, except per share data) (unaudited):

Calendar Year	1st	2nd	3rd	4th	Year
2002
Net sales	$1,597.0	$1,895.0	$1,948.3	$2,013.6	$7,453.9
Gross income	419.1	520.6	550.3	569.7	2,059.7
Earnings before cumulative effect of accounting change	50.9	88.6	76.2	95.8	311.5
Net (loss)/income	(464.0)	88.6	76.2	95.8	$(203.4)
Earnings per share before cumulative effect of accounting change:
Basic	$0.19	$0.33	$0.29	$0.36	$1.17
Diluted	0.19	0.33	0.29	0.36	1.16
(Loss)/Earnings per share:
Basic	$(1.74)	$0.33	$0.29	$0.36	$(0.76)
Diluted	(1.73)	0.33	0.29	0.36	(0.76)
2001
Net sales	$1,610.7	$1,724.7	$1,767.8	$1,806.1	$6,909.3
Gross income	391.8	453.5	489.6	527.8	1,862.7
Net income	38.4	72.0	83.5	70.7	264.6
Earnings per share:
Basic	$0.14	$0.27	$0.31	$0.27	$0.99
Diluted	0.14	0.27	0.31	0.27	0.99
2000
Net sales	$1,628.9	$1,787.0	$1,756.4	$1,762.4	$6,934.7
Gross income(1)	408.4	486.5	468.3	462.8	1,826.0
Net income	76.2	128.0	123.0	94.4	421.6
Earnings per share:
Basic	$0.28	$0.48	$0.46	$0.35	$1.57
Diluted	0.28	0.48	0.46	0.35	1.57

(1)
Quarterly gross income amounts differ from those disclosed in the Form 10-Q for each respective quarter due to the reclassification of restructuring charges related to discontinued product lines to conform with the 2001 presentation. Charges reclassified from Restructuring Costs to Cost of Products Sold in 2001 were (in thousands): $87, $888, $485 and $4,091 for the first, second, third and fourth quarters, respectively; the full year 2000 reclassification totaled $5,551.

APPENDIX
[Form of proxy card for holders of common stock of the Company]

NEWELL RUBBERMAID INC.

Proxy Solicited by the Board of Directors

for Annual Meeting of Stockholders to be held May 7, 2003

The undersigned hereby appoints Andrea L. Horne and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 7, 2003, and at any adjournments thereof, on the following proposals:

  (1)
  Election of directors.
  Nominees: Thomas E. Clarke, Joseph Galli, Jr., Elizabeth Cuthbert Millett and William P. Sovey

  (2)
  Approval of the Newell Rubbermaid Inc. 2003 Stock Plan.

  (3)
  Approval of the Newell Rubbermaid Inc. Management Cash Bonus Plan.

The proxies named above are authorized to vote in their discretion with respect to other matters that properly come before the Annual Meeting or any adjournment of the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

SEE REVERSE SIDE

(FOLD AND DETACH HERE)

☒	Please mark your vote as in this example.	[CONTROL NO.]

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of directors and FOR proposals (2) and (3) below.

The Board of Directors recommends a vote FOR proposal (1), FOR proposal (2) and FOR proposal (3).

		FOR	WITHHOLD	For, except withhold from the following nominee(s):
1.	Election of directors (See reverse)	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Approval of the Newell Rubbermaid Inc. 2003 Stock Plan	☐	☐	☐
3.	Approval of the Newell Rubbermaid Inc. Management Cash Bonus Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
Signature(s)	Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such.	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
(FOLD AND DETACH HERE)

Newell Rubbermaid encourages you to take advantage of a convenient way to vote your shares electronically, by either telephone or the Internet.

—    By Telephone.    On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683). Listen to the recorded instructions, use the control number printed in the box in the upper right corner of this proxy card to access the system, and use your telephone key pad to vote.

—    Through the Internet.    Access the World Wide Web site "http://www.eproxyvote.com/nwl" and follow the instructions posted on the web site.

Your vote by telephone or through the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or through the Internet, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held May 7, 2003 and the Proxy Statement dated March 24, 2003.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

QuickLinks

TABLE OF CONTENTS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2003
VOTING AT THE ANNUAL MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES
PROPOSAL 2—APPROVAL OF THE NEWELL RUBBERMAID INC. 2003 STOCK PLAN
PROPOSAL 3—APPROVAL OF THE NEWELL RUBBERMAID INC. MANAGEMENT CASH BONUS PLAN
EXECUTIVE COMPENSATION
ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN BENEFICIAL OWNERS
COMMON STOCK PRICE PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
ANNUAL REPORT AND FINANCIAL STATEMENTS
OTHER BUSINESS
NEWELL RUBBERMAID INC. Audit Committee Charter
NEWELL RUBBERMAID INC. 2003 STOCK PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA Management's Responsibility for Financial Statements
REPORT OF INDEPENDENT AUDITORS
Report of Independent Public Accountants
Consolidated Statements of Cash Flows
Consolidated Statements of Stockholders' Equity and Comprehensive Income/(Loss)
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
SELECTED FINANCIAL DATA
ACQUISITIONS OF BUSINESSES
QUARTERLY SUMMARIES